      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 2001
                                                    REGISTRATION NO. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                               ISONICS CORPORATION
             (Exact name of registrant as specified in its charter)

          CALIFORNIA                                            77-0338561
 (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                              5906 MCINTYRE STREET
                             GOLDEN, COLORADO 80403
                                 (303) 279-7900

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                               JAMES E. ALEXANDER
                         PRESIDENT, ISONICS CORPORATION
                              5906 MCINTYRE STREET
                             GOLDEN, COLORADO 80403
                                 (303) 279-7900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------

                                   COPIES TO:
                            HERRICK K. LIDSTONE, JR.
                              NORTON LIDSTONE, P.C.
                             SUITE 850, THE QUADRANT
                                5445 DTC PARKWAY
                               ENGLEWOOD, CO 80111
                                TEL: 303-221-5552
                                FAX: 303-221-5553

                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   -----------

     If securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If this form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. / /

                                   -----------

                         CALCULATION OF REGISTRATION FEE

   TITLE OF EACH CLASS OF               AMOUNT TO          PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
 SECURITIES TO BE REGISTERED           BE REGISTERED        OFFERING PRICE             AGGREGATE        REGISTRATION FEE(d)
                                                               PER UNIT             OFFERING PRICE
---------------------------------------------------------------------------------------------------------------------------
Common Stock                              450,000            $       1.50(a)         $  675,000            $   168.75
Class B Common Stock                      900,000            $       0.25(b)         $  225,000            $    56.25
  Purchase Warrants
---------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock                    900,000            $       1.50(c)         $1,350,000            $   337.50
  underlying Class B

Common Stock
Purchase Warrants
---------------------------------------------------------------------------------------------------------------------------
Class C Common Stock                      900,000            $       0.00            $        0            $     0
  Purchase Warrants
---------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock                    900,000            $       2.50(c)         $2,250,000            $   562.50
  underlying Class C Common
  Stock Purchase Warrants
===========================================================================================================================
TOTAL                                                                                $4,500,000            $ 1,125.00
---------------------------------------------------------------------------------------------------------------------------


(a) Offered by the selling security holders. The registration fee is based on the closing market price for the Registrant's common stock on February 12, 2001, pursuant to Rule 457(c).

(b) Offered by the selling security holders. The registration fee is based on the Registrant's estimate of the sale price of the Class B Warrants. Although Class B Warrants are currently outstanding, there is no market for the Class B Warrants and no basis to calculate the value of the Class B Warrants pursuant to Rule 457(c).

(c) Based on the exercise price of the Class B and Class C Common Stock Purchase Warrants, respectively, pursuant to Rule 457(g)(1) under the Securities Act of 1933, as amended

(d) Calculated at the rate of $250 per $1,000,000 pursuant to fee rate advisory #13 (SEC press release # 200-194).

                                   -----------

     In accordance with SEC Rule 429, in addition to the shares of our Common Stock, Class B Warrants, and Class C Warrants included in this Registration Statement, the prospectus also includes 890,000 shares of Common Stock underlying our Class A Common Stock Purchase Warrants which are carried forward from post-effective amendment number 1 to our Registration Statement on Form SB-2 (SEC File No. 333-13289) and declared effective by the Securities and Exchange Commission on May 12, 2000 (as to which the Registrant paid a filing fee of $3,642), and 890,000 Class B Redeemable Common Stock Purchase Warrants, 890,000 Class C Redeemable Common Stock Purchase Warrants, and 1,780,000 shares of Common Stock underlying the Class B Redeemable Common Stock Purchase Warrants and Class C Redeemable Common Stock Purchase Warrants from post-effective number 2 on Form SB-2 to our Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 18, 2001 (SEC File No. 333-37696 (as to which the Registrant paid a filing fee of $5,358).

     Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder such additional shares as may be issued to the Selling Stockholders because of future dividends, stock distributions, stock splits, or similar capital adjustments.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                TABLE OF CONTENTS

        [NEED TO UPDATE AFTER COMPLETION, IT MUST BE ON EITHER THE INSIDE
                          FRONT OR OUTSIDE BACK COVER]

                                                                                PAGE
                                                                                ----
Summary........................................................................    7
Risk Factors...................................................................   12
The Exchange Offer.............................................................   22
The Selling Shareholders and their Plan of Distribution........................   30
Procedure for Exercise of Warrants and Tax Aspects.............................   34
Use of Proceeds................................................................   35
Management's Discussion and Analysis of Financial Condition
  and Results of Operations....................................................   36
Business.......................................................................   50
Management.....................................................................   74
Security Ownership of Certain Beneficial Holders and Management................   77
Section 16(a) Beneficial Ownership Reporting Compliance........................   79
Executive Compensation.........................................................   82
Certain Relationships and Related Party Transactions...........................   90
Isonics' Capital Stock.........................................................   93
Market for Common Equity and Related Stockholder Matters.......................   97
Shares Available for Future Sale...............................................   98
Securities and Exchange Commission Position on Indemnification
  for Securities Act Liabilities...............................................   99
Experts........................................................................   99
Legal Matters..................................................................   99
How to Obtain Additional Information...........................................   99
Financial Statements--April 30, 2000...........................................  F-3
Financial Statements--October 31, 2000......................................... F-22


                                   -----------

     Isonics has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this prospectus or in its documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this prospectus and/or the exchange of Common Stock warrants does not mean that there have not been any changes in Isonics' condition since the date of this prospectus. If you are in a jurisdiction where it is unlawful to offer to exchange or exercise the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you. This prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this prospectus speak only as of their date, except where they specify that other dates apply. The information in this prospectus is not complete and may be changed. The holders may not exchange and exercise these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exchange or exercise these securities and it is not soliciting an offer to exchange or exercise these securities in any state where the exchange or exercise is not permitted.

                   SUBJECT TO COMPLETION DATED MARCH __, 2001
                        PROSPECTUS DATED MARCH ___, 2001
                               ISONICS CORPORATION
                      1,710,000 CLASS B REDEEMABLE WARRANTS
                      1,710,000 CLASS C REDEEMABLE WARRANTS
                   3,420,000 SHARES OF COMMON STOCK UNDERLYING
     CLASS A REDEEMABLE WARRANTS, CLASS B REDEEMABLE WARRANTS, AND
           CLASS C REDEEMABLE WARRANTS 450,000 SHARES OF COMMON STOCK
                    BEING OFFERED BY CERTAIN SELLING HOLDERS

     THE EXCHANGE OFFER. Isonics Corporation ("Isonics" or "We") hereby offers holders of outstanding Class A Redeemable Warrants ("Class A Warrants"; 810,000 Class A Warrants are outstanding) the opportunity through April 30, 2001, to exchange their Class A Warrants for Class B Redeemable Warrants ("Class B Warrants"). The exercise price for the Class B Warrants is $1.50 per share. If you exercise the Class B Warrants before their expiration date, we will issue to you one share of Common Stock and one Class C Redeemable Warrant ("Class C Warrants"). The Class B Warrants will expire on December 31, 2005. The Class C Warrants (which we will issue to you only if you exercise the Class B Warrants or if you exercise Class A Warrants on or before April 30, 2001) expire December 31, 2005, and will be exercisable for one share of Common Stock at a price of $2.50 per share. The Class C Warrants, and effective May 1, 2001, the Class B Warrants, are redeemable if our Common Stock trades at or above $3.75 per share for any 20 of 30 consecutive trading days provided a registration statement permitting the exercise of those warrants is then current and effective.

     EXERCISE OF WARRANTS. In addition, Isonics is offering up to a maximum of 3,420,000 shares of Common Stock to holders of our Class A Warrants, Class B Warrants, and Class C Warrants who may choose to exercise those warrants in accordance with their terms before their expiration dates (December 31, 2005 with respect to the Class B and Class C Warrants, and September 30, 2001, with respect to the Class A Warrants). In accordance with SEC Rule 429, this prospectus also constitutes the prospectus under post-effective amendment number 1 to our Registration Statement on Form SB-2 for the exercise of our Class A Warrants.

     Should you choose to do so, you may also exercise your Class B Warrants when you submit your Class A Warrants for exchange. You must exercise your Class A or (if received upon exchange) your Class B Warrants before their respective expiration dates or you will lose your right to exercise those warrants.

     SHARES AND WARRANTS OFFERED BY SELLING HOLDERS. This Prospectus also relates to the sale to the public of up to 450,000 shares of our Common Stock and up to 900,000 Class B Warrants, which are being offered and sold by the persons named on page ____ below, collectively referred to herein as the "Selling Shareholders." As of January 31, 2001, 337,500 shares and 675,000 Class B Warrants have been issued, however, we may have an obligation to issue an additional 112,500 shares and 225,000 Class B Warrants in certain circumstances.

     Our Common Stock and Class A Warrants are traded in the over-the- counter market and quoted on the Nasdaq SmallCap Stock Market under the symbols "ISON" and "ISONW", respectively. On February 12, 2001, the reported closing price of our Common Stock was $1.50 per share and of our Class A Warrants was $0.7813 per warrant. Our Class B Warrants and Class C Warrants are eligible for trading under the symbols ISONX and ISONY, respectively, but no Class C Warrants have been issued, and only

675,000 restricted Class B Warrants have been issued; consequently no trading market has developed for either the Class B Warrants or the Class C Warrants.

     AN INVESTMENT IN OUR CLASS A WARRANTS, CLASS B WARRANTS, CLASS C WARRANTS, AND OUR COMMON STOCK (SHOULD YOU CHOOSE TO EXERCISE ANY OF OUR WARRANTS OR PURCHASE THE COMMON STOCK) INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 12. In deciding whether to exchange the warrants offered, you should rely only on the information contained in this document. We have not authorized anyone to provide you with any information that is different from this information.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     ONLY RESIDENTS OF COLORADO, DELAWARE, GEORGIA, ILLINOIS, NEVADA, AND NEW YORK, MAY EXCHANGE THEIR CLASS A WARRANTS, OR EXERCISE THEIR CLASS A WARRANTS, CLASS B WARRANTS, OR CLASS C WARRANTS, OR PURCHASE THE COMMON STOCK OFFERED BY THIS PROSPECTUS. WE HAVE NOT QUALIFIED THE CLASS A WARRANTS, CLASS B WARRANTS, CLASS C WARRANTS, OR THE COMMON STOCK UNDER THE LAWS OF ANY OTHER STATE. WHEN YOU EXERCISE THE CLASS A WARRANTS, CLASS B WARRANTS, OR CLASS C WARRANTS, YOU WILL HAVE TO PROVIDE US INFORMATION AS TO YOUR STATE OF RESIDENCE. WE MAY SEEK QUALIFICATION FROM TIME-TO-TIME IN OTHER STATES. YOU MAY CALL ISONICS CORPORATION AT 303-279-7900, TO DETERMINE WHETHER YOUR STATE OF RESIDENCE HAS BEEN INCLUDED.

                                  -----------

     Isonics has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this prospectus or in its documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this prospectus and/or the exchange of warrants to purchase Common Stock does not mean that there have not been any changes in Isonics' condition since the date of this prospectus. If you are in a jurisdiction where it is unlawful to offer to exchange or exercise the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you. This prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this prospectus speak only as of their date, except where they specify that other dates apply. The information in this prospectus is not complete and may be changed. The holders may not exchange and exercise these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exchange or exercise these securities and it is not soliciting an offer to exchange or exercise these securities in any state where the exchange or exercise is not permitted.

                                  -----------

                                     SUMMARY

     This summary presents selected information from this prospectus. You should carefully read this entire document and the documents to which the prospectus refers in order to understand this offering. SEE "HOW TO OBTAIN ADDITIONAL INFORMATION."

ISONICS CORPORATION

     Isonics is an advanced materials and technology company, which develops and commercializes products based on enriched stable and radioactive isotopes. The Common Stock of Isonics is traded on the Nasdaq SmallCap Market under the symbol "ISON." The market for our stock has historically been characterized generally by low volume, and broad price and volume volatility. We cannot give any assurance that a stable trading market will develop for our stock.

     The address of our principal executive offices and our telephone and facsimile numbers at that address are:

               Isonics Corporation
               5906 McIntyre Street
               Golden, Colorado 80403
               Telephone No.: (303) 279-7900
               Facsimile No.: (303) 279-7300

TRADING SYMBOLS

     Common Stock ............      "ISON"
     Class A Warrants ........      "ISONW"
     Class B Warrants ........      "ISONX"
     Class C Warrants ........      "ISONY"

     The Common Stock and the Class A Warrants are quoted on the Nasdaq SmallCap Market. No Class C Warrants have been issued and only 675,000 restricted Class B Warrants have been issued; therefore, no market has developed for either the Class B Warrants or the Class C Warrants.

THE EXCHANGE OFFER

GENERAL. Isonics hereby offers holders of our outstanding Class A Warrants the opportunity to exchange their Class A Warrants for an equal number of Class B Warrants. The Class B Warrants will:

     - be exercisable for one share of Common Stock and one Class C Warrant, for a purchase price of $1.50 per share,

     -    expire December 31, 2005, and

     - be redeemable if our Common Stock trades at or above $3.75 per share for any 20 of 30 consecutive trading days on or after May 1, 2001.

     When issued to holders who exercise their Class B Warrants (or to holders who exercise their Class A Warrants before the Exchange Offer expires), the Class C Warrants will:

     - be exercisable for one share of Common Stock at a price of $2.50 per share,

     -    expire December 31, 2005, and

     - be redeemable if our Common Stock trades at or above $3.75 per share for any 20 of 30 consecutive trading days.

     Class A Warrants submitted for exchange will be cancelled. The offer to exchange the outstanding Class A Warrants for Class B Warrants will expire on April 30, 2001, unless extended. The Class A Warrants expire on September 21, 2001.

     Any person who has exercised a Class A Warrant prior to this exchange offer will be given a Class C Warrant for no additional consideration, thus giving the Class A Warrant holder who exercised prior to this exchange offer the same value as the Class A Warrant holders who accept this exchange offer before exercise. Isonics will not receive any cash proceeds from the exchange, however, Isonics will receive proceeds upon exercise of the Class B Warrants or the Class C Warrants, if any are exercised.

     TERM OF THE EXCHANGE OFFER AND PROCEDURES FOR EXCHANGING WARRANTS. This exchange offer will remain open until April 30, 2001, or such later date as the Board of Directors may determine. To submit your Class A Warrants for exchange, you should complete the Letter of Transmittal accompanying this prospectus and deliver it to the exchange agent, prior to the expiration of the exchange offer, all as described in the section entitled "THE EXCHANGE OFFER." AN INVESTMENT IN OUR CLASS B WARRANTS, OUR CLASS C WARRANTS, AND OUR COMMON STOCK IS SUBJECT TO A SUBSTANTIAL AMOUNT OF RISK, INCLUDING THE RISK OF LOSING YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS."

     The method of delivery of Letters of Transmittal and certificates to the exchange agent will be at the election and risk of each holder of the Class A Warrants. The Letters of Transmittal and certificates can be sent to the exchange agent by hand delivery, courier service, or by mail. If you send the Letters of Transmittal and certificates by mail, we recommended that you send them by registered mail with return receipt requested; we also recommend that you allow a sufficient number of days to ensure that your Letter of Transmittal and certificates are delivered to the exchange agent prior to the expiration time.

     Isonics will determine all questions concerning the timeliness, validity, form, and eligibility of submissions. Our determination on these matters will be binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may establish; alternatively, we may reject any purported submission. Letters of Transmittal will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we may determine in our sole discretion.

     NO WITHDRAWAL RIGHTS. Any tender of the Class A Warrants to the exchange agent will be irrevocable. A holder who has submitted his or her Class A Warrants for exchange may not withdraw them. Isonics has the right, in its sole discretion, to extend the expiration date of the exchange offer or offer withdrawal rights on a case-by-case basis in the future.

     CONSEQUENCES OF FAILURE TO EXCHANGE. There are no consequences if you fail to exchange your Class A Warrants before the expiration date of the exchange offer. You will continue to own your Class A Warrants, which will be subject to the same terms and conditions as prior to the exchange offer. The exchange offer expires on April 30, 2001, unless extended, and after that date you will no longer have a right to exchange your Class A Warrants for Class B Warrants. The Class A Warrants have not been amended and will expire on September 21, 2001.

     NO PROCEEDS FROM EXCHANGE OFFER. Isonics will not receive any proceeds from any person in connection with the exchange offer. Isonics will only receive proceeds from persons who choose, in their discretion, to exercise the Class A Warrants, the Class B Warrants, and/or the Class C Warrants. Any proceeds that Isonics may receive from the exercise of warrants will be added to our working capital and used for corporate purposes.

THE OFFERING

     In addition to the exchange offer, we are offering a total of 1,710,000 shares of Common Stock to persons who exercise either the outstanding Class A Warrants or the Class B Warrants. (This total includes up to 225,000 Class B Warrants, which have not been issued but which we may issue in certain circumstances. This total does not include up to 80,000 Class A Warrants, which may be issued to holders of warrants issued in September 1997 to the underwriter of our initial public offering. If the holder exercises these warrants, referred to as the "Underwriters' Warrants," a total of 890,000 shares of Common Stock may be issued upon full exercise of the outstanding Class A Warrants, and we may issue up to an additional 80,000 Class B Warrants.) The total number of 1,710,000 may consist of shares issued to persons exercising Class A Warrants, Class B Warrants, or a combination of Class A Warrants and Class B Warrants. As of the date of this Prospectus, 675,000 restricted Class B Warrants have been issued, and we may have an obligation to issue an additional 225,000 Class B Warrants in certain circumstances.

     We are also offering a total of up to 1,710,000 shares of Common Stock to persons who receive Class C Warrants and exercise their Class C Warrants. We will issue Class C Warrants to any person who exercises a Class A Warrant on or before April 30, 2001, or who exercises a Class B Warrant on or before December 31, 2005. As of the date of this Prospectus, no Class C Warrants have been issued.

THE OFFERING BY THE SELLING SHAREHOLDERS

     Nine persons (referred to as the "Selling Shareholders" are offering up to 450,000 shares of our Common Stock and 900,000 Class B Warrants for sale. Of these totals, 337,500 shares and 675,000 Class B Warrants are currently issued and outstanding, and are held by the Selling Shareholders. We have an obligation to issue up to an additional 112,500 shares and 225,000 Class B Warrants to the Selling Shareholders if the average bid price for our Common Stock during the thirty (30) days after the date of this prospectus is less than $2.00 per share.

     The Selling Shareholders will receive all of the proceeds from the offer and sale of the shares described in this prospectus. The Company will receive proceeds to the extent any of the Selling Shareholders exercise their Class B Warrants for cash.

     We will pay the costs related to the filing of the registration statement in which this Prospectus is included. The Selling Shareholders will pay their own expenses related to the offer and sale of the Shares, including any underwriter discounts or commissions. SEE "THE SELLING SHAREHOLDERS AND THEIR PLAN OF DISTRIBUTION."

USE OF PROCEEDS

     We will receive from $0.00 (if no Class A Warrants are exercised) to a maximum of $4,698,000.00 (if all of the outstanding Class A Warrants are exercised.) We will receive from $0.00 (if no Class B Warrants are exercised) to a maximum of $2,565,000 (if all of the Class A Warrants are exchanged for Class B Warrants, and all of the Class B Warrants, including those currently outstanding and potentially issuable in certain circumstances, are exercised.) The total number of Class A Warrants that could be exercised (excluding any Class A Warrants which may be issued upon the exercise of the Underwriters' Warrants, which we believe to be unlikely) is 810,000. The total number of Class B Warrants that could be exercised is 1,710,000. The Class B Warrant total includes up to 810,000 warrants received through the exchange offer, and 675,000 Class B Warrants issued on December 13, 2000, and up to an additional 225,000 Class B Warrants, which are issuable in certain circumstances. We do not anticipate that holders will exercise their Class A Warrants. We believe that it is in their economic interest to exchange their Class A Warrants for Class B Warrants prior to April 30, 2001, because the Class B Warrants: (i) have a lower exercise price; (ii) have a longer term; and (iii) on exercise will result in the issuance of a Class C Warrant in addition to a share of Common Stock. We expect to use any proceeds, from the exercise of Class A Warrants and/or Class B Warrants, for research and development and working capital.

     If any Class C Warrants are issued and exercised (of which there can be no assurance), we will receive from $0.00 to a maximum of $4,275,000. The total number of Class C Warrants that could be exercised is 1,710,000, all of which would be initially obtained through the exercise of Class B Warrants (including the additional Class B Warrants issuable in certain circumstances). Both the Class B Warrants and the Class C Warrants are publicly tradable when issued as a result of their registration under the Securities Exchange Act of 1934, as amended. We expect to use any proceeds, from the exercise of Class C Warrants, for research and development and working capital.

RISK FACTORS

     THE PURCHASE OF ISONICS' COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD EXERCISE YOUR CLASS A WARRANTS, CLASS B WARRANTS, AND/OR CLASS C WARRANTS ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS." We have not authorized anyone to give you information or to make any representation other than those contained in this prospectus.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

     In our effort to make the information in this prospectus more meaningful, this prospectus contains both historical and forward- looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this prospectus are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

     The forward-looking statements generally can be identified by the use of terms such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans, or goals are, or may be, forward-looking statements.

     Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements included in this prospectus. In addition to the factors discussed under "Risk Factors," the following important factors could affect future results, causing the results to differ materially from those expressed in the forward-looking statements in this prospectus:

     - our working capital shortage, which has been aggravated by certain collection issues related to accounts and notes receivable, which are significantly past due, and our need for additional financing;

     -    demand for, and acceptance of, our materials;

     -    changes in development, distribution, and supply relationships;

     - the impact of competitive products and technologies and no assurance as to the validity of our intellectual property rights;

     - the risk of operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia;

     -    dependence on future product development;

     -    the possibility of future customer concentration;

     -    our dependence on key personnel;

     - the volatility of our stock price and the potential adverse impact on our market which may be caused by future sales of restricted securities;

     - the possibility of environmental violations relating to our business activities and products; and

     -    the impact of new technologies.

     These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on the future results of Isonics. The forward- looking statements in this prospectus are made only as of the date of this prospectus and Isonics does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. Isonics cannot assure you that projected results will be achieved.

                                  RISK FACTORS

     An investment in Isonics Corporation Common Stock is one of high risk. You should carefully consider the risks described below before deciding whether to invest in Isonics Corporation. If any of the contingencies discussed in the following paragraphs or other materially adverse events actually materialize, the business, financial condition, and results of operations could be materially and adversely affected. In such a case, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

HISTORY OF LOSSES; ENGAGING IN NEW LINES OF BUSINESS

     We have not operated profitably to date since inception. Through October 31, 1999 (the end of our fiscal quarter immediately preceding the Eagle-Picher transaction,) we recognized accumulated losses of more than $4,500,000, notwithstanding receiving substantial revenues from the sale of depleted zinc and other products. We recognized operating losses for the year ended April 30, 2000, of approximately $2,401,000, and for the six months ended October 31, 2000, of approximately $2,583,000. We recognized net income for the year ended April 30, 2000, only because of the gain recognized on the sale of our depleted zinc assets to Eagle-Picher. SEE "SALE OF DEPLETED ZINC BUSINESS."

     The depleted zinc business had accounted for a significant portion of our revenues during prior fiscal years. Following the sale of our depleted zinc business, our primary risk is our reliance on products that have to date not produced significant revenues. We have historically, and expect to continue to, operate with little backlog and a significant portion of our net revenues have been, and we believe will continue to be, derived from a limited number of orders that are processed and shipped in the same quarter in which the orders are received. The timing of such orders and their fulfillment has caused, and is likely to continue to cause, material fluctuations in our operating results. Our expense levels are relatively fixed, and prior quarters have indicated these factors will affect our operating results for future periods.

     We are engaging in research and development to diversify our business and to expand other lines of our business. We are now seeking to identify and evaluate a variety of new stable isotope products and potential markets for economic and technical feasibility. We will continue to fund research and development to improve technologies for isotope separation and materials processing technologies. During fiscal 2000, 1999, and 1998, research and development expenses were $1.224 million, $1.155 million, and $811,000, respectively. For the six months ended October 31, 2000, research and development expenses were $716,000. We cannot offer any assurance that our current or future lines of business and our research and development efforts will be profitable. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "BUSINESS."

RELATIONSHIP WITH CERTAIN SUPPLIERS AND AVAILABILITY OF RAW MATERIALS

     We depend on an isotope enrichment plant, located in Russia, which is owned by the Ministry of Atomic Energy of the Russian Federation (the "Ministry"), which is part of the cabinet of the government of the Russian Federation, for most of our stable and radioisotopes. We signed an agreement with the commercial department of the Ministry to purchase certain isotope separation services through 2001. Disruption or termination of services provided by the Ministry could have a material and adverse affect upon our financial condition and results of operations.

     Related to, but separate from, the sale of the depleted zinc business, we contemporaneously signed a ten-year Supply Agreement by which we will have the exclusive right to purchase quantities of isotopically pure silicon-28, silicon-29, and silicon-30, and a non- exclusive right to purchase quantities of isotopically pure carbon-12 and carbon-13 produced by Eagle-Picher from its current and planned facilities in Oklahoma. The Supply Agreement locks-in what we believe is a favorable purchase price for the aforementioned isotopes. As partial consideration for the exclusivity provision, we agreed to pay Eagle-Picher a fee equal to 3.0% of the net revenues from all sales made by us of products incorporating enriched silicon isotopes supplied by Eagle-Picher.

     To date Eagle-Picher has failed to deliver any silicon-28 to us, and we have no assurance that Eagle-Picher will be able to deliver any silicon-28 to us in the future. We know that Eagle-Picher's silicon-28 production facility in Oklahoma has encountered certain technical difficulties, which Eagle-Picher refers to as a FORCE MAJEURE. We believe that Eagle-Picher's technical difficulties do not meet the definition of FORCE MAJEURE per our agreements, which would entitle Eagle-Picher to a delay in the delivery requirement. We are pursuing the dispute resolution mechanisms as set forth in the agreement with Eagle-Picher to address this and other related matters. As of February 21, 2001, we have held several discussions with the designated members of Eagle-Picher's management as called for in the dispute resolution process. If these discussions do not result in a satisfactory outcome, it is our intention to proceed to arbitration, and we have informed Eagle-Picher of our intentions. Eagle-Picher's non-performance under our agreement may force us to seek other suppliers of silicon-28. There can be no assurance that these suppliers can produce sufficient quantities of silicon-28 at reasonable prices to make silicon-28 commercially viable. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "BUSINESS."

LIMITED SOURCES FOR RAW MATERIALS

     Stable isotopes constitute the principal raw material required for the manufacture of our products. The principal sources for enriched stable isotopes are suppliers in Russia, the Republic of Uzbekistan ("Uzbekistan"), and the Republic of Georgia ("Georgia"). Oak Ridge National Laboratory in Oak Ridge, Tennessee, which relies on government funding for continuing production, and certain foreign facilities in the world including private and pseudo-governmental organizations in Great Britain, Germany, The Netherlands, Israel, and the Republic of South Africa, have the potential to produce stable isotopes, and in certain cases, actually produce isotopes. Although currently, enriched stable isotopes are also available from additional foreign sources, there can be no assurance that there will continue to be an adequate supply of enriched stable isotopes. Although we expect that our current supply contracts will be sufficient to produce most isotopes, the production processes require various proprietary separation techniques, which although developed by our suppliers, may not have all been tested to date and as to the success of which there can be no assurance. These limited sources of raw materials may result in an inability to deliver enriched stable isotopes, radioisotopes, or other isotope products in accordance with our contractual requirements (whether or not the failure is our fault) and possibly resulting in liability related to such failure. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "BUSINESS."

OPERATIONS IN RUSSIA, THE REPUBLIC OF UZBEKISTAN, AND THE REPUBLIC OF GEORGIA

     Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia entail certain risks. Recently, the former republics of the Soviet Union including Uzbekistan and Georgia have experienced political, social, and economic change as they obtained independence from the former central government in Moscow. Certain of the republics, including Russia, Uzbekistan, and Georgia, have attempted to transition from a central-controlled economy toward a market-based economy. These changes have involved, in certain cases, armed conflict. The political or economic instability in these republics may continue or even worsen. The supply of stable isotopes could be directly affected by political, economic, and military conditions in Russia, Uzbekistan, and Georgia. Accordingly, our operations could be materially adversely affected if hostilities in Russia, Uzbekistan, or Georgia should occur, if trade between Russia, Uzbekistan, and/or Georgia and the United States were interrupted, if political conditions in Russia, Uzbekistan, or Georgia disrupt transportation or processing of our goods, if laws or government policies concerning foreign business operations in Russia, Uzbekistan, or Georgia change substantially, or if tariffs are introduced. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "BUSINESS."

DEPENDENCE ON FUTURE PRODUCT DEVELOPMENT

     On December 1, 1999, we sold our depleted zinc business, which provided 21% and 35% of our revenues in fiscal 2000 and 1999, respectively. As a result, our future operations will be more heavily dependent upon our ability to develop new products using stable and radioactive isotopes, and to market and sell those products profitably. While we have a high degree of confidence we can be successful, we can expect to incur significant operating losses until we are able to do so. Our ability to develop, market, and sell these products will depend on our suppliers' (including Eagle-Picher) ability to meet our demand for stable and radioactive isotopes, as well as, other suppliers who modify the chemical and physical forms of these isotopes. There can be no assurance that we will be able to develop products that can be profitably marketed and sold. SEE "BUSINESS."

CUSTOMER CONCENTRATION

     Prior to fiscal 1999, substantially all of our net revenues in any particular period were attributable to a limited number of customers, primarily General Electric Corporation. Consistent with our historical experience, our quarterly results during fiscal year 2000 were affected materially by the level of orders received from a limited number of significant depleted zinc users during such quarters, and product shipments by us to our depleted zinc customers during such periods. Despite the sale of the depleted zinc business, we continue to be subject to a certain degree of variability based on the timing of sales of our stable and radioactive isotope orders. We cannot be assured that our principal customers will continue to purchase our products. A decrease in or loss of orders from one or more major customers would have a material and adverse effect on our financial condition and results of operations. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" AND "BUSINESS."

     While our goal is to diversify our customer base, we expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenues for the foreseeable future. Significant reductions in sales to any of our large customers have had, and may in the future have, a material adverse effect on us. We cannot guarantee that present or future customers will not terminate their arrangements with us or significantly change, reduce, or delay the amount of isotope products ordered from us. A termination of a customer relationship, or change, reduction, and/or delay in orders could materially harm us.

FACTORS AFFECTING OPERATING RESULTS; VARIABILITY OF ORDERS

     We operate with little backlog. A significant portion of our net revenues have been, and we believe will continue to be, derived from a limited number of orders that are processed and shipped in the same quarter in which the orders are received. The timing of such orders and their fulfillment has caused, and is likely to continue to cause, material fluctuations in our operating results. Our expense levels are relatively fixed, and as has been the case in prior quarters, these factors will affect our operating results for future periods. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS."

MANAGEMENT OF GROWTH

     We have experienced, and may again experience, periods of rapid growth that have placed a significant strain on our financial and managerial resources. Our ability to manage growth effectively, particularly given our increasing scope of operations, will require us to continue to implement and improve our management, operational, and financial information systems, as well as to develop the management skills of our personnel and to train, motivate and manage our employees. Our failure to effectively manage growth could have a material adverse effect on our business, financial condition, and results of operations. SEE "BUSINESS."

DEPENDENCE ON KEY PERSONNEL

     Our future success will depend in significant part upon the continued service of our key technical, sales and senior management personnel, including James E. Alexander, our President and Chief Executive Officer; Boris Rubizhevsky, our Senior Vice President, Isotope Production and Supply; and Herbert Hegener, Managing Director of Chemotrade. We maintain $1,000,000 of key man life insurance on the lives of Messrs. Alexander and Rubizhevsky, and both are covered by employment agreements extending through September 2001 and 2002, respectively (although either individual may terminate their agreement prematurely at their discretion). Mr. Hegener is covered by an employment agreement extending through December 2001. We believe that our future success will depend in large part upon our ability to attract and retain qualified personnel for our operations. The failure to attract or retain such persons could materially adversely affect our business, financial condition, and results of operations. SEE "MANAGEMENT."

NEED FOR ADDITIONAL FINANCING

     We had anticipated no need for additional financing in the current fiscal year, but we had anticipated a need for a substantial amount of financing after our current fiscal year ending April 30, 2001. Circumstances beyond our control led us to need additional financing sooner than we anticipated, and it is possible that these and other circumstances that may develop may lead to a need for further financing:

     - delays in Eagle-Picher's production of silicon and carbon isotopes from its plant in Oklahoma, and the resulting delays in their delivery of the isotopes to us under the terms of the supply agreement;

     - unanticipated expenses in developing our new products or in producing or marketing our existing products;

     - the necessity of having to protect and enforce our intellectual property rights;

     -    technological and market developments; and

     - a corporate decision to expand our production capacity through capital investment or acquisition.

     As discussed above and in more detail below, the first factor, relating to Eagle-Picher has become a reality when Eagle-Picher failed to deliver silicon-28 to us by December 31, 2000, in accordance with its contractual obligation; in what we believe to be an effort to enhance its negotiating position with us, Eagle-Picher failed to make a $500,000 payment due us on November 30, 2000, from the sale of the depleted zinc business. These are two of several disputes between us and Eagle-Picher, which are discussed in more detail below.

     We have also had a customer fail to pay approximately $218,000 due us for products sold in the quarter ended October 31, 2000. These events have resulted in a significant decrease in our working capital position. We have filed suit to collect these funds.

     To alleviate cash shortages resulting from the foregoing, on December 13, 2000, we sold 337,500 units consisting of one share of our Common Stock and two Class B warrants for $675,000 to a group of accredited investors. (The Common Stock and Class B Warrants we issued in the private placement are included in this Prospectus, as are the Common Stock and Class B Warrants included in the additional 112,500 Units, which may be issuable in certain circumstances.) Unless we are able to collect the amounts due us from Eagle-Picher, and the aforementioned customer, we may need to seek additional capital before the end of the current fiscal year. If we need the additional capital, there is no assurance that we will be able to obtain it through a private placement or otherwise.

     The exercise of the Class A Warrants, the Class B Warrants, and/or the Class C Warrants will provide us with some additional financing, but we cannot offer any assurance that any warrants will be exercised. The unavailability of additional financing, when needed, could have a material adverse effect on our business. SEE "RELATIONSHIPS WITH CERTAIN SUPPLIERS AND AVAILABILITY OF RAW MATERIALS," "MANAGEMENT'S DISCUSSION AND ANALYSIS," "BUSINESS," AND "SALE OF DEPLETED ZINC BUSINESS."

NO ASSURANCE AS TO VALIDITY OF INTELLECTUAL PROPERTY RIGHTS

     We rely primarily on a combination of trade secrets, confidentiality procedures, and contractual provisions to protect our technology. Despite our efforts to protect our rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights in information, materials, and intellectual property that we regard as proprietary, and that are protected under the laws of the United States. There can be no assurance that our means of protecting our rights in proprietary information, materials, and technology will be adequate, or that our competitors will not independently develop similar information, technology, or intellectual property. SEE "BUSINESS."

     We currently have no patents in our own name and have not filed any patent applications. We have rights to several isotopically engineered innovations regarding electronic and optical materials that we believe may be patentable. Ongoing work in the area of isotope separation by chemical means may also lead to patentable inventions. In such cases, we intend to file patent applications for some of these modifications, improvements, and inventions and to protect others as trade secrets. There can be no assurance, however, that patents on such modifications, improvements, or inventions will be issued, or if issued, that such patents or modifications and improvements protected as trade secrets will provide meaningful protection.

     Third parties may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those of Isonics. We may not be aware of all patents potentially adverse to our interests that may have been issued to others and there can be no assurance that such patents do not exist or have not been filed, or may not be filed or issued. If patents have been, or are issued to others containing preclusive or conflicting claims, and such claims are ultimately determined to be valid, we may be required to obtain licenses thereto, or to develop or obtain alternate technology. There can be no assurance that such licenses, if required, would be available on commercially acceptable terms, if at all, or that we would be able to develop or obtain alternate technology, which would have a material adverse effect on our business.

     There can be no assurance that the validity of any of the patents licensed to, or that may in the future be owned by us, would be upheld if challenged by others in litigation or that our products or technologies, even if covered by our patents, would not infringe upon patents owned by others. We could incur substantial costs in defending suits brought against us, or any of our licensors, for infringement, in suits by us against others for infringement, or in suits contesting the validity of a patent. Any such proceedings may be protracted. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence. If the outcome of any such litigation were adverse to our interests, our business would be materially adversely affected.

     In certain instances, we may choose not to seek patent protection and may rely on trade secrets and other confidential know- how to protect our innovations. There can be no assurance that protectable trade secrets or know-how will be established, or if established, that they will remain protected or that others will not independently and lawfully develop similar or superior innovations. We require all employees to sign intellectual property assignment and non-disclosure agreements. In certain instances, we will enter into agreements with our employees pursuant to which the employee will be entitled to a small royalty with respect to products developed by Isonics based upon the employee's inventions. In addition, all directors, consultants, and other parties to whom confidential information has been, or will be, disclosed have or will execute agreements containing confidentiality provisions. There can be no assurance, however, that any such intellectual property assignment agreements and confidentiality agreements will be complied with or will be enforceable.

COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE

     Within the United States, we believe there currently is no producer of a full range of stable enriched isotopes for commercial sale. The U.S. government produces isotopes, but primarily for research purposes. There can be no assurance that a third party will not contract with the U.S. government to acquire isotopes for commercial sale. Outside the United States, many countries and businesses produce stable and radioactive isotopes. Some of these businesses have substantially greater capital and other resources than do we. SEE "BUSINESS."

     Further, it is possible that future technological developments may occur, and these developments may render our radioisotopes and stable isotopes obsolete or non-competitive. Rapidly changing technology and continuing process development characterize the market for our isotope products. We believe that our future success will depend in large part upon our ability to develop and market isotope products, which meet changing customer needs, maintain technological leadership, and successfully anticipate or respond to technological changes in isotope product technology on a cost-effective and timely basis. We cannot guarantee that our product development efforts will be successful.

     In the future, we may face substantial competition, and we may not be able to compete successfully against present or future competitors.

ENVIRONMENTAL COMPLIANCE

     We are subject to a variety of federal, state, and local environmental regulations relating to the use, storage, discharge, and disposal of hazardous chemicals used during the isotope product delivery and manufacturing process. While we believe that we are in compliance with all environmental regulations, if we fail to comply with present and future regulations we could be subject to future liabilities or the suspension of production. In addition, these regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with governmental regulations. Historically, our costs of compliance with environmental regulations have not been material. In the quarter ended October 31, 2000, we recognized a $270,000 expense to remediate the Golden, Colorado facility we currently lease. We sold our Interpro subsidiary as of February 1,

2001, and the purchasers have agreed to indemnify Isonics should Interpro fail to meet this $270,000 obligation. SEE "BUSINESS."

CONTROL BY DIRECTORS AND OFFICERS

     Even if all of the Class A Warrants, Class B Warrants, and Class C Warrants are exercised (which we cannot assure), our directors and officers will beneficially own between 40.1% and 52.3% of the outstanding shares of Common Stock as of February 21, 2001, and, accordingly, will have the ability to elect a majority of the directors of Isonics and otherwise control the company. SEE "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                                        Number of New       Beneficial Ownership by
Description                          Common Stock Shares    Directors and Officers
Current Ownership*                            N/A                   52.3%

Class A Warrants Exercised**              810,000                   48.3%

Class A Warrants and                    1,485,000                   45.4%
Class B Warrants Exercised**

Class A Warrants,                       2,970,000                   40.1%
Class B Warrants, and
Class C Warrants Exercised**


* The current number of Common Stock shares owned by directors and officers is 4,213,722. The current number of Common Stock shares outstanding is 8,961,288. The current number of options and warrants exercisable owned by directors and officers is 798,808.

**   Assumes 100% exercise; but does not include up to an additional 225,000
Class B Warrants that may be issued if the bid price for our Common Stock does not maintain an average of $2.00 or higher during the 30 day period following the date of this Prospectus; and does not include any Class A Warrants issuable upon exercise of the Underwriter Warrants.

PRODUCT LIABILITY EXPOSURE AND INSURANCE

     The use of our radioisotopes in radiopharmaceuticals and in clinical trials may expose us to potential product liability risks that are inherent in the testing, manufacture, marketing, and sale of human diagnostic and therapeutic products. We currently have product liability insurance; however, there can be no assurance that a product liability or other claim would not materially and adversely affect our business or financial condition. SEE "BUSINESS."

PRICE AND VOLUME VOLATILITY

     The trading price of our securities has been subject to wide fluctuations in response to quarter-to-quarter variations in operating results, our announcements of technological innovations or new products by us or our competitors, and other events or factors. The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in our testing and development schedules, technological innovations or new products by us or our competitors, developments or disputes concerning patents or proprietary rights, regulatory developments in the United States and foreign countries, public concern as to the safety of products containing radioactive compounds and economic and other external factors, as well as period-to-period fluctuations in our financial results, may have a significant impact on the market price of our securities. In addition, the realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on such market prices. SEE "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

PENNY STOCK REGULATIONS

     Although our Common Stock (and Class A Warrants) are currently quoted on the Nasdaq SmallCap Market, our Common Stock has in the past been subject to additional disclosure requirements for penny stocks mandated by the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, not including shares quoted on the Nasdaq Stock Market such as our Common Stock. We have, at times in the past, been included within the SEC Rule 3a-51 definition of a penny stock. When our Common Stock is considered to be a "penny stock", trading is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, for non-Nasdaq and non-national securities exchange listed securities. Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our Common Stock and thus the ability of purchasers of our Common Stock to sell their securities in the secondary market. To the extent we are able to maintain our listing on the Nasdaq SmallCap Market, we will not be subject to these penny stock rules. SEE "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     Our stock price may be hurt by future sales of our shares or the perception that such sales may occur. As of February 21, 2001, approximately 4,828,840 shares of Common Stock held by existing stockholders constitute "restricted shares" as defined in Rule 144 under the Securities Act. These shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act. Sales under Rule 144 are subject to the satisfaction of certain holding periods, volume limitations, manner of sale requirements, and the availability of current public information about us.

     A substantial portion of all of our restricted shares of Common Stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. This will permit the sale of registered shares of Common Stock in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. We are unable to estimate the amount, timing, or nature of future sales of outstanding Common Stock. Sales of substantial amounts of our Common Stock in the public market may hurt the stock's market price. SEE "SHARES AVAILABLE FOR

FUTURE SALE."

EFFECT OF OUTSTANDING SERIES A PREFERRED STOCK, OPTIONS, AND WARRANTS

     As of February 21, 2001, we had outstanding preferred stock convertible into, and options and warrants to purchase, an aggregate of 6,706,613 shares of Common Stock. As long as these shares of convertible preferred stock ("Series A Convertible Preferred Stock") remain outstanding and the options and warrants remain unexercised, the terms under which we could obtain additional capital may be adversely affected. Moreover, the holders of the Series A Convertible Preferred Stock, options, and warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of our securities on terms more favorable than those provided by these securities. SEE "ISONICS' CAPITAL STOCK."

ANTI-TAKEOVER PROVISIONS

     Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights, and preferences, as may be determined by our Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Preferred stock could also be issued to discourage, delay, or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock. SEE "ISONICS' CAPITAL STOCK."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our Bylaws provide for indemnification of officers and directors to the full extent permitted by California law, our state of incorporation. We may be required to pay certain judgments, fines, and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director. SEE "SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES."

NO DIVIDENDS ANTICIPATED TO BE PAID

     We have never paid any cash dividends on our Common Stock and we do not anticipate paying cash dividends on our Common Stock in the future. The future payment of dividends is directly dependent upon our future earnings, capital requirements, financial requirements, and other factors to be determined by our Board of Directors. It is anticipated that future earnings, if any, which may be generated from our operations, will be used to finance our growth, and that cash dividends will not be paid to our stockholders. SEE "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

LACK OF ADEQUATE AUTHORIZED CAPITAL STOCK

As a result of the December 13, 2000, completion of a private placement to a group of accredited investors, we issued a total of 337,500 shares of our Common Stock and 675,000 Class B Warrants. Additionally, if all of the 675,000 Class B Warrants are exercised, we will issue an additional 675,000 Class C Warrants. This private placement increased our shares of Common Stock outstanding, as of February 16 2001, to 12,091,723. On February 20, 2001, we canceled 3,130,435
Common Stock shares we had previously issued to Eagle- Picher. (SEE "SALE OF DEPLETED ZINC BUSINESS"). As of February 21, 2001, the number of shares of Common Stock outstanding was 8,961,288. Furthermore, if the bid price for our Common Stock does not maintain an average bid price of at least $2.00 per share following the date of this Prospectus, we may be obligated to issue up to an additional 112,500 shares of Common Stock and 225,000 Class B Warrants.

As described above, we also have 963,666 shares of Series A Convertible Preferred Stock outstanding, options outstanding of 1,107,852, and warrants outstanding of 4,635,095 (this includes 675,000 restricted Class B Warrants.) Additionally, we have reserved Common Stock shares as follows: 1,485,000 upon the possible conversion of Class C warrants (none of which are currently outstanding), 796,779 shares reserved for our Employee Stock Option Plans, and 172,063 shares of Common Stock reserved for our Employee Stock Purchase Plan. The total of these outstanding shares of Common Stock, equity instruments convertible and exercisable into Common Stock, and reserved shares of Common Stock is 18,121,743, which leaves only 1,878,257 shares of our Common Stock remaining authorized, unissued, and unreserved. Our board of directors does not believe that this total of authorized, unissued, and unreserved shares is adequate to implement our long-term business strategies. Therefore, the board of directors intends to propose a substantial increase in our authorized capital for consideration by our shareholders at our next shareholders' meeting tentatively scheduled for either September or October 2001.

However, there can be no assurance that we will be able to obtain approval of an increase in our authorized capitalization from our shareholders at the meeting when held. Until then, and thereafter, if the shareholders do not approve the increase we are potentially liable for our inability to issue all shares as committed. We do not believe that the lack of authorized capital will impact the ability of any person to exercise the Class B Warrants or the Class C Warrants.

RISK OF FORWARD-LOOKING INFORMATION

     We have included a significant amount of forward-looking information in this prospectus. Because it is not possible to predict the future, there is a significant risk that the forward- looking information will prove to be incorrect, and perhaps materially incorrect. SEE "SUMMARY-A NOTE ABOUT FORWARD-LOOKING STATEMENTS."


                               THE EXCHANGE OFFER

BACKGROUND OF AND REASONS FOR THE EXCHANGE OFFER

     In connection with our underwritten initial public offering completed in September 1997, an underwriter sold 810,000 Units. Each Unit consisted of 810,000 shares of Common Stock and 810,000

Class A Warrants. Each Class A Warrant entitles the holder to purchase one share of Common Stock through September 21, 2001. The Class A Warrants expire at 5:00 p.m. on September 21, 2001, and the Class A Warrants will then become valueless. As of February 21, 2001, no person has exercised any Class A Warrants.

     At the time we completed our initial public offering, we also sold 80,000 additional warrants to the underwriter (the "Underwriters' Warrants"), all of which remain outstanding. The holders of the Underwriters' Warrants are entitled to exercise these warrants by paying us $9.57 per warrant, and the holders will then receive a single share of our Common Stock and a Class A Warrant. In order for any person holding an Underwriters' Warrant to participate in the warrant exchange, he or she will have to first exercise the Underwriters' Warrant and then submit the Class A Warrants received for exchange.

     We are offering holders of outstanding Class A Warrants the opportunity to exchange their Class A Warrants for Class B Warrants in order to equate the exercise and redemption provisions of our outstanding warrants with the current market prices for our Common Stock. As an incentive to encourage exchange, each Class B Warrant is exercisable for one share of Common Stock, and one additional Class C Warrant to purchase one share of Common Stock, and the exercise prices for the Class B Warrants and the Class C Warrants are lower than the current exercise price for the Class A Warrants. Persons who exchange their Class A Warrants will be entitled to exercise their warrants for a longer period of time, and at a lower exercise price, than those who do not exchange their Class A Warrants for Class B Warrants (since the Class A Warrants expire September 21, 2001, and are exercisable for $5.80 while the Class B Warrants expire December 31, 2005, and are exercisable for $1.50.)

PURPOSE OF THE EXCHANGE OFFER

     We are offering holders of our outstanding Class A Warrants the opportunity to exchange their Class A Warrants for Class B Warrants. We are doing so to provide our Class A Warrant holders with an opportunity to acquire warrants with a lower exercise price, a longer term, and additional value, while also providing Isonics with redemption provisions which it may be able to utilize in the future to encourage the exercise of the outstanding warrants. As an incentive, each Class B Warrant is exercisable for one share of Common Stock, at a lower exercise price ($1.50 versus $5.80) and one Class C Warrant. We also hope that the exchange may have a positive effect on the liquidity of, and the public market for, our Common Stock by increasing the number of publicly-held shares of our Common Stock, although we cannot be sure whether the exchange offer will have this or any other beneficial effect. The following chart sets forth the principal differences between the Class A Warrants, the Class B Warrants, and the Class C Warrants. This chart is only a summary, and for further information you should review:

     - the Warrant Agreement dated September 22, 1997, between Isonics and Continental Stock Transfer & Trust Company, Inc. for the Class A Warrants; and

     - the Warrant Agreement dated June 1, 2000, between Isonics and Continental Stock Transfer & Trust Company, Inc. for the Class B Warrants and Class C Warrants, as amended and restated, effective January 15, 2001.

SUMMARY OF DIFFERENCES BETWEEN THE WARRANTS

                         CLASS A WARRANTS                   CLASS B WARRANTS                     CLASS C WARRANTS
                                                                                               (issuable only upon
                                                                                                 the exercise of
                                                                                                Class B Warrants)
Expiration Date          September 21, 2001                 December 31, 2005                  December 31, 2005

Exercise Price           $5.80                              $1.50                              $2.50

Product of Exercise      Each person exercising a           Each person exercising a           Each person exercising a
                         Class A Warrant will receive       Class B Warrant will receive       Class C Warrant will receive
                         one share of Common Stock          one share of Common Stock          one share of Common Stock
                         and one Class C Warrant if         and one Class C Warrant
                         exercised before April 30,
                         2001


Redemption Provisions    We may redeem the Class A          We may redeem the Class B          We may redeem the Class C
                         Warrants at a price of $0.10       Warrants at a price of $0.10       Warrants at a price of $0.10
                         per Warrant on not less than       per Warrant, on or after May 1,    per Warrant on not less than
                         30 days' prior written notice      2001, on not less than 30 days'    30 days' prior written notice
                         if the average price of the        prior written notice if our        if our Common Stock trades at or
                         Common Stock has been at least     Common Stock trades at or above    above $3.75 per share (subject
                         $14.50 per share (subject to       $3.75 per share (subject to        to adjustment) for any 20 of 30
                         adjustment) for at least 20        adjustment) for any 20 of 30       consecutive trading days ending
                         consecutive trading days ending    consecutive trading days ending    not more than three days before
                         within three days prior to the     not more than three days before    the notice of redemption is
                         date on which notice of            the notice of redemption is        deposited in the United States
                         redemption is given.               deposited in the United States     mails.
                                                            mails.

Dilution Provisions      The number of shares of Common     The Class B Warrants will be       The Class C Warrants will be
                         Stock issuable upon exercise is    subject to similar dilution        subject to similar dilution
                         subject to adjustment in a         adjustment provisions              adjustment provisions
                         number of circumstances

Ability to Trade         The Class A Warrants have          A public market may develop for    A public market may develop for
                         historically traded on the         the Class B Warrants. There        the Class C Warrants. There can
                         Over-The-Counter Bulletin Board,   can be no assurance that a         be no assurance that a market
                         and on the Nasdaq SmallCap Market  market for the Class B Warrants    for the Class C Warrants will
                         since July 2000. There can be no   will develop or, if it develops,   develop or, if it develops, will
                         assurance that the market will     will continue. We have applied     continue. We have applied for
                         continue.                          for trading on the                 trading on the


                                                            Nasdaq SmallCap Market.            Nasdaq SmallCap Market.

Registration             The Class A Warrants are           The Class B Warrants are           The Class C Warrants are also
                         registered under the Securities    also registered under              registered under the 1934 Act.
                         Exchange Act of 1934, as amended.  the 1934 Act.

Warrant Holders are      Holders of Class A Warrants are    Holders of Class B Warrants are    Holders of Class C Warrants are
  not shareholders       not considered to be Shareholders  not considered to be Shareholders  not considered to be Shareholders
                         of Isonics, and do not have the    of Isonics, and do not have the    of Isonics, and do not have the
                         right to vote at shareholders'     right to vote at shareholders'     right to vote at shareholders'
                         meetings or to receive dividends   meetings or to receive dividends   meetings or to receive dividends
                         when and if declared.              when and if declared.              when and if declared.


     If all Class A Warrants are exchanged, we will issue an aggregate of 810,000 Class B Warrants (890,000 if the holders exercise the Underwriters' Warrants and exchange the Class A Warrants received, which we believe to be unlikely). All Class A Warrants submitted for exchange will be cancelled.

     If a holder exercised his or her Class A Warrant prior to or during this exchange offer, we will issue a Class C Warrant to that person for no additional consideration. However, a person exercising a Class A Warrant will pay a substantially higher price ($5.80 per share) than were that person to exchange the Class A Warrant for a Class B Warrant and then exercise the Class B Warrant at $1.50 per share. We will not refund the difference to any person who exercises their Class A Warrants.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that this exchange offer is in the best interests of Isonics and holders of Class A Warrants, and recommends that holders of Class A Warrants participate in the exchange offer

CONSEQUENCES OF FAILURE TO EXCHANGE

     There are significant consequences if you fail to exchange your Class A Warrants before the expiration date of the exchange offer and the expiration date of the Class A Warrants, as the Class B Warrants have a much lower exercise price, have added value in the nature of the Class C Warrants to be issued upon exercise of the Class B Warrants, and provide you a longer exercise period (through December 31, 2005, subject to our right to call the Warrants for redemption). After the expiration of the exchange offer on April 30, 2001, unless extended, you will no longer have a right to exchange your Class A Warrants for Class B Warrants or otherwise obtain a Class C Warrant.

EXPIRATION TIME, EXTENSION, AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York Time, on April 30, 2001, unless the expiration time is extended at the discretion of the Board of Directors.

     Notwithstanding the foregoing, Isonics expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time:

     -    to delay the acceptance of the Class A Warrants for exchange;

     - to terminate the exchange offer at any time (whether or not any Class A Warrants have been accepted for exchange);

     - to extend the expiration time of the exchange offer and retain all Class A Warrants tendered, or to offer withdrawal rights on a case-by-case basis; and

     - to waive any condition or otherwise amend the terms of the exchange offer in any respect.

     If this exchange offer is amended in a manner determined by us to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly notify the exchange agent. We will also make a public announcement of any extension no later than 9:00 a.m., New York Time, on the business day immediately following the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency. If Isonics makes a material change to the exchange offer, we will extend the exchange to the extent required by law.

TERMS OF THE EXCHANGE AND PROCEDURE FOR SUBMITTING CLASS A WARRANTS

     For each Class A Warrant validly submitted for exchange, we will issue one Class B Warrant. The terms of the Class B Warrant are as follows:

     - we will issue to the holder who exercises a Class B Warrant one share of Common Stock and one Class C Warrant;

     - the exercise price of the Class B Warrants is $1.50 per Class B Warrant (subject to adjustment);

     -    the Class B Warrants will expire on December 31, 2005;

     - because of the applicability of state securities laws, only residents of certain states as set forth on the cover page of this prospectus are permitted to exchange their Class A Warrants, or exercise their Class B Warrants unless the holder is willing to exercise the warrants pursuant to an exemption from registration under applicable state law; and

     - the Class B Warrants will be redeemable, on or after May 1, 2001, if our Common Stock trades at or above $3.75 per share (subject to adjustment) for any 20 of 30 consecutive trading days ending not more than three days before the notice of redemption is deposited in the United States mails.

     As set forth above, each person who exercises a Class B Warrant (or who has previously exercised a Class A Warrant) will receive a Class C Warrant. The terms of the Class C Warrants are as follows:

     - we will issue to the holder who exercises a Class C Warrant one share of Common Stock;

     - the exercise price of the Class C Warrants is $2.50 per Class C Warrant (subject to adjustment);

     -    the Class C Warrants will expire on December 31, 2005;

     - because of the applicability of state securities laws, only residents of certain states as set forth on the cover page of this prospectus will be permitted to exercise their Class C Warrants; and

     - the Class C Warrants will be redeemable if our Common Stock trades at or above $3.75 per share (subject to adjustment) for any 20 of 30 consecutive trading days ending not more than three days before the notice of redemption is deposited in the United States mails.

     The Class B Warrants and Class C Warrants and the underlying shares of Common Stock have been registered under the Securities Act. All share and warrant certificates will be registered in the exact same name as the original certificates.

     The exchange offer is not conditioned upon any minimum number of Class A Warrants being submitted for exchange. As of the date of this prospectus, 810,000 Class A Warrants were outstanding, and an additional 80,000 Class A Warrants are issuable upon exercise of the outstanding Underwriters' Warrants (which we believe to be unlikely).

     No person has any appraisal or dissenters' rights in connection with the exchange offer. Class A Warrants, which are not submitted for exchange, or are submitted but not accepted for exchange will remain outstanding. After this exchange offer expires (the same date that the Class A Warrants expire), holders of Class A Warrants will not have an opportunity to exchange their Class A Warrants and their investment will be valueless. We do not intend to make another exchange offer with respect to any Class A Warrants outstanding after the expiration of this exchange offer, nor do we intend to extend the expiration date of the Class A Warrants.

     If any Class A Warrants are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted securities will be returned, without expense, to the holder promptly after the expiration date. Holders who submit Class A Warrants will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange offer.

     In order to make a valid delivery for exchange of Class A Warrants, a holder must deliver the certificates representing such securities, together with a properly completed and executed Letter of Transmittal (or copy thereof), including all required signatures, signature guarantees, and other documents, to the exchange agent by registered mail, return receipt requested, overnight courier, or hand delivery as follows:

          Continental Stock Transfer & Trust Co., Inc.
          2 Broadway
          New York, NY 10004
          Attn: Compliance Department
          Telephone number: 212-509-4000.

     Delivery to an address and in a manner other than those indicated above does not constitute good delivery to the exchange agent.

     The method of delivery of the Letter of Transmittal and certificates to the exchange agent will be at the election and risk of each holder of the Class A Warrants. The Letters of Transmittal and certificates can be sent to the exchange agent by hand delivery, courier service, or by mail. If you send the Letters of Transmittal and certificates by mail, we recommended that you send them by registered mail with return receipt requested; we also recommend that you allow a sufficient number of days to ensure that the transmittal and certificates are delivered to the exchange agent prior to the expiration time.

     All questions concerning the timeliness, validity, form, and eligibility of submissions will be determined by us, and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject any purported submission. Letters of Transmittal will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor the exchange agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Letters of Transmittal or incur any liability for failure to give such notification.

NO WITHDRAWAL RIGHTS

     Any tender of the Class A Warrants to the exchange agent will be irrevocable. A holder who has submitted his or her Class A Warrants for exchange may not withdraw them. We have the right, in our sole discretion, to extend the expiration date of the exchange offer or offer withdrawal rights on a case-by-case basis in the future.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE

     The exchange of Class A Warrants for Class B Warrants will be treated as an "exchange" for federal income tax purposes under the applicable provisions of the Internal Revenue Code. We do not expect that holders who exchange their Class A Warrants for Class B Warrants or who receive Class C Warrants following exercise of their Class A Warrants will recognize any gain or loss.

     The exchange of Class A Warrants for Class B Warrants will not be a taxable event to holders of the warrants. After the exchange, a holder's basis in the Class B Warrants or Class C Warrants received in the exchange will be the same as the basis the holder had in the securities surrendered in the exchange.

     The above discussion summarizes the expected tax effects of the exchange, although there is no definitive guidance on point. The IRS could disagree with the conclusions reached by us. In the event of such disagreement, there is no assurance that the IRS would not prevail in a judicial or administrative proceeding. As a result of the complexity of the tax laws and the impact of each holder's particular circumstances upon the tax consequences of the exchange offer, the information set forth above regarding the federal income tax consequences of the exchange offer is not intended to be individualized tax or legal advice to holders. Each holder considering participation in the exchange offer should consult his or her own tax or financial counsel as to the specific federal, state, and local tax consequences of the exchange, if any, to such holder.

PARTICIPATION BY DIRECTORS AND OFFICERS IN THE EXCHANGE OFFER

     No directors or officers of Isonics beneficially own any Class A Warrants.

ISSUANCE OF NEW CERTIFICATES

     Certificates representing Class B Warrants, and in some cases, Class C Warrants will be delivered to participating holders as soon as practicable.

LOST CERTIFICATES

     If you have lost or misplaced your certificates representing Class A Warrants, or if they have been destroyed, contact the transfer agent for additional information on the replacement and exchange of your Class A Warrants. You may be required to provide an indemnity bond in connection with the replacement of lost or destroyed certificates.

REQUESTS FOR ADDITIONAL INFORMATION

     If you have questions or require additional information concerning the offering, please contact the following person at the address and telephone number stated below:

               Brantley J. Halstead
               Vice President - Finance
               Isonics Corporation
               5906 McIntyre Street
               Golden, CO 80403
               Telephone No.: (303) 279-7900
               Facsimile No.: (303) 279-7300
               e-mail: bhalstead@isonics.com

             THE SELLING SHAREHOLDERS AND THEIR PLAN OF DISTRIBUTION

     THE SELLING SHAREHOLDERS. This Prospectus includes:

     -    337,500 shares of Common Stock which are already outstanding;

     -    675,000 Class B Warrants which are already outstanding;

     - up to an additional 112,500 shares of Common Stock and 225,000 Class B Warrants which are issuable if the average bid price of our Common Stock does not equal or exceed $2.00 per share during the 30 days following the date of this Prospectus

     We issued the Common Stock shares and Class B Warrants in a private placement to accredited investors only in December 2000. We have set forth in the following table, to our knowledge, information about the selling stockholders as of January 18, 2001, or such later date as the selling stockholders have provided the information. We have calculated beneficial ownership based on SEC requirements, and the information we have included regarding beneficial ownership is not necessarily indicative of beneficial ownership for any other purpose. Unless we otherwise indicate below, each stockholder named in the table has sole voting and investment power with respect to all shares he, she, or it beneficially owns, subject to applicable community property laws. We have based the percentage calculated for each selling stockholder upon the sum of the "Common Stock" and "Common Stock Issuable Upon Exercise of Warrants" columns.

     None of the Selling Shareholders have had any material relationship with Isonics during the past three years. Furthermore, none of the Selling Shareholders owns any Series A Convertible Preferred Stock or options or warrants to purchase our Common Stock except the Class B Warrants purchased in the December 2000 private placement. Greenwood Partners has acted as a market maker in Isonics common stock from time to time and, therefore, as described in the table below at February 28, 2001, owns additional Class A Warrants and has a short position in our Common Stock.

     We do not know when or in what amounts the Selling Shareholders may offer the shares described in this prospectus for sale. The Selling Shareholders may decide not to sell all or any of the shares that this prospectus covers. Because the Selling Shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the Selling Shareholders will hold after completion of the offering, we cannot estimate the number of the shares that the Selling Shareholders will hold after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, the Selling Shareholders will hold none of the shares that this prospectus covers.

                                                                                   Common Stock and         Common Stock to be
                                                                                   Class B Warrants      Beneficially Owned After
                                     Common Stock Beneficially Owned             Offered Pursuant to       Offering Assuming All
                                          Prior to Offering (1)                   this Prospectus (2)     Shares Offered are Sold
                                ------------------------------------------       --------------------    -------------------------
Name of                           Common        Class B      Other Options
Selling Shareholder(s)          Stock owned     Warrants     and Warrants                                Common Stock      Percent
----------------------          -----------     --------     -------------       --------------------    ------------      -------
Penelope A. Collins                12,500         25,000              0              12,500 shares               0           0.0%
                                                                                     25,000 Warrants

Generation Capital                 50,000        100,000              0              50,000 shares               0           0.0%
Associates (3)                                                                      100,000 Warrants

Greenwood Partners, L.P. (4)      135,000        270,000        240,740             135,000 shares         240,740           2.6%
                                                                                    270,000 Warrants

Edward S. Gutman (5)               25,000         50,000              0              25,000 shares               0           0.0%
                                                                                     50,000 Warrants

Gutman Family Foundation (5)       25,000         50,000              0              25,000 shares               0           0.0%
                                                                                     50,000 Warrants

The HRG Trust, Edward S.           25,000         50,000              0              25,000 shares               0           0.0%
Gutman, Trustee (5)                                                                  50,000 Warrants

Harvey Silverman                   25,000         50,000              0              25,000 shares               0           0.0%
                                                                                     50,000 Warrants

Wolcott Capital Corp. (6)          25,000         50,000              0              25,000 shares               0           0.0%
                                                                                     50,000 Warrants

Alan R. Silberman                  15,000         30,000              0              15,000 shares               0           0.0%
                                                                                     30,000 Warrants

     (1) The "Common Stock Beneficially Owned Prior to the Offering" does not include any shares, Class A Warrants, or Class B Warrants issuable if the average bid price of our Common Stock is below $2.00 per share during the 30 days following the date of this Prospectus.

     (2) The Selling Shareholders are offering all of the Common Stock and Class B Warrants they acquired in the December 2000 private placement. We have not included any other securities they may own in this Prospectus.

     (3) Generation Capital Associates is a privately-held company whose controlling persons are unknown.

     (4) Greenwood Partners, L.P. is a privately-held company whose controlling person is GMG & Associates, Inc., its general partner, which is owned by Gregg M. Greenberg. Greenwood Partners, L.P. is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and from time-to-time makes a market in our Common Stock and Class A Warrants in the Nasdaq SmallCap Market. As of February 21, 2001, Greenwood Partners, L.P. had a short position of 189,7000 shares of Isonics Common Stock. The 240,740 Other Warrants are all Class A Common Stock Warrants (trading symbol is ISONW).

     (5) Mr. Gutman controls both the Gutman Family Foundation and the HRG Trust. Mr.

          Gutman is a minority limited partner of Greenwood Partners, L.P., but does not in any manner participate in the business of Greenwood Partners, L.P.

     (6) Wolcott Capital Corp. is a privately-held company whose controlling person is Nicholas Ponzio, President.

     PLAN OF DISTRIBUTION. The Selling Shareholders may, from time to time, offer and sell the shares and Class B Warrants included in this Prospectus. The term "Selling Shareholders" includes pledgees, donees, transferees, or other successors in interest selling shares that they acquired after the date of this prospectus from the Selling Shareholders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

     Each Selling Shareholder will act independently of us in making decisions with respect to the timing, manner, and size of each sale. Each Selling Shareholder may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Shareholders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - an over-the-counter distribution in accordance with the rules of the Nasdaq SmallCap Market; and

     -    in privately negotiated transactions.

     In connection with distributions of the shares or otherwise, the Selling Shareholders may:

     - enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

     - sell the shares short and redeliver the shares to close out such short positions;

     - enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares that this prospectus offers, which they may in turn resell; and

     - pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

     In addition, the Selling Shareholders may sell any shares that qualify for sale pursuant to Rule 144, under Rule 144, rather than pursuant to this prospectus.

     In effecting sales, broker-dealers or agents that the Selling Shareholders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders, in amounts that the parties may negotiate immediately prior to the sale.

     In offering shares that this prospectus covers, the Selling Shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders, may qualify as "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits that the Selling Shareholders realize, and the compensation that they pay to any broker-dealer, may qualify as underwriting discounts and commissions.

     In order to comply with the securities laws of some states, the Selling Shareholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Shareholders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the Selling Shareholder complies with the exemption.

     We have advised the Selling Shareholders that the anti- manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker- dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

     At the time a Selling Shareholder makes a particular offer of shares, if required, we will distribute a prospectus supplement that will set forth:

     -    the number of shares that the Selling Shareholder is offering;

     - the terms of the offering, including the name of any underwriter, dealer or agent;

     -    the purchase price paid by any underwriter;

     -    any discount, commission and other underwriter compensation;

     - any discount, commission or concession allowed or reallowed or paid to any dealer; and

     -    the proposed selling price to the public.

     We have agreed to indemnify the Selling Shareholders against certain liabilities, and each of the Selling Shareholders have agreed to indemnify us against certain liabilities, in both cases including liabilities under the Securities Act.

             PROCEDURE FOR EXERCISE OF THE WARRANTS AND TAX ASPECTS

     PROCEDURE TO EXERCISE WARRANTS. The Class A Warrants were distributed to the public in September 1997, and traded on the over- the-counter market until July 2000. The Class A Warrants have been quoted on the Nasdaq SmallCap Market since July 2000. As of February 21, 2001, none of the Class A Warrants have been exchanged for Class B Warrants. On December 13, 2000, 675,000 restricted Class B Warrants were issued. As of February 21, 2001, none of the Class C Warrants have been issued, however:

     additional unrestricted Class B Warrants will be issued to any person who accepts our Exchange Offer and delivers his or her Class A Warrant certificate to our Exchange Agent as described in the preceding section; and

     the Class C Warrants, will be issued to any person who exercises a Class A Warrant or a Class B Warrant before the following dates: April 30, 2001 with respect to the Class A Warrants, and December 31, 2005 with respect to the Class B Warrants.

     Each registered holder of a Class A Warrant should have possession of a certificate that represents that Class A Warrant. Persons who hold their Class A Warrants in a brokerage account or otherwise in a "street name" account may ask their brokers to deliver a Class A Warrant certificate to them. Certificates will be issued to persons entitled to receive Class B Warrants or Class C Warrants unless a person exchanging his or her Class A Warrant chooses to exercise the Class B Warrant simultaneously.

     REGISTERED HOLDERS. If you are a registered holder, and if you have possession of your Class A Warrant certificate, in order to exercise a Class A Warrant, you must:

     - complete the subscription form which is included as a part of the Class A Warrant Certificate;

     - sign the subscription form and have your signature medallion guaranteed by a broker-dealer member of the STAMP program;

     - deliver the original warrant certificate with the completed, signed, and medallion guaranteed subscription form to Continental Stock Transfer & Trust Co., Inc., 2 Broadway, New York, NY 10004, Attn:
          Compliance Department; and

     - include your payment for the exercise price ($5.80 times the number of warrants being exercised for the Class A Warrants, $1.50 times the number of warrants being exercised for the Class B Warrants; and $2.50 times the number of warrants being exercised for the Class C Warrants). You must pay for the exercise by certified or bank cashiers' check payable in United States funds to the order of Isonics Corporation. If you prefer to wire transfer funds, you should contact Continental Stock Transfer & Trust Company by telephone and request wiring instructions. Continental Stock Transfer can be reached by telephone at (212)-509-4000.

     We recommend that you do not send your warrant certificate or funds through the regular U.S. Mail. We recommend that you use registered or certified U.S. Mail, or a courier service that will provide you a receipt indicating that Continental Stock Transfer received your warrant certificate and payment. Neither we, nor Continental Stock Transfer, are responsible for your warrant certificate or your payment until Continental Stock Transfer actually receives delivery. DO NOT SEND WARRANT CERTIFICATES OR PAYMENT DIRECTLY TO ISONICS CORPORATION.

     WARRANTS HELD IN A BROKERAGE ACCOUNT OR OTHERWISE IN STREET- NAME. If you hold your Class A Warrants, Class B Warrants, or Class C Warrants in a brokerage account or otherwise in a "street name" account, you must follow the procedures required by your broker, dealer, or other street-name holder.

     LOST WARRANT CERTIFICATES. If you have lost your Warrant certificate, you must contact Continental Stock Transfer & Trust Co., Inc., and follow the procedures established by Continental Stock Transfer for your lost Warrant certificate. If you have lost your certificate, please ensure that you leave a sufficient amount of time before expiration of your Class A Warrant, or expiration of the Exchange Offer, to follow the lost instrument procedures.

     TAX ASPECTS. No gain or loss will be recognized by a holder of either the Class B Warrant or the Class C Warrant held for investment on the holder's purchase of Common Stock for cash upon exercise of the Warrant. The adjusted tax basis of the Common Stock so acquired will be equal to the tax basis of the Warrant plus the exercise price. The holding period of the Common Stock acquired upon the exercise of the Class B Warrant, or the Class C Warrant, will begin on the date the Warrant is exercised and the Common Stock is purchased.


                                 USE OF PROCEEDS

     Isonics will not receive any cash proceeds from the exchange of the Class A Warrants, or the issuance of the Class B Warrants.

     Isonics will receive from $0.00 to a maximum of $2,565,000, from the exercise of the Class B Warrants issuable upon exchange of the Class A Warrants (not including any securities issuable upon exercise of the Underwriters' Warrants, which we believe to be unlikely). We expect to use any proceeds received for research and development and working capital. We do not believe that it is in the best interests of any person holding a Class A Warrant to exercise that Class A Warrant; we believe that each person holding a Class A Warrant would be better served by exchanging their Class A Warrant for a Class B Warrant.

     If all of the Class A Warrants are exchanged and all of the Class B Warrants are exercised before December 31 2005, (of which we can offer no assurance), there will be 1,710,000 Class C Warrants outstanding (including the additional Class C Warrants issuable in certain circumstances). We will receive from $0.00 to a maximum of $4,275,000 from the exercise of the Class C Warrants. (The foregoing discussion does not include any Warrants that may be issued upon exercise of the Underwriters' Warrants, which we believe to be unlikely.) We expect to use any proceeds received for research and development and working capital.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION OR PLAN OF OPERATION

     THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS. "FORWARD LOOKING STATEMENTS" INCLUDE STATEMENTS REGARDING OUR EXPECTATIONS, HOPES, INTENTIONS, OR STRATEGIES REGARDING THE FUTURE. FORWARD LOOKING STATEMENTS INCLUDE: STATEMENTS REGARDING FUTURE PRODUCTS OR PRODUCT DEVELOPMENT; STATEMENTS REGARDING FUTURE SELLING, GENERAL AND ADMINISTRATIVE COSTS AND RESEARCH AND DEVELOPMENT SPENDING, AND OUR PRODUCT DEVELOPMENT STRATEGY; STATEMENTS REGARDING FUTURE CAPITAL EXPENDITURES AND FINANCING REQUIREMENTS; AND SIMILAR FORWARD LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO US ON THE DATE HEREOF, AND WE UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

     Founded in 1992, Isonics Corporation ("Isonics" or the "Company") is a specialty chemical and advanced materials company, which develops and commercializes products based on enriched stable isotopes. Enriched stable isotopes are ultra pure materials engineered at the molecular level to provide enhanced performance properties in semiconductors, lasers and high performance lighting and energy production. Enriched stable isotopes are also widely used in basic research, pharmaceutical development and drug design, as well as in medical diagnostics and imaging. By replacing materials traditionally used in these industries with isotopically engineered versions of the same materials, product performance, safety, and economics can be enhanced significantly. Using state-of-the-art technology, we produce a wide range of enriched stable isotopes, which are then converted into products, which meet the specialized needs of our customers.

     Originally, our core business was the production and supply of depleted zinc, a non-radioactive stable isotope, to the energy industry. In fiscal 1996, we expanded our business scope to include development of isotopically engineered materials for the medical research, medical diagnostic and semiconductor industries. The acquisition of Chemotrade GmbH ("Chemotrade") in 1998 added radioactive isotopes (or radioisotopes) to our available products. As a result of the sale of our depleted zinc business in December 1999, (as described in the paragraph entitled "SALE OF DEPLETED ZINC BUSINESS,") our revenues in the future will depend on our success in developing and selling products in the semiconductor and stable and radioactive isotope markets.

     On May 1, 2000, we reorganized International Process Research Corporation ("Interpro," doing business as Colorado Minerals Research Institute), as described in the paragraph, "REORGANIZATION OF INTERPRO SUBSIDIARY." Previously Interpro was a contract research and development and materials processing company and was developing new, lower cost technologies to better meet our then existing customers' needs. As a result of the reorganization, Interpro will focus on one specific application-the recovery and recycling of zinc metal from various sources. On February 1, 2001, we sold Interpro and certain other assets related to Interpro's business to a management group, which relieved us of a negative cash flow of approximately $100,000 per month from Interpro's research and development and other activities, as well as approximately $700,000 of liabilities. As further consideration for the transaction, we received a 25% interest in the entity, which now owns Interpro.

     Chemotrade is headquartered in Dusseldorf, Germany, and its subsidiary is located in Leipzig, Germany. Chemotrade is a value- added re-seller of stable and radioactive isotopes. It supplies radioactive isotopes for pharmaceutical and industrial research as well as for industrial and medical imaging, calibration sources and for brachytherapy applications.

     Additionally, Chemotrade supplies various stable isotope labeled compounds for pharmaceutical research and drug design, as well as oxygen-18 for use in producing a radioisotope used in positron emission tomography. Chemotrade's market is primarily Europe but sales are also made to North America and Asia.

     Prior to June 1998, substantially all of our net revenues in any particular period were attributable to a limited number of customers and sales of depleted zinc and other stable isotopes. We have historically operated with little backlog. With the acquisition of Chemotrade we added radioisotopes to our product mix, and consistent with our historical experience, our quarterly results have been materially affected by the size, timing and quantity of orders and product shipments during a given quarter.

SALE OF DEPLETED ZINC BUSINESS

     On December 1, 1999, we sold our depleted zinc business to Eagle- Picher Technologies, LLC ("Eagle-Picher") for approximately $8.2 million, of which $6.7 million was paid on December 1, 1999. Subject to certain conditions three additional annual payments of $500,000 each are due on November 30, 2000, 2001 and 2002, representing the balance of $1.5 million. These installments are contingent upon the performance of an unaffiliated supplier of depleted zinc whose contract with us was assigned to Eagle-Picher.

     Eagle-Picher failed to make the first additional payment due November 30, 2000. We believe that the condition precedent has been met and that Eagle-Picher has no defense to its non-payment. We have demanded payment from Eagle-Picher, but Eagle-Picher has made an unacceptable counteroffer. Correspondence from Eagle-Picher indicated that it is likely using the mandatory payment as leverage to renegotiate certain other portions of our agreements. Additionally, Eagle-Picher has advised us that they believe we may have breached certain warranties regarding the depleted zinc business and have advised us that they believe this has resulted in significant damages to Eagle-Picher. Isonics has denied any breach of warranty and any liability to Eagle-Picher, and this matter is being resolved pursuant to the contractual dispute resolution process which will likely result in arbitration.

     We had intended to recognize a contingent gain, of $1.5 million, on a straight-line basis over the thirty-six month period (approximately $41,667 per month), as the aforementioned unaffiliated supplier performed under the contract. Three months, or approximately $125,000, have been recognized in the quarter ended October 31, 2000, approximately $250,000 has been recognized in the six months ended October 31, 2000, and approximately $208,000 was recognized in the fiscal year ended April 30, 2000, for a total of approximately $458,000. As of November 1, 2000, we ceased recognizing any additional contingent gain. As the matter is not yet resolved we have incurred a charge of approximately $458,000 to offset the contingent gain recognized since December 1999, in the quarter ended January 31, 2001. Until the dispute is resolved with Eagle-Picher and payment is assured, which may take many months, we will not recognize any additional contingent gain.

     Additionally, we signed a long-term isotope supply agreement with Eagle-Picher, and Eagle-Picher was to have supplied us by December 31, 2000, with 200 kilograms of silicon-28 to be used in research and development activities. We gave Eagle-Picher a warrant to obtain 4,000,000 shares of our common stock, however, these warrants and the underlying shares, are contingent upon the delivery of silicon-28 by Eagle-Picher by December 31, 2000. As silicon-28 was to be delivered we intended to record the value of the silicon and the warrants proportionately (20,000 warrants per kilogram), at a value of $25.00 per gram. This is the price we most recently paid for silicon-28 from another supplier.

     In addition to its refusal to pay the aforementioned $500,000 due November 30, 2000, Eagle-Picher failed to deliver any portion of the required 200 kilograms of silicon-28. We know that Eagle- Picher's silicon-28 production facility in Oklahoma has encountered certain technical difficulties, which Eagle-Picher refers to as a FORCE MAJEURE. We believe that Eagle-Picher's technical difficulties do not meet the definition of FORCE MAJEURE set forth in our agreements and that there is no contractual excuse for its failure to meet its delivery requirement.

     Eagle-Picher exercised their warrant, under a net exercise provision in the warrant agreement, and received 3,130,435 shares of our Common Stock, in March 2000. Eagle-Picher disputes our calculation and believes we should issue to it an additional 155,279 shares of Common Stock. We believe Eagle-Picher's calculation is in error. As Eagle-Picher is claiming FORCE MAJEURE, it believes it is entitled to retain its ownership to the 3,130,435 shares, as well as the disputed 155,279 shares of our Common Stock. Because of their failure to deliver the silicon-28, we have canceled those shares, and the shares are no longer considered to be outstanding.

     Isonics and Eagle-Picher have commenced efforts to resolve these and other disputes relating to its contract, but there has been no satisfactory resolution to date and it is likely that this will proceed to arbitration pursuant to the contractual dispute resolution requirements.

     As a result of Eagle-Picher's alleged breaches and defaults, we did not receive the 200 kilograms of silicon-28 meeting the specifications set forth in the agreement, as promised by Eagle- Picher. We have other sources of supply for silicon-28 meeting the necessary specifications, although orders have not been placed. Without silicon-28 meeting our specifications our research and development activities will be hindered. Additionally, Eagle- Picher's failure to make the payment due on November 30, 2000, has caused our working capital to be significantly reduced, and we are seeking other means of financing our operations. On December 13, 2000, we entered into a financing agreement described in more detail in the paragraph titled, "LIQUIDITY AND CAPITAL RESOURCES."

     As a result of the sale of the depleted zinc business, we have realized significantly lower revenues in the period since the completion of the sale, and we anticipate lower revenues in future quarters. Consequently, a lost or delayed sale of stable or radioisotopes could have a significant impact on our operating results for a particular period, and any fluctuations could materially and adversely affect our business, financial condition and results of operations.

REORGANIZATION AND SUBSEQUENT SALE OF INTERPRO SUBSIDIARY

     On May 1, 2000, we substantially reorganized one of our subsidiaries, Interpro, to focus on one specific application, the recovery and recycling of zinc metal from various sources, including galvanized steel scrap, electric arc furnace dust, and brass scrap. We chose this course of action for two reasons. First, we believed the market potential for this, and related processes, was significant. Second, the profound and lengthy slump in the mineral processing and mining industries had significantly eroded Interpro's historical customer base. We continued to meet the demands of a few remaining customers through various sub-contractor relationships. We also kept the physical infrastructure in place at our Golden, Colorado location in case market conditions warranted a reentry into Interpro's historical markets. We used a significant portion of this infrastructure in our zinc recovery and recycling project.

     On February 1, 2001, we sold Interpro and certain other assets related to Interpro's business to a management group, which relieved us of a negative cash flow of approximately $100,000 per month from Interpro's research and development and other activities, as well as approximately $700,000 of liabilities. As further consideration for the transaction, we received a 25% interest in the entity, which now owns Interpro.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain statement of operations data expressed as a percentage of net sales. The table and the discussion below should be read in conjunction with the condensed consolidated financial statements and the notes thereto appearing elsewhere in this report.

                                           Three Months Ended        Six Months Ended
                                               October 31,              October 31,
                                           ------------------       ------------------
                                            2000        1999         2000        1999
                                           ------      ------       ------      ------
Net revenues                               100.0%      100.0%       100.0%      100.0%
Cost of revenues                            79.3        77.8         77.0        77.8
                                           -----       -----        -----       -----
     Gross margin                           20.7        22.2         23.0        22.2
                                           -----       -----        -----       -----

Operating expenses:
  Selling, general & Administrative         91.0        21.2         74.7        24.3
  Research & development                    21.1         4.6         17.9         4.4
  Restructuring & office
    closure                                   --          --           --         0.8
                                           -----       -----        -----       -----
      Total operating expenses             112.1        25.8         92.6        29.5
                                           -----       -----        -----       -----
Operating income (loss)                    (91.4)       (3.6)       (69.6)       (7.3)
                                           -----       -----        -----       -----
Other income (expense) net                   2.1         0.4          4.9        (0.9)
                                           -----       -----        -----       -----

Income (loss) before income taxes          (89.3)       (3.2)       (64.7)       (8.2)
                                           -----       -----        -----       -----
Income  tax expense (benefit                (0.1)         --           --          --
                                           -----       -----        -----       -----
NET INCOME (LOSS)                          (89.2)%      (3.2)%      (64.7)%      (8.2)%
                                           =====       =====        =====       =====


                                          Twelve Months Ended
                                               April 30,
                                          -------------------
                                            2000        1999
                                           ------      ------
Net revenues                               100.0%      100.0%
Cost of revenues                            79.8        78.7
                                           -----       -----
  Gross margin                              20.2        21.3
                                           -----       -----
Operating expenses:
  Selling, general & Administrative         29.1        21.4
  Research & development                     9.6         6.8
  Restructuring & office closure             0.4         4.1
                                           -----       -----
      Total operating expenses              39.1        32.3
                                           -----       -----
Operating income (loss)                    (18.9)      (11.0)
                                           -----       -----
Other income (expense) net                  41.0        (2.8)
                                           -----       -----
Income (loss) before income taxes           22.1       (13.8)
                                           -----       -----
Income tax expense (benefit)                 1.0         1.0
                                           -----       -----
NET INCOME (LOSS)                           21.1%      (14.8)%
                                           =====       =====


NET REVENUES

     Net revenues for the three months ended October 31, 2000, were $1.955 million, a decrease of approximately 56%, or $2.505 million, from $4.460 million for the same period in the prior fiscal year. The decrease is primarily because our net revenues from isotope product sales decreased approximately $2.121 million for the three months ended October 31, 2000, to approximately $1.955 million. This reduction is due to the lack of depleted zinc revenues after the sale of the depleted zinc business to Eagle-Picher, and the recent acquisition of a major customer by one of our competitors. Net revenues from contract research and development services sales decreased approximately $384,000 for the three months ended October 31, 2000, to $0, because of our cessation of these activities at our subsidiary Interpro.

     Net revenues for the six months ended October 31, 2000, were $3.991 million, a decrease of approximately 47%, from $7.544 million for the same period in the prior fiscal year. This reduction is due to the lack of depleted zinc revenues after the sale of the depleted zinc business to Eagle-Picher, and the recent acquisition of a major customer by one of our competitors. Net revenues from contract research and development services sales decreased approximately $717,000 for the six months ended October 31, 2000, to $0, because of our cessation of these activities at our subsidiary Interpro.

     Following the end of our fiscal quarter, we were adversely impacted by one customer's failure to pay approximately $218,000 in invoices due. Additionally, we had ordered, based on purchase orders placed by this customer, approximately $131,000 in product from our suppliers. We have taken the actions we believe appropriate to recover these obligations. We have been informed by the management of this customer that they are currently selling a portion of their business and intend to pay the amounts owed us with the proceeds from this sale. We believe if this customer does not honor its purchase orders we will be able to sell the inventory to other customers.

     We do not anticipate significant revenues from sales of silicon- 28 based products in the fiscal year ended April 30, 2001, and our ability to achieve any revenues from silicon-28 based products is dependent on continuing research and development, and our ability to obtain an adequate supply of silicon-28 from Eagle-Picher or other suppliers. We are collaborating with academia and industry to evaluate the benefits of isotopically pure silicon-28. We believe that if evaluations demonstrate the commercial feasibility of one or more products, demand could emerge in certain segments of the semiconductor market. We can offer no assurance, however, that these evaluations will demonstrate the commercial feasibility of any products, that we will be able to commercialize any such products, or that a market will emerge for any such products.

     We are engaging in research and development to diversify our business and to expand other lines of our business. We have also expanded our sales and marketing efforts. We are now seeking to identify and evaluate a variety of new stable isotope products and potential markets for economic and technical feasibility. We will continue to fund research and development to improve technologies for isotope separation and materials processing technologies. During fiscal 2000, 1999, and 1998, research and development expenses were $1,224,000, $1,155,000, and $811,000, respectively. We cannot offer any assurance that our current or future lines of business and our research and development efforts will be profitable or generate significant revenues.

     Net revenues decreased from $16,998,000 in fiscal 1999 to $12,733,000 in fiscal 2000, a decrease of $4,265,000 or 25.1%. The decrease is primarily because of the sale of our depleted zinc business to Eagle-Picher in December 1999, and reduced revenue from our contract research and process development operations. Depleted zinc revenues in fiscal 2000 were $2,645,000, as compared to fiscal 1999 revenues of $5,959,000, a decrease of $3,314,000, or 55.6%. This decrease is attributable to only having approximately seven months of sales in fiscal 2000, because of the Eagle-Picher transaction, versus twelve months of sales in fiscal 1999. Interpro's fiscal 2000 revenues were $1,156,000, as compared to fiscal 1999 revenues of $2,614,000, a decrease of $1,458,000, or 55.8%. We will have no revenues from depleted zinc or Interpro in fiscal 2001 because we have sold our depleted zinc business and (prior to the sale of our Interpro subsidiary effective February 1, 2001) we had ceased revenue generating operations at Interpro. Both the depleted zinc sale and the zinc recovery and recycling process project are described above. See "SALE OF DEPLETED ZINC BUSINESS", AND "REORGANIZATION AND SUBSEQUENT SALE OF INTERPRO SUBSIDIARY."

     International sales represented approximately 65% of revenues in fiscal 2000, and 60% of revenues in fiscal 1999. This increase is primarily attributable to significantly lower domestic revenues from Interpro, which were partially offset by increased domestic sales of stable isotopes (excluding depleted zinc). Lower depleted zinc sales had a comparable effect on both international and domestic sales.

GROSS MARGIN

     As a result of the sale of the depleted zinc business to Eagle- Picher on December 1, 1999, we anticipate gross margin will be decreased on an annual basis by approximately $1.0 million dollars.

     Gross margin for the three months ended October 31, 2000, decreased to approximately 20.7% of net revenues from approximately 22.2% for the same period in the prior fiscal year. The decrease is primarily because of the lack of depleted zinc sales and sales to a lost customer that carried higher margins. Gross margin for the six months ended October 31, 2000, increased to approximately 23.0% of net revenues from approximately 22.2% for the same period in the prior fiscal year.

     Gross margin decreased approximately $1,046,000, to approximately $2,577,000, in fiscal 2000, from approximately $3,623,000, in fiscal 1999. On a percentage of net revenues basis gross margin decreased 1.1 percentage points to approximately 20.2% in fiscal 2000, from approximately 21.3% in fiscal 1999. The dollar and percentage point decreases are primarily because of reduced sales of depleted zinc, typically a higher margin product, and an increase in stable and radioisotope revenues generated by both Isonics and Chemotrade. In general, stable isotopes typically have lower margins because of more sales competition.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

     We anticipate that our selling, general, and administrative expenses will increase during the current fiscal year as we increase our sales and marketing efforts in other product lines. As a percentage of revenues selling, general and administrative expenses should increase, as revenues (current fiscal year quarter to prior fiscal year quarter) will be significantly lower.

     Selling, general, and administrative expenses increased on a dollar basis to approximately $1.780 million, or approximately 91.0% of net revenues for the three months ended October 31, 1999, from $945,000, or 21.2% of net revenues in the comparable period of the prior year. The dollar increase for the quarter ended October 31, 2000, was primarily attributable to increased usage of professional services including legal, business development and accounting services, bad debt expense (as described above in the paragraph titled "NET REVENUES"), and remediation expenses related to our Golden facility, while the percentage increase was primarily caused by lower revenues as described above, as well as, higher levels of spending.

     In the quarter ended October 31, 2000, we recognized a $270,000 expense to remediate the Golden, Colorado facility we currently lease. This expense will be incurred prior to the expiration of our lease in June 2001. This obligation was assumed by the management group which bought the zinc recovery business on February 1, 2001.

     Selling, general and administrative expenses increased on a dollar basis to approximately $2,980,000, or approximately 74.7% of net revenues for the six months ended October 31, 2000, from approximately $1,830,000 million, or approximately 24.3% of net revenues for the six months ended October 31, 1999. The dollar increase for the six months ended October 31, 2000, is primarily attributable to increased usage of professional services including legal, business development and accounting services, bad debt expense, and remediation expenses related to our Golden facility, while the percentage increase was primarily caused by lower revenues as described above, as well as, higher levels of spending.

     Selling, general, and administrative expenses increased on a dollar basis by approximately $55,000 to $3,698,000, in fiscal 2000 from $3,643,000 in fiscal 1999. Selling, general, and administrative expenses increased on a percentage of net revenues basis by 7.6 percentage points to 29.1% of net revenues in fiscal 2000, from 21.4% of net revenue in fiscal 1999. The dollar increase in selling, general and administrative expenses is primarily attributable to increased compensation expense and professional service fees at the corporate level. The percentage of net revenues increase is primarily attributable to lower net revenues ($12,733,000 in fiscal 2000, and $16,998,000 in fiscal 1999). See
"LIQUIDITY AND CAPITAL RESOURCES" and "BUSINESS THAT WE SOLD."

     We expect that our selling, general and administrative expenses will continue to fluctuate as we are attempting to develop and market new products and increase the sales of our existing products. While we are attempting to keep control over these expenses, we anticipate that we will not be able to reduce selling, general, and administrative expenses in the near future. Our goal is to increase revenues so that selling, general, and administrative expenses as a percentage of revenues will decrease over time.

RESEARCH AND DEVELOPMENT

     Research and development expenses increased by approximately $207,000, or approximately 101%, to $412,000, for the quarter ended October 31, 2000, from $205,000 for the comparable period in fiscal 1999, while increasing on a percentage basis to approximately 21.1% of net revenues from approximately 4.6%. The dollar increase during the quarter ended October 31, 2000, was primarily because of research and development costs associated with the development of our zinc recovery and recycling project. The percentage increase is primarily attributable to lower revenues as described above, as well as, higher levels of spending.

     Research and development expenses increased by approximately $384,000, or approximately 116%, to $716,000 for the six months ended October 31, 1999, from $332,000 for the comparable period in fiscal 1999, while increasing on a percentage basis to approximately 17.9% of net revenues from approximately 4.4%. The dollar increase during the six months ended October 31, 2000, was primarily because of research and development costs associated with the development of our zinc recovery and recycling project. The percentage increase is primarily attributable to lower revenues as described above, as well as, higher levels of spending.

     Research and development expenses increased on a dollar basis by approximately $69,000 to $1,224,000, in fiscal 2000 from $1,155,000 in fiscal 1999. Research and development expenses increased on a percentage of net revenues basis by 2.8 percentage points to 9.6% of net revenues in fiscal

2000 from 6.8% of net revenue in fiscal 1999.

     As described above in the paragraph titled "SALE OF DEPLETED ZINC BUSINESS," we signed a long-term isotope supply agreement with Eagle-Picher, under which Eagle-Picher will supply us with 200 kilograms of silicon-28 in 2000. The silicon-28 will be used to further development of our semiconductor materials business. We also gave Eagle-Picher a warrant to obtain 4,000,000 shares of our common stock. The warrants are contingent upon the delivery of silicon-28 by Eagle-Picher. The anticipated value of the 200 kilograms is approximately $5,000,000. As we use the silicon-28 in our research and development activities, we will recognize an expense of approximately $25.00 per gram, as this is the price we most recently paid for silicon-28 from another supplier.

     As also described above Eagle-Picher did not meet this obligation to deliver the 200 kilograms of silicon-28 for which we have already paid Eagle-Picher. We have held several discussions with Eagle-Picher regarding this and other Eagle-Picher failures, which we believe, have occurred under our agreements. If we are able to reach a resolution with Eagle-Picher, they may still deliver the required silicon-28 to us in the future; if we are not able to reach any agreement with Eagle-Picher, they may not deliver any silicon-28 to us. If Eagle-Picher's delay in delivering the silicon-28 is significant, or if Eagle-Picher's technology cannot produce silicon- 28 meeting our requirements, we will need to make other arrangements for our silicon-28 supply. These other arrangements will likely delay our ability to complete our research and development programs.

     We believe that the development and introduction of new product applications is critical to our future success and we expect that research and development expenses will increase (as measured in dollars), in the near term because of the timing of material usage and outside services, but will likely continue to vary as a percentage of revenues because of the timing and amount of future revenues.

     On May 1, 2000, we substantially reorganized Interpro to focus on one specific application, the recovery and recycling of zinc metal from various sources including, galvanized steel scrap, electric arc furnace dust, and brass scrap and on February 1, 2001, we sold Interpro to a management group to reduce the negative cash flow and liabilities resulting from Interpro.

RESTRUCTURING AND OFFICE CLOSURE

     On October 31, 1998, we announced a restructuring of our operations and relocation of our headquarters to Golden, Colorado, the location of our subsidiary, Interpro. We recorded a $691,000 charge in connection with the restructuring.

     As of October 31, 2000, the only significant restructuring cost remaining is the lease payments on the former San Jose, California office, which has been sublet for the remaining term of our lease. The net liability is estimated to be approximately $40,000, and will be paid over the next four years. The expense in fiscal 2000, was primarily related to moving costs incurred by two senior executives.

OTHER INCOME (EXPENSE), NET

     Other income (expense), net includes interest expense, amortization of debt issuance costs and the fair value of warrants issued in connection with the debt, and foreign currency gains and losses. Other income (expense), net increased by approximately $26,000, to $42,000, for the quarter ended October 31, 2000, from other income, net of approximately $16,000, for the comparable period of the previous fiscal year. The decrease in interest expense of approximately $91,000 was offset by an increase in foreign currency losses of $53,000 and a decrease in other income of approximately $12,000.

     Other income, net increased by approximately $256,000, to $193,000, for the six months ended October 31, 2000, from other (expense), net of approximately $63,000, for the comparable period of the previous fiscal year. The decrease in interest expense of approximately $199,000 was augmented by an increase in other income of approximately $45,000, and a foreign currency exchange gain of approximately $12,000.

     As described above, Eagle-Picher failed to make the first additional payment due November 30, 2000. We had intended to recognize a contingent gain, of $1.5 million, on a straight-line basis over the thirty-six month period (approximately $41,667 per month), as the aforementioned unaffiliated supplier performed under the contract. Three months, or approximately $125,000, have been recognized in the quarter ended October 31, 2000, approximately $250,000 has been recognized in the six months ended October 31, 2000, and approximately $208,000 was recognized in the fiscal year ended April 30, 2000, for a total of approximately $458,000. As of November 1, 2000, we ceased recognizing any additional contingent gain. As the matter is not yet resolved we have incurred a charge of approximately $458,000 to offset the contingent gain recognized since December 1999, in the quarter ended January 31, 2001. Until the dispute is resolved with Eagle-Picher and payment is assured, which may take many months, we will not recognize any additional contingent gain.

     Excluding gain on the sale of the depleted zinc line of business of approximately $5,296,000, Other income (expense), net, in fiscal 2000 was approximately ($77,000) a decrease in expense of approximately $407,000 from ($484,000) in fiscal 1999. The decrease in expense is primarily attributable to lower interest expense (net of interest income) at the corporate level, as there were no significant borrowings after November 1999, a period of five months. Also in fiscal 2000, we recognized a gain of $110,000 resulting from the favorable settlement of a dispute with a vendor.

INCOME TAXES

     We currently operate at a loss and expect to operate at a loss until the products currently under development begin to generate sufficient revenue. While we recognized a taxable gain upon the sale of our depleted zinc product line, the tax expense incurred was offset by the expected recovery of such taxes due to the availability of net operating losses to offset the taxes paid. As a result, for the fiscal year ended April 30, 2000, our reported tax expense was limited to the taxes payable in Germany on the income of our Chemotrade subsidiary, and state income taxes for which no loss carryforwards were available.

     The consolidated entity had income tax expense of $129,000 for fiscal year 2000, and income tax expense of $171,000 for fiscal year 1999. The income tax expense in fiscal year 2000 is related to the sale of the depleted zinc business. The income tax expense in fiscal year 1999 resulted from our Chemotrade subsidiary, which had net income in fiscal year 1999, and paid income taxes in Germany.

However, both United States-based entities had net losses, in fiscal year 1999, and did not have income tax expense.

     The losses to be incurred in the current year are not expected to generate an income tax benefit because of the uncertainty of the realization of the deferred tax asset. As such we have provided a valuation allowance against the deferred tax assets for the amount in excess of the taxes paid in prior years that are subject to refund.

NET INCOME (LOSS)

     We recognized net losses of $2,583,000 and $616,000, for the six months ended October 31, 2000 and 1999, respectively. We recognized net losses of $1,744,000 and $143,000, for the quarters ended October 31, 2000 and 1999, respectively. Losses of this magnitude will likely continue until revenues increase from our current operations or research and development projects.

     We recognized net income of $2,689,000 for the fiscal year ended April 30, 2000, as compared to a net loss of $2,521,000 for the fiscal year ended April 30, 1999. Net income in fiscal 2000 was primarily because of the gain of $5,296,000 on the sale of our depleted zinc business to Eagle-Picher in December 1999, a transaction that will not recur. Without that one-time gain, we would likely have recognized a net loss.

     Net income in future years will be dependent on our ability to increase net revenues while decreasing our selling, general and administrative expenses; research and development expense; and other expenses as a percentage of net revenues. Because of our continuing research and development efforts on new products, we do not expect to generate any significant increase in net revenues in fiscal 2001, and as a result, anticipate that the current (2001) fiscal year's operations will result in a significant loss.

LIQUIDITY AND CAPITAL RESOURCES

     Our working capital and liquidity were significantly improved as a result of the sale of the depleted zinc business to Eagle-Picher on December 1, 1999. However, our liquidity has been decreasing since then and was adversely affected by a customer failing to pay an account receivable when due, as is shown by the following table:

DATE                  WORKING CAPITAL
----                  ---------------
January 31, 2000      $4.067 million
April 30, 2000        $3.754 million
July 31, 2000         $3.319 million
October 31, 2000      $1.725 million

     We expect that our working capital will continue to decrease over time as we continue to use our capital for operations, research and development, and investing activities. We do not expect working capital to increase until, if ever, we are able to increase our revenues to exceed our cash out-flow. We cannot offer any assurance that we will be able to do so in the near term. We believe we have sufficient working capital for the current fiscal year, ending April 30, 2001, and into the next fiscal year.

     Our principal sources of funding have been cash from sales of lines of business, borrowed funds, and sales of preferred stock. We used cash in operating activities of approximately $2.495 million and $1.385 million during the three months ended October 31, 2000, and 1999, respectively. Cash used in operating activities during the six months ended October 31, 2000 was principally the result of a net loss of approximately $2.583 million. Cash used by operating activities during the three months ended October 31, 1999, was principally the result of a net loss of $1.744 million and increases in accounts receivable, and inventory, offset by adjustments for non- cash items, primarily depreciation and amortization, and increases in accounts payable and accrued liabilities.

     Our investing activities used cash of $21,000, and $0 for the three months ended October 31, 2000, and 1999, respectively, resulting from purchases of property and equipment.

     Financing activities generated cash of $213,000 and $1.246 million for the three months ended October 31, 2000, and 1999, respectively. Cash provided by financing activities during the three months ended October 31, 2000, resulted primarily from the exercise of employee stock options. Net repayments of debt of $3,000 were the primary use of cash in financing activities for the six months ended October 31, 2000. Cash provided by financing activities during the six months ended October 31, 1999, resulted primarily from the issuance of convertible preferred stock for cash of $2.250 million and proceeds from the issuance of long-term debt of $75,000. Net repayments on the revolving line of credit of $298,000 and repayments of debt of $781,000 were the primary uses of cash during the six- month period ended October 31, 1999.

     We used cash in operating activities of approximately $4,327,000 during fiscal 2000. We generated cash in operating activities of approximately $357,000 during fiscal 1999. The primary negative influence on fiscal 2000 cash flow from operating activities was the gain on the sale of the depleted zinc business of approximately $5,296,000.

     Significant positive influences on our fiscal 2000 cash flow from operations included:

     -    net income of approximately $2,689,000;

     -    an increase in taxes payable of $323,000;

     - non-cash charges for depreciation and amortization expense of $567,000; and

     -    non-cash charges related to debt restructuring of $160,000.

     Other negative influences on our fiscal 2000 cash flow included:

     -    an increase in accounts and notes receivable of $146,000;

     - an increase in inventories prior to the Eagle-Picher transaction of $1,066,000;

     -    an increase in prepaid expenses and other assets of $139,000;

     -    a deferred tax benefit of $640,000;

     -    a decrease in accounts payable of $522,000; and

     -    a decrease in accrued liabilities of $336,000.

     Financing activities provided cash of $545,000 in fiscal 2000, and used cash of $244,000 in fiscal 1999. In fiscal 2000, we had proceeds from the issuance of preferred stock of approximately $2,250,000. We used approximately $1,931,000 to pay our line of credit and other borrowings. In fiscal 1999, the primary use of cash was the excess of repayments of debt, $1,000,000 over proceeds of debt, $717,000.

     Significant positive influences on our fiscal 2001 cash flow from operations included:

     -    a decrease in accounts receivable of $200,000; and

     -    a decrease in prepaid expenses and other current assets of $119,000;

     -    an increase in accrued liabilities of $153,000.

     - non-cash charges for bad debt write-offs, and depreciation and amortization expense of $423,000; and

     Other negative influences on our fiscal 2000 and 2001 cash flow included:

     -    net loss of approximately $2,583,000;

     -    an increase in notes receivable of $250,000;

     -    an increase in income taxes receivable of $426,000;

     -    a decrease in taxes payable of $367,000;

     Factors resulting in our lower fiscal 1999 cash equivalents included our cash payments for the acquisition of Chemotrade and the losses incurred in fiscal 1999. During fiscal 1999, we paid the sellers of Chemotrade approximately $1,686,000 in cash, and had one note for approximately $826,000 outstanding due to the sellers on April 30, 1999. This note was repaid in fiscal 2000.

     On July 29, 1999, we completed a $2,745,000 private placement financing to a limited number of accredited investors (including some creditors who converted debt). We issued 1,830,000 units, each consisting of one share of Series A Convertible Preferred Stock and one warrant. We received $2,250,000 in cash proceeds and converted $425,000 of long-term debt in connection with the private placement. Each share of the Series A Convertible Preferred Stock is convertible into one share of our Common Stock at a conversion price of $1.50. The liquidation preference for the Series A Convertible Preferred Stock is $1.50. Each warrant allows the investor to purchase one share of Isonics Common Stock for $3.75 through July 29, 2002. We granted certain registration rights to the holders of the shares of common stock underlying the Class A Convertible Preferred Stock and the warrants.

     In addition to converting $425,000 of existing debt into equity as part of the private placement we:

     - issued 500,000 warrants to purchase shares of our Common Stock to an investment banker as a commission on this placement. The warrants are exercisable at $3.75 per share through July 29, 2002;

     - issued 46,667 units in satisfaction of all current and future obligations under the Isoserve royalty agreement;

     - extended the payment due date for the remaining balance on the Chemotrade acquisition note to July 2000; and

     - extended the payment due date for certain unsecured promissory notes to January 2000, which notes have been paid in full.

     On July 24, 1998, we obtained a $3,000,000 asset based credit facility for our U.S. operations, secured by our U.S. assets, with an unaffiliated lender. This facility was repaid, in full, in December 1999 with funds made available by our sale of assets to Eagle-Picher. The proceeds of that facility were used to repay approximately $537,000 of debt outstanding and $742,000 of accounts payable. Chemotrade has one unsecured revolving line of credit for 400,000 DM (approximately $186,000), at April 30, 2000, and subsequently.

     At April 30, 1999, and subsequently until December 1, 1999, we were in default of our borrowing agreements with Coast Business Credit ("Coast"), and on December 1, 1999, we had approximately $215,000 of outstanding borrowings. We have used some of the proceeds of the depleted zinc business sale described above to pay off the Coast borrowings and our relationship with Coast has been terminated. We believe that our current cash position, attributable to the proceeds received from the sale of our depleted zinc business and the reduced levels of debt associated therewith, will be sufficient to fund operations for more than the next twelve months. However, our long-term capital requirements will only be met if we are able to generate profits from operations and positive cash flows, or develop new sources of financing of which there can be no assurance. We currently have no borrowing agreements in place with any lenders or similar organizations.

     At October 31, 2000, we had approximately $1.082 million of cash and cash equivalents, a decrease of approximately $2.303 million, compared to $3.385 million as of April 30, 2000. At October 31, 2000 we has positive working capital of $1.725 million, a decrease of $2.029 million from April 30, 2000. The decrease is largely attributable to net loss of $2.583 for the same period.

     During the six months ended October 31, 1999, we issued approximately $2.745 million in convertible preferred stock. Cash proceeds totaled approximately $2.250 million and conversion of notes payable and other obligations to preferred stock totaled approximately $495,000. This convertible preferred stock placement is described in detail in the Form 8-K we filed on August 11, 1999.

     Two events, subsequent to the end of the quarter ended October 31, 2000, significantly and adversely impacted our cash position. A customer has not paid approximately $218,000 in invoices due at the end of the quarter. This account receivable has been fully reserved as of October 31, 2000. We have taken actions we believe appropriate to recover this obligation. In addition we have ordered $131,000 of product based on purchase orders placed by this customer. We have been informed by the management of this customer that they are currently selling a portion of their business and intend to pay the amounts owed us with the proceeds from this sale. We believe if this customer does not honor its purchase orders we will be able to sell the inventory to other customers.

     The second adverse event subsequent to the end of the quarter was Eagle-Picher's failure to make the $500,000 annual installment due November 30, 2000. We have not reserved this amount at this time, as we believe we will collect this amount including accrued interest in the near future. However, if we have not collected the $500,000 by January 31, 2001, we will incur a charge of $500,000 to offset the contingent gain recognized since December 1999.

     One event, subsequent to the end of the quarter ended October 31, 2000, significantly and positively impacted our cash position. In a private placement with approximately ten accredited investors we sold 337,500 units consisting of one share of our Common Stock and two Class B Warrants for $675,000 ($2.00 per unit). This transaction was completed on December 13, 2000.

     With the sale of the zinc recovery business on February 1, 2001, as discussed in the paragraphs titled, "OVERVIEW" AND "REORGANIZATION OF INTERPRO SUBSIDIARY," we will reduce our cash outflow by approximately $100,000 per month. We have also eliminated certain current liabilities totaling approximately $270,000, which will improve our working capital position.


                                    BUSINESS

     We are an advanced materials and technology company, which develops and commercializes products created from materials whose natural isotopic ratios have been modified. An isotope is one of two or more species (or nuclides) of the same chemical element, which differ from one another only in the number of neutrons in the atom's nucleus. The different number of neutrons can create significantly different nuclear properties; the most well known of these properties is radioactivity. Radioactive isotopes (or radioisotopes) can be found in nature; however, most of our radioisotopes are man-made. Stable isotopes are not radioactive.

     To take advantage of some of these different nuclear properties- and to create our products-it is usually necessary to increase ("enrich") or decrease ("deplete") the concentration of a particular isotope or isotopes. There are over 280 naturally occurring stable isotopes of 83 different elements. The number of isotopes of any given element varies widely. Stable isotopes of a given element typically do not differ significantly in their chemical behavior. Stable isotopes of an element differ in mass and diameter, as well as several nuclear properties, such as cross-section, spin, and magnetic moment. Differences in these properties can result in substantially different effects, and some of these different effects have the potential for commercial application. Isotopes are typically referred to by their atomic mass number, which essentially is the sum of the number of protons and neutrons in the atom's nucleus. For example, oxygen-18 has eight protons and ten neutrons in its nucleus, and silicon-28 has fourteen protons and fourteen neutrons in its nucleus.

     For example, in ultra chemically pure crystals, grown for electronics or optical applications, isotopic impurities are the greatest contributor to crystal disorder because of mass and diameter variations. Eliminating this disorder by using a single enriched isotope (i.e. an isotopically pure substance) results in increased thermal conductivity and optical transparency, and thus in improved product performance. Similarly, enriching or depleting isotopes based upon their nuclear cross-sections allows materials to be engineered for applications in the nuclear power industry, for controlled doping of some semiconductors in the computer industry, and for use as targets to produce radioisotopes for the life sciences and other industries.

     Another example is labeling or tagging of materials. By varying the natural abundance of isotopes present in the material, the material acquires its own unique mass and/or nuclear magnetic signature. This process "tags" the material, and most importantly, does not change a given material's chemical properties. Though chemically equivalent, the "tagged" material is discernible from unlabeled materials through the use of several types of instruments including mass spectrometers.

     Enriched stable isotopes may be thought of as extremely pure materials. Not only are they chemically pure, but also consist primarily of only one isotope depending on the level of enrichment. This extra degree of purification, accomplished on the sub-atomic level, provides enhanced performance properties compared to normal (chemical only) purity materials. Depleted isotopes are typically processed further, and the elimination (or reduction in level) of an isotope, or isotopes, prevents the creation of undesirable byproducts in these subsequent processing steps. In some instances the undesirable byproducts are produced during the intended use of the non-depleted isotope material.

     Stable isotopes have commercial uses in several areas, including: energy generation; medical research, diagnostics, and drug development; product tagging and stewardship; semiconductors; and optical materials. We have successfully developed and commercialized several isotope products and intend to promote the emergence and growth of new stable isotope applications. The radioactive isotopes (or radioisotopes) we produce and sell are typically used in medical diagnostic, treatment, and therapy applications. In most cases we first produce an enriched or depleted stable isotope "target," which is then exposed to an appropriate form of radiation to create a specific radioisotope.

     A key property of a radioisotope is its half-life. The half- life is a measure of how fast a radioisotope decays into either a stable isotope or another radioisotope. Since most radioisotopes used in life science applications have short half-lives, they are rarely found in nature. Therefore these isotopes have to be made from a target material, usually in a nuclear reactor or a cyclotron, and usually used immediately. A nuclear reactor or a cyclotron generates the appropriate form of radiation required to convert the target material into the desired radioisotope.

     Today our isotope business addresses the material needs of two primary markets: life sciences (including healthcare) and semiconductor materials. While we currently are focusing on these two markets, we continually evaluate other applications for both stable and radioisotopes. We also sell isotopes for use in basic scientific research and certain specific industrial applications. We believe our core competency is our ability to identify, develop, source, and commercialize products and services based on isotopically engineered materials.

     We were formed in March 1992, as a partnership, and were subsequently incorporated in California in March 1993, as A&R Materials, Inc. In September 1996, we changed our name to Isonics Corporation. Our principal executive offices are located at 5906 McIntyre Street, Golden, Colorado 80403. Our telephone number is (303) 279-7900, and our facsimile number is (303) 279-7300. Our web site is www.isonics.com.

BUSINESSES

INTERNATIONAL PROCESS RESEARCH CORPORATION

     Effective April 30, 1998, we purchased all of the outstanding capital stock of International Process Research Corporation ("Interpro") from a previously unaffiliated corporation (Metallurgy International, Inc.). Interpro, which does business as Colorado Minerals Research Institute, is a materials processing and contract research and development company. Interpro performed (through December 1, 1999) key steps in our depleted zinc manufacturing process. The acquisition was made to assure future availability of this critical manufacturing technology, and to provide an infrastructure platform for performing value-added processing of other isotopes. Interpro has also jointly developed new, lower-cost technologies to enable its historical customers to better meet the various metallurgical and mineral processing needs of their customers. In connection with the acquisition, we issued 353,982 shares of our Common Stock (valued at $708,000) in exchange for all of the outstanding shares of Interpro. We accounted for the acquisition as a purchase.

     On May 1, 2000, we substantially reorganized Interpro to focus on one specific application: the recovery and recycling of zinc metal from various sources including, galvanized steel scrap, electric arc furnace dust, and brass scrap. On February 1, 2001, we sold Interpro to a management group, which we expect to have the effect of reducing negative cash flow and liabilities, which were attributable to Interpro. As a part of the transaction, Isonics acquired a 25% interest in the purchasers, Interpro Zinc. Isonics also transferred patent rights and other intellectual property related to the recovery of zinc.

CHEMOTRADE

     Effective June 1, 1998, we acquired all of the outstanding shares of Chemotrade GmbH, 75 percent of the outstanding shares of Chemotrade Leipzig GmbH and six (6) percent of the outstanding shares of IUT (collectively "Chemotrade"). All three companies are located in Germany. Chemotrade GmbH is located in Dusseldorf, Chemotrade Leipzig GmbH is located in Leipzig, and IUT is located in Berlin. Two common shareholders owned all three companies' shares that we purchased. All three companies continue to be engaged in the distribution, development, and manufacture, of stable and radioactive isotopes. We paid the previously unaffiliated former owners of Chemotrade $855,000 in cash, 357,730 restricted shares of our Common Stock valued at $894,000, and two interest bearing notes, one for $924,000 which was paid in September 1998, and a second note for $826,000 which was partially paid in June 1999, and the balance was paid in December 1999.

     The purchase agreement provides for the selling shareholders to receive additional consideration in the event pretax earnings of $481,000 (DM 1,000,000) are achieved for the year ending April 30, 2001. The maximum additional consideration that can be earned is $241,000 (DM 500,000). Any additional consideration will be recorded as additional goodwill.

COMPANY STRATEGY

     We believe that our strength is our ability to bring the necessary resources together to identify, evaluate, develop, engineer, and successfully commercialize applications for stable and radioactive isotopes, and value-added products manufactured from these isotopes. This is evidenced by management's experience (at Isonics and in prior employment) in developing depleted zinc from what was initially a cost prohibitive concept to a successful commercial product. The worldwide market for depleted zinc is now one of the largest for a stable isotope product, exceeding $10 million per year in sales worldwide.

     We believe we have created a product development model that can serve as a basis for our current and future expansion. To capitalize on the commercial opportunities that have been identified for stable isotopes, we have adopted a business strategy designed to maximize the value of our technologies, business development, and management resources, while attempting to minimize capital costs. This strategy involves:

     - focusing on development of high value-added products, which we expect to have a competitive advantage in large or growing markets;

     - leveraging research and development expenditures through collaborations, government programs, and corporate and academic partnerships;

     - minimizing early capital needs by obtaining stable and radioactive isotopes through alliances and supply agreements with existing stable and radioactive isotope sources, followed by investment in Company-owned isotope production facilities when markets are more established and the optimum production technology has been determined;

     - obtaining value-added processing technology through sub-contract manufacturing agreements, joint ventures, and acquisitions of strategically important technologies and companies; and

     - developing a time-balanced product pipeline to provide a continual supply of new business opportunities.

PRODUCTS

     Depleted zinc sales historically were our most significant source of revenues. However, in fiscal 1999, our revenues were generated from a more broad range of sources, including depleted zinc sales (approximately 35%), radioisotopes sales (approximately 34%), and other stable isotopes sales including our newly introduced silicon-28 isotope (approximately 15%). In fiscal 2000, this trend continued as our revenues were again generated from a broad range of sources, including depleted zinc sales (approximately 21%), radioisotopes sales (approximately 46%), and other stable isotopes sales including oxygen-18 and silicon-28 (approximately 24%). The balance of our revenues came from the operations of our former subsidiary, Interpro (approximately 16% in FY 1999 and 9% in FY 2000). As described above, we sold Interpro to a management group effective February 1, 2001.

     Because we sold our depleted zinc business in December 1999, depleted zinc, which was a significant source of revenues in both fiscal 2000 and fiscal 1999, will cease to be a source of revenues in fiscal 2001, and subsequent fiscal years. Since we sold Interpro effective February 1, 2001, we will also not realize any revenues from Interpro in subsequent years.

LIFE SCIENCES PRODUCTS

     For the past several years, we have supplied stable isotopes in elemental and simple compound forms for use in life science applications. With the acquisition of Chemotrade in 1998, we expanded our product offerings to include radioisotopes. We will continue selling our current stable and radioactive isotope products, develop new products along similar lines, and expand our product offerings by vertically integrating. We also intend to expand our own isotope production capabilities. In addition, we intend to expand our value-added manufacturing capabilities. A brief summary of existing and emerging life sciences products follows:

STABLE ISOTOPE LABELED COMPOUNDS. Stable isotope labeled compounds ("SILCs") are created by incorporating known quantities of certain stable isotopes of carbon, nitrogen, hydrogen (deuterium), oxygen, and other elements, into thousands of different chemical compounds. SILCs allow researchers to investigate living systems, determine the chemical structure of important biological compounds, design new drugs, and measure extremely low levels of environmental toxins. We believe that greater availability and lower cost of stable isotopes, and advances in instrumentation to detect stable isotopes will continue to increase the demand for SILCs.

     Our products are typically simple compound SILCs that are used by our customers to synthesize more complex and higher-value SILCs. We primarily market deuterium, carbon-13, and nitrogen-15 for this purpose. In the near term, this strategy of supplying simple compound SILCs will continue. Examples of existing and emerging applications for these products include:

     METABOLIC STUDIES. Increasingly, studies of new drugs are performed with isotope-labeled drugs to facilitate research on metabolism, distribution, mode of action, and elimination. The FDA may eventually require the isotope labeling of all new drugs for investigational use during some or all phases of pre-clinical and clinical evaluations of these drugs. However, there can be no assurance that the FDA will make this mandate in the near future, if at all.

     RATIONAL DRUG DESIGN. Historically, drugs were designed using a screening process in which prior experience was employed to determine what chemicals might work to treat a certain condition, and then tests on subjects were performed. Today specialized instrumentation is routinely available to determine the chemical structure of large

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     molecules, including the human proteins and enzymes that a drug will be designed to affect. This approach is known as rational drug design. We believe that this new instrumentation, combined with sophisticated SILCs, will prove beneficial in determining the chemical structure of human proteins and enzymes. We believe rational drug design will require an increasing supply of stable isotopes.

DIAGNOSTIC BREATH TESTS (DBTS). This new class of non-invasive diagnostic testing is gaining worldwide acceptance. It uses stable isotope labeled compounds to detect a wide range of human abnormalities, particularly digestive disorders such as ulcers. The FDA has approved one test and similar approvals exist in Europe. Reimbursement by health insurance providers for the test has led to increased growth in demand that is expected to accelerate as regulatory approval is awarded in other countries (such as Japan). Many other tests based on the same principles are in various stages of development. We have supplied stable isotope raw material to companies developing various DBT chemicals. While this is not currently a large source of revenues, we continue our sales and marketing efforts in order to monitor the development and direction of this potentially very large market.

     The DBT business is subject to extensive government regulation. The products and instruments in which our products are used, which may be regulated as drugs and devices, are subject to the scrutiny of FDA review and approval, as well as ongoing FDA inspection of most aspects of the production, marketing, distribution, and usage. We believe that the production and marketing of DBTs are also subject to similar regulatory controls in the foreign countries where we would possibly seek to market products. Consequently, new products cannot be commercially introduced until after approval (usually several years), and there can be no assurance that the products will be approved for use.

BIOMEDICAL RESEARCH. Traditionally, numerous aspects of the many phases of drug development have been carried out using radioisotope- labeled versions of promising compounds. Isonics supplies precursor compounds labeled with radioisotopes, such as carbon-14 and phosphorous-33, to manufacturers who incorporate them into more complex radioisotope labeled compounds for use in basic research and pharmaceutical development. The carbon-14 precursors are produced under contract by IUT, a company in which we hold a minority interest. While rational drug design and stable isotope labeled compounds represent competition for this more traditional approach to research and drug development, we believe a combination of increasing drug development activity and the large body of data and experience will ensure a strong market for these products. It is important to note that we also supply some of the basic stable isotope products used to make the compounds of these competing technologies.

MEDICAL IMAGING AND THERAPY. Radioisotopes have been used for years in the diagnosis and treatment of many medical conditions in humans. The trend in these two areas has been towards increasingly more specific chemicals, which, after labeling with the radioisotope and injection into the patient, quickly concentrate at the disease site(s). In theory, the appropriate choice of chemical and radioisotope labels would allow disease detection and stage determination; followed by therapy selection, administration, and monitoring. Several classes of chemical compounds ranging from monoclonal antibodies to peptides, most recently, are being developed, tested, and approved for use in the detection, and eventually, the treatment of many diseases.

     We currently supply stable isotopes of thallium, zinc, cadmium, xenon, strontium, and many others that are routinely used in a variety of medical imaging and therapy applications. These are used in their enriched stable form, such as Xenon-129, or converted to a specific radioactive isotope in a

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cyclotron or nuclear reactor. We believe that with the increased supply of new isotopes, and the ongoing development of highly specific biochemical therapies, this market segment represents a major growth opportunity.

POSITRON EMISSION TOMOGRAPHY ("PET"). This very powerful nuclear medicine imaging technology has been available for over 25 years, but because of its complexity and cost, had been limited primarily to a research role. Technology and infrastructure improvements have reduced the cost and complexity of performing PET studies. PET's unique ability to diagnose multiple metabolic abnormalities, particularly cancer, has resulted in recent approvals by the FDA and favorable reimbursement levels by Medicare, Medicaid, and third party insurers. Similar approvals are now common in Europe and parts of Asia though reimbursement levels vary. PET studies are growing at rates of approximately 20 to 50% annually worldwide.

     Oxygen-18, a rare stable isotope of oxygen, is the enriched stable isotope used to produce the radioisotope, fluorine-18, which is the source of the positrons tracked by the PET imaging equipment. Currently demand for oxygen-18 is greater than the supply. To address the demand for oxygen-18, we announced in May 1999, a multi- year joint cooperation agreement with Global Scientific Technologies in Russia. We believe we are now the second largest producer of oxygen-18 in the world. Our oxygen-18 production capacity continues to increase as a result of production facility additions and a novel program we introduced in fiscal 1999 that recycles "used" oxygen-18.

     In August 2000, we announced that we signed a five-year agreement with the Ukraine-based Concern Stirol and Medeleev Institute of Moscow, Russia, for the production, marketing and sale of oxygen-18.

     Although there is currently little FDA oversight affecting the raw material suppliers, it is likely FDA oversight will increase in the next few years. It is not immediately obvious what the implications may be for our production partner and us.

BRACHYTHERAPY. Cancer therapy continues to evolve to more effectively target specific types of cancer. Radioisotope labeled compounds promise great advances in focused treatment, but are still well in the future. Today, external beam radiotherapy and chemotherapy are the predominant technologies used in cancer treatment. However, another technology, brachytherapy, is emerging in the treatment of specific cancers such as prostate cancer.

     In brachytherapy, small sealed sources (or seeds) are inserted directly into the tumor using a variety of minimally invasive surgical methods. The radioisotope, which is placed inside the seed, is selected and manufactured to ensure that only the cancerous tissue immediately adjacent to the implanted seed is irradiated. This minimizes the irradiation of nearby healthy tissue, a common adverse side effect, which occurs with external beam radiotherapy. Three primary criteria govern the selection of the radioisotope: half-life, type of radiation emitted, and strength of the radiation emitted. The half-life and form of radiation emitted is dictated by the radioisotope selected. Strength of the radiation is determined during the manufacturing process.

     Several companies (Nycomed-Amersham, Theragenics, North American Scientific, International Isotopes, Inc., and others) already offer or have announced plans to offer brachytherapy products for the treatment of certain forms of prostate cancer. Studies continue in the applicability of this technique for

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other tumor types, including some breast and eye cancers. We currently supply several companies with radioisotopes (or stable isotope targets to be made into radioisotopes) for this application. We believe this market represents one of the largest growth opportunities for radioisotopes. It also represents a significant opportunity to provide value-added products/services in the form of manufactured subcomponents such as the seeds.

CALIBRATION STANDARDS. There are many medical devices that measure levels of radiation in patients. These devices all need to be calibrated using standards of known radiation strength and type in order to ensure their accuracy. These standards are made from radioisotopes such as cobalt-57 and gadolinium-153. We supply many of the stable isotope target materials, as well as radioisotopes, to many of the manufactures of these standards. We also distribute the finished products of one of these manufacturers in certain regions of Europe. Additionally, we distribute the source standards products of a major manufacturer that recently announced the sale of its industrial source business.

     Medical equipment calibration standards is one of the largest markets for radioactive source standards. These medical devices are found in the nuclear medicine departments at thousands of hospitals around the world. The continued growth in the numbers and complexity of nuclear medicine imaging equipment, especially PET, ensure growth in the demand for these radioisotopes.

PRODUCT TAGGING AND STEWARDSHIP APPLICATIONS

     Thousands of chemicals used everyday in our society are fungible. That is, these chemicals cannot be differentiated from those produced by another manufacturer, or even by the same manufacturer on a different day. These chemicals, and the products made from them, may be identified and distinguished from each other, by tagging with known amounts of stable isotopes of carbon, nitrogen, oxygen, hydrogen, and other elements.

     Alternative tagging methodologies are in use today. These methods typically involve the addition of extraneous materials such as dyes, exotic chemical compounds, or radioactive compounds. We believe that adding these extraneous materials can sometimes detract from the performance of the product, and/or create undesirable side effects. Creating the product with chemicals made with specific ratios of stable isotopes results in a unique, easily identified tag. A tag that is also chemically identical--ensuring comparable performance with no undesirable side effects.

     To date, we have not had significant demand for our stable isotopes for these applications. We believe the opportunity exists for demand to develop in many areas. One example is high-value, low- volume products such as perfumes. Imitation perfumes, made by other manufacturers, but sold as the original to unsuspecting consumers, are not uncommon. If the original perfume has been tagged using stable isotopes, then imitations can be easily identified.

     Another example is where information regarding the manufacture and distribution of a chemical is important. Ammonium nitrate is a common fertilizer. However, when combined with fuel oil, it becomes a powerful explosive. Knowing by whom, when, and where the Ammonium nitrate was made, and to which distributor it was sold, can be very useful information if authorities need to investigate the unlawful use of such an explosive. Tagging the Ammonium nitrate with stable isotopes would provide that information, even after the explosive was used, as the isotopic ratios are unaffected by an explosive

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reaction. These, and other product tagging and stewardship applications may also develop over time.

INDUSTRIAL APPLICATIONS AND BASIC RESEARCH.

CALIBRATION STANDARDS (NON-LIFE SCIENCES). In addition to the life sciences calibration standards market described above, numerous industrial applications also use radiation, and/or measure radioactivity levels. As with life sciences standards, we supply many of the stable isotope target materials and radioisotopes used in these applications. As mentioned above, we also distribute the source standards products of a major manufacturer that recently announced the sale of its industrial source business.

BASIC RESEARCH. There is still much scientists do not know about radioactive materials, and how to minimize the dangers associated with these materials. We provide rare radioisotope standards to entities that study these issues. To date this has been a significant source of revenues.

ISOTOPICALLY PURE SEMICONDUCTOR MATERIALS

     The majority of semiconductor devices built today use natural silicon as the starting material. Silicon has many desirable characteristics as compared to other semiconductor materials, and the semiconductor industry has invested billions of dollars to improve and optimize their manufacturing technologies for silicon-based devices. Devices fabricated on single crystal silicon have performance characteristics that are governed by the electrical and physical characteristics of silicon including: carrier mobilities, effective mass of the carriers, energy band-gap, electrical conductivity, and thermal conductivity. Carrier mobilities, for example, govern signal transit times and thus place a limit on device speed. Thermal conductivity governs power dissipation, which, in turn, places an upper limit on the packing densities achievable for devices on a chip, or the amount of power that can safely be generated in the circuit without significantly degrading circuit performance.

     The semiconductor industry trend of adding more transistors on a chip to increase performance, and shrinking the size of transistors to both increase performance and decrease costs, has resulted in increased power requirements and significantly higher operating temperatures. Nowhere is this trend more evident than in microprocessors. Historically, the 80286, 80386, and 80486 generations of microprocessors typically did not need external heat sinks to remove heat and function properly. High operating temperatures and thermal management were not issues outside of mainframe or workstation computers.

     Beginning with the Pentium-Registered Trademark-, Sparc-Registered Trademark-, and Alpha-Registered Trademark- microprocessors, heat sinks and fans became necessary to control the higher operating temperatures. According to the Semiconductor Industry Association (SIA), when the microprocessor's power requirements exceed approximately 110 watts, heat sinks and fans will no longer be adequate and active cooling (refrigeration) will be required. Most of the major computer companies have already demonstrated cryogenically cooled computers that operate up to one-third faster than their conventionally cooled counterparts. These cryogenic cooling devices can cost upwards of $400 per microprocessor.

     There is a significant body of research, generated over the last twenty years, supporting the contention that isotopically pure semiconductor materials have superior thermal conductivity properties

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when compared to natural, multi-isotopic materials. Additionally, we believe this solution is compatible with virtually every other heat management solution currently implemented, or envisioned to date, and it does not require changing a single device design or manufacturing process because pure silicon-28 is essentially identical--chemically and physically--to natural silicon. SEE "RESEARCH AND DEVELOPMENT."

     Silicon has three naturally occurring stable isotopes: silicon- 28 (92% natural abundance), silicon-29 (5%) and silicon-30 (3%). In 1997, we began a program to introduce 99.9% isotopically pure silicon- 28 as a superior substitute material, to natural silicon, for the manufacture of semiconductor devices. Our first efforts toward developing isotopically pure semiconductors involved securing the intellectual property rights to commercialize silicon-28 and similar materials, which culminated in our acquiring exclusive rights to two Yale University patents. SEE "PATENTS AND PROPERTY RIGHTS."

     We then began acquiring sufficient quantities of pure silicon-28 to make epitaxial wafers. These wafers have been sold or given to numerous manufacturers and academic institutions to perform additional tests to validate previous findings, and to confirm the substitutability of pure silicon-28 for natural silicon in their manufacturing processes. These tests have supported our belief that pure silicon-28 is not only a viable substitute material for natural abundance silicon, but that the anticipated thermal conductivity property improvements are significant.

     The next step in our development program is to make bulk wafers of pure silicon-28. However, the manufacture of bulk wafers requires substantially more material than we could economically acquire from our existing suppliers. Our efforts to secure an unlimited, U.S.- based, economical supply of silicon-28 culminated with the December 1999 signing of an agreement with Eagle-Picher to provide silicon-28 to us, from its pilot plant, on an exclusive basis. The initial 200- kilogram delivery was scheduled for delivery by December 31, 2000. Eagle-Picher failed to make timely delivery of this amount. We know that Eagle-Picher's silicon-28 production facility in Oklahoma has encountered certain technical difficulties, which Eagle-Picher refers to as a FORCE MAJEURE. We believe that Eagle-Picher's technical difficulties do not meet the definition of FORCE MAJEURE per our agreements, which would entitle Eagle-Picher to a delay in the delivery requirement. We have invoked the dispute resolution process called for in the Supply Agreement to resolve this and other related issues. SEE "SALE OF DEPLETED ZINC BUSINESS" AND "MANUFACTURING AND SUPPLY."

     Converting silicon-28 from the chemical and physical form we receive from our suppliers into epitaxial wafers required us to use several contract manufacturers. We believed that we could perform many of these processes ourselves at a lower cost and with greater quality assurance. Therefore, we began building a processing facility in Golden, Colorado to perform many of these processes. Equipment was ordered, construction commenced, and we expect this facility to be completed sometime before April 2001. However, as of January 31, 2001, we have decided not to continue this course of action and will continue relying on contract manufacturers as we have in the past.

     Our agreement with Eagle-Picher provides that they will supply to us all quantities of silicon-28 that they produce from their pilot plant at previously agreed upon prices. Their isotope separation process is such that, if Eagle-Picher's production is successful, it is easily expanded at their facility in Oklahoma. As indicated above we are currently in dispute with Eagle-Picher and it now appears their technology may not be successful. Additionally, we have worked with Silex Systems, Ltd., North Ryde, Australia, ("Silex"), who is developing a different silicon isotope separation process. We believe these companies, and others, will be able to supply all the silicon-28 that we may require, although none of these facilities

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have yet commenced commercial production.

     We also believe that once sufficient orders have been placed for pure silicon-28 bulk wafers, that one or more wafer manufacturers will convert one or more of their facilities to produce such wafers. Therefore we intend to focus on developing and expanding the production processing steps that precede wafer manufacturing. The expertise that we expect to develop running our developmental-scale facility should prove sufficient for this purpose.

     We anticipate very little revenue from silicon-28 based products in fiscal 2001, as we are still developing this business. However, we project significant revenues in subsequent periods if we are able to successfully complete our development efforts, and market silicon- 28 based products. We have also begun examining other semiconductor materials including gallium. As with silicon, gallium has multiple, naturally occurring stable isotopes. Our development program for gallium, which we began in April 2000, is similar to the one outlined above for silicon-28. At this time we have begun identifying sources and procuring small amounts of isotopically pure gallium-69 and gallium-71.

ZINC RECOVERY AND RECYCLING BUSINESS OPPORTUNITY

     Through Interpro our subsidiary, we pursued a business opportunity to develop an economic zinc recovery and recycling technology, which can capture the full value of zinc in waste products and sell high purity zinc metal in response to the increasing demand for this metal. The recovery and recycling technology that we are developing avoids most of the disadvantages of conventional processes; is applicable to a wide range of zinc-bearing scrap, dust, and sludge; and may generate additional revenue by enhancing the value of the associated materials in other zinc-bearing waste streams. For various economic factors discussed above in "MANAGEMENT'S DISCUSSION AND ANALYSIS" and elsewhere herein, we sold our Interpro subsidiary effective February 1, 2001. We received a 25% interest in the purchaser and, therefore, still retain an interest should the research and development of zinc recovery to be accomplished by the purchaser prove to be successful.

ISOTOPICALLY DEPLETED ZINC

     The U.S. Nuclear Regulatory Commission requires that nuclear power plants reduce the radiation exposure of the nuclear power plant workers to levels as low as reasonably achievable. Also of significant concern is the cracking of nuclear power plant structural materials because of the corrosive nature of the water used to cool the nuclear reactor core. Nuclear power plants are designed with substantial safety margins against such cracking, and frequent surveillance is performed to ensure that these safety margins are not compromised. However, if not controlled, cracking can require extremely costly repairs or, if not reparable, could result in the premature shutdown and de-commissioning of a facility which may have cost hundreds of millions of dollars, or more, to construct.

     Testing sponsored by the Electric Power Research Institute showed that the addition of a soluble form of zinc to the nuclear reactor coolant water reduces plant radiation fields, and in some cases, substantially mitigates environmentally induced cracking because zinc acts as a corrosion inhibitor for the stainless steel and other metal components of the nuclear reactor systems. Natural zinc provides the important benefits outlined above, but one isotope of natural zinc becomes radioactive in the nuclear

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reactor, thus offsetting a substantial portion of the desired benefits. By depleting this zinc isotope, the desired corrosion-resistance benefits are still obtained while the detrimental side effect is essentially eliminated. This product is known as isotopically depleted zinc. In calendar year 1999, isotopically depleted zinc was used by 35 of the approximately 95 Boiling Water Reactors (or "BWRs") in the world including 29 of the 35 BWRs in the United States.

     Effective December 1, 1999, we sold our depleted zinc business to Eagle-Picher. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS - SALE OF DEPLETED ZINC BUSINESS."

RESEARCH AND DEVELOPMENT

     Consistent with our product development strategy, we are seeking to identify and evaluate a variety of new stable and radioactive isotope products and potential markets for economic and technical feasibility. We will also continue to fund research and development to improve technologies for isotope separation and materials processing technologies. During fiscal 2000 and 1999, research and development expenses were $1.224 million and $1.155 million, respectively.

     In fiscal 2000, we focused our efforts on two primary projects. The first project is the production of high chemical-purity silicon- 28 silane gas and silicon-28 epitaxial wafers. The second project is the recovery and recycling of zinc from various sources such as scrap metals, including galvanized steel and brass, and electric arc furnace dust. Both of these projects have been canceled effective January 31, 2001.

     In fiscal 1999, we focused our efforts on three primary projects. The first was procuring silicon-28 and producing silicon- 28 epitaxial wafers. The second was developing new, lower-cost carbon-13 separation methods. The third was development work to enhance our depleted zinc processing capabilities. The silicon-28 project was successful. Work in this area continued throughout fiscal 2000, and is continuing through the current (2001) fiscal year. The carbon-13 separation project did not produce the desired results and was ended in February 1999. The depleted zinc project was completed in November 1998.

SILICON-28. To expand our capacity and to ensure product quality, we attempted to build our own silane gas facility in Golden, Colorado. This effort was abandoned January 31, 2001. We had believed this facility would be capable of processing isotopically pure silicon-28, to meet our requirements for the next few years as we continue our planned development program for silicon-28 semiconductor materials. To date, and for the foreseeable future, unaffiliated contractors have and will continue to perform this work for us on a sub-contract basis. However, we have attempted to retain, to the maximum extent possible, ownership of any intellectual property resulting from such work.

     In fiscal 2000, we funded two new university research programs and participated in two others. The first funded program is at Southern Methodist University, Dallas, Texas, which will measure the thermal conductivity of silicon-28 thin films with various electrical dopants, and model the effect of epitaxial layer thickness on the temperature of silicon and gallium arsenide transistors. The second funded program is at North Carolina State University, Raleigh, North Carolina, which will model and build power semiconductor devices and determine the effect of silicon-28 epitaxial layers on the device's temperature distribution.

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     Additionally, we entered into a Cooperative Research & Development
Agreement ("CRADA") with Lawrence Berkeley Laboratory, Berkeley, California, to study the properties of various silicon isotopes. This CRADA is part of a U.S. Department of Energy ("DOE") program to re-deploy Russian nuclear weapons technology to commercial applications. Delays within the DOE have pushed the start of this program to our fiscal year 2001.

     We also supplied silicon-28 silane gas to ATMI, Inc., Danbury, CT, and will be participating in their Office of Naval Research ("ONR") funded program to investigate isotopically pure silicon carbide.

     During fiscal 1999, we signed a joint research and development agreement with Silex Systems, Ltd. The agreement calls for Silex to partially fund some of our development activities and for Silex to assess the feasibility of building a silicon isotope separation plant using Silex's patented laser isotope separation process. These agreements represent the launch of our efforts to ensure a large supply of silicon isotopes at a reasonable cost to support the large- scale manufacture of isotopically pure silicon wafers.

     Additionally, we signed an agreement with Voltaix, Inc., North Branch, New Jersey, ("Voltaix") to be the distributor of our products for the ion implantation industry. The first product being sold in accordance with the Voltaix agreement is silicon tetrafluoride enriched in the silicon-29 isotope. The isotopically enriched materials allow higher beam currents and higher productivity than the natural silicon tetrafluoride currently used in the industry today.

ZINC RECOVERY AND RECYCLING. During the course of its contract research and development activities Interpro was introduced to a patented technology using chlorine gas to recover and recycle zinc from galvanized steel scrap. We have dedicated the staff and facilities of Interpro to focus primarily on this project. The original concepts for this new technology were devised and patented by Professor Derek Fray of the Department of Materials Science and Metallurgy at the University of Cambridge, Cambridge, England. Because we sold our Interpro subsidiary to a management group effective February 1, 2001, we do not expect to incur any additional research or development expenses relating to zinc recovery and recycling and we are no longer involved in this or any related activities.

PATENTS AND PROPRIETARY RIGHTS

     We rely primarily on a combination of trade secrets, confidentiality procedures, and contractual provisions to protect our technology. Despite our efforts to protect our rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights in information, materials and intellectual property that we regard as proprietary and that are protected under the laws of the United States. There can be no assurance that our means of protecting our rights in proprietary information, materials and technology will be adequate or that our competitors will not independently develop similar information, technology, or intellectual property.

     We currently have no patents in our own name and have not filed any patent applications. We have rights to several isotopically engineered innovations regarding electronic and optical materials that we believe may be patentable. Ongoing work in the area of isotope separation by chemical means

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may also lead to patentable inventions. In such cases, we intend to file patent applications for some of these modifications, improvements, and inventions and to protect others as trade secrets. There can be no assurance, however, that patents on such modifications, improvements, or inventions will be issued or, if issued, that such patents or modifications and improvements protected as trade secrets will provide meaningful protection.

     Third parties may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those of Isonics. We may not be aware of all patents potentially adverse to our interests that may have been issued to others and there can be no assurance that such patents do not exist or have not been filed or may not be filed or issued. If patents have been or are issued to others containing preclusive or conflicting claims and such claims are ultimately determined to be valid, we may be required to obtain licenses thereto or to develop or obtain alternate technology. There can be no assurance that such licenses, if required, would be available on commercially acceptable terms, if at all, or that we would be able to develop or obtain alternate technology, which would have a material adverse effect on our business.

     There can be no assurance that the validity of any of the patents licensed to, or that may in the future be owned by us would be upheld if challenged by others in litigation or that our products or technologies, even if covered by our patents, would not infringe patents owned by others. We could incur substantial costs in defending suits brought against us, or any of our licensors, for infringement, in suits by us against others for infringement, or in suits contesting the validity of a patent. Any such proceedings may be protracted. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence. If the outcome of any such litigation were adverse to our interests, our business would be materially adversely affected.

     In certain instances, we may choose not to seek patent protection and may rely on trade secrets and other confidential know-how to protect our innovations. There can be no assurance that protectable trade secrets or know-how will be established, or if established, that they will remain protected or that others will not independently and lawfully develop similar or superior innovations. We require all employees to sign intellectual property assignment and non-disclosure agreements. In certain instances, we will enter into agreements with our employees pursuant to which the employee will be entitled to a small royalty with respect to products developed by Isonics based upon the employee's inventions. In addition, all directors, consultants and other parties to whom confidential information has been or will be disclosed have or will execute agreements containing confidentiality provisions. There can be no assurance, however, that any such intellectual property assignment agreements and confidentiality agreements will be complied with or will be enforceable.

     In April 1999, we announced that we had entered into an exclusive licensing agreement with Yale University that entitles us to exclusive intellectual property rights to patents covering semiconductor devices derived from isotopically engineered materials. The license requires payment by us of a royalty based on a percentage of our, or our sublicensees', net sales of products derived from technology covered by the Yale patents (#5,144,409, dated September 1, 1992, and #5,442,191, dated August 15, 1995).

COMPETITION

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     The markets for our products and proposed products are highly competitive, and we expect that competition will continue and likely increase as markets grow and new opportunities are realized. Some of our current competitors, and many of our potential competitors, are larger and have significantly greater financial, technical, marketing, and other resources than we do. Some of our competitors may form partnerships or alliances with large pharmaceutical or electronics companies, with the resulting entity possessing more market strength than we have. Our competition varies greatly depending on which product or industry is considered.

SILCS AND DBT MATERIALS. We have several larger and numerous smaller competitors in the markets for our SILC products. We will have additional competitors if we offer breath test diagnostic products (DBTs), and additional SILCs in the future. Two of these companies, Cambridge Isotope Laboratories Inc., and Isotec, Inc., have their own isotope separation facilities, while all of our competitors produce some combination of SILCs and DBT substrates. We are aware of at least one company in the United States who has received FDA approval for a carbon-13 Urea Breath Test ("UBT"), a specific type of DBT. Several companies in Europe have also received regulatory approval for DBTs. Our principal current competitors and potential competitors also include: MassTrace, euriso-top, Aldrich Chemicals, Icon Services, Omicron, C/D/N Isotopes, and Martek Biosciences. We have in the past, and may in the future, sell products to, or purchase products from, these companies.

SEMICONDUCTOR MATERIALS. Because of the early stage of the semiconductor materials opportunities, we have not identified significant competitors in these markets. Numerous companies in the United States and throughout the world are currently manufacturing semiconductor materials and are known to be conducting research and development to improve the thermal conductivity and other beneficial characteristics of semiconductor materials. Many of these companies are larger than Isonics and have significantly greater financial resources available. Given the potential size and importance of these new potential markets, we anticipate that substantial additional competition will emerge if these markets develop. We believe one of the most important benefits isotopically pure semiconductor materials are expected to provide is higher thermal conductivity. This higher thermal conductivity helps alleviate the heat dissipation problem in high-power density semiconductor devices. Many mechanical methods have been employed to date including fans, heat sinks and refrigeration units to dissipate heat. These alternative methods, as well as others which have come to our attention, we believe without exception, will prove to be complementary to our materials-based solution, and the benefits will be additive.

ZINC RECOVERY AND RECYCLING. Over the last twenty years, many organizations have attempted to recover and recycle zinc from galvanized steel and brass scrap. Many of these organizations are larger than Isonics and have significantly greater financial resources available. These methods have proven either cost ineffective, or difficult to implement, because of the complex metallurgy involved. Additionally, primary zinc from ore deposits around the world continues to be relatively inexpensive and plentiful. These companies are also larger than Isonics and also have significantly greater financial resources available. Because we sold our Interpro subsidiary, we are no longer competing directly in this area. We do own a 25% interest in the purchaser, however, and we will continue to be in indirect competition as a result of this continuing interest. We believe that if the purchaser is successful in its research and development efforts, it will not only have to produce significant cost savings as compared to the cost of producing zinc from primary sources, it will also have to demonstrate significant benefits of our proposed technology to the steel, and other zinc-consuming, industries. The research and development efforts in this area are in their preliminary stages and we can offer no assurance that the will be successful.

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

DEPLETED ZINC. During fiscal 2000 (through November 1999), we were among the leading producers of depleted zinc. We also believed that other entities or persons were expected to begin producing depleted zinc in substantial quantities in the near future. Several such possible producers have adequate technical and financial resources to become viable competitors in the near future. In particular, Siemens has indicated that it has a relationship with Ultracentrifuge Netherlands ("UCN") and General Electric Corporation has indicated that it may establish a second Russian supply source. UCN also competes with us in the markets for medical target isotopes. This competitive environment, along with many other factors, contributed to our decision to sell our depleted zinc business to Eagle-Picher Technologies, LLC, in December 1999.

SUMMARY. Many of the areas in which we do, or intend to, compete are rapidly evolving. There can be no assurance that an existing or potential competitor has not already developed, or may develop, a patentable product or process, which will substantially prevent us from competing in our intended markets.

     We expect to compete primarily on the basis of product performance, proprietary position, and price. Some of our products may also compete based on product efficacy, safety, patient convenience, and reliability. In many cases the first company to introduce a product to the market will obtain at least a temporary competitive advantage over subsequent market entrants.

MANUFACTURING AND SUPPLY

     Consistent with our strategy to effectively utilize capital expenditures and production facilities, we obtain our isotopes through several multi-year supply agreements with third parties. To a lesser extent, from time-to-time, we also obtain stable isotopes from a variety of other isotope sources, primarily located in Russia, on a spot market basis. We may invest in our own isotope production facilities in the future upon determining, in our opinion, the optimum production technology for a given isotope or family of isotopes.

     Currently, we obtain substantially all of our isotopes from Russia, Georgia, Uzbekistan, and other locations within the former Soviet Union. In December 1999, we entered into a Supply Agreement with Eagle-Picher Technologies, LLC, for the right to purchase enriched silicon and carbon isotopes from its facilities in Oklahoma. As described above, Eagle-Picher failed to deliver the required silicon-28 to us in a timely manner, and we have no assurance that it will be able to do so.

     We entered into a Supply Agreement, dated July 1996, with Techsnabexport, a Russian government-based foreign trade organization, and an isotope enrichment plant located in Siberia, Russia (the "Electro-Chemical Plant" or "ECP"). The ECP is owned by the Ministry of Atomic Energy of the Russian Federation, which is a cabinet post in the Russian Federation's government. The Supply Agreement extends through 2001. Under the Supply Agreement, the ECP will produce depleted zinc and other stable isotopes for us, will allocate its stable isotope production capacity to us, and will produce other stable isotopes in response to marketplace demand for those isotopes. Under the Supply Agreement, the specific terms for each year's production, including pricing terms, are negotiated between the parties by November 1st of the preceding year. The agreement provides, among other provisions:

     - that the ECP will not sell depleted zinc to third parties located in North America or to

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

          other parties for resale in North America (this, and other associated sections of the Supply Agreement have been assigned to Eagle-Picher effective December 1, 1999);

     - that as long as the ECP is able to meet all of our requirements for depleted zinc at prices competitive with other potential suppliers we will not buy depleted zinc from other third parties located in the Russian Federation (this, and other associated sections of the Supply Agreement have been assigned to Eagle-Picher effective December 1,
          1999); and

     - that disputes arising under the Supply Agreement will be resolved by arbitration conducted in Sweden under the arbitration rules of the Stockholm Chamber of Commerce.

     The enforceability of the Supply Agreement might be subject to a greater degree of uncertainty than if the Supply Agreement was with a United States-based company, and the dispute(s), if any, were to be resolved in the United States. Additionally, the supply of stable isotopes could be adversely affected by changes in the political, economic, and military conditions in Russia. Consequently, our operations could be materially and adversely affected if: trade between Russia and the United States were interrupted or curtailed; or we should fail to obtain and maintain all necessary Russian Federation governmental approvals, and/or hostilities involving Russia should occur.

     We have assigned the depleted zinc sections of this Supply Agreement to Eagle-Picher and we no longer have any rights under those sections. We have guaranteed performance by Techsnabexport and the ECP to Eagle-Picher. This guarantee requires Eagle-Picher to pay us $500,000 each year, for three years, if Techsnabexport and the ECP continue to honor the depleted zinc sections of this Supply Agreement. We believe Techsnabexport has honored the Supply Agreement as of the date of this prospectus; however, Eagle-Picher has not yet paid the first installment of $500,000 due November 30, 2000, and we have commenced our contractual dispute resolution process as a result of this default. SEE "SALE OF DEPLETED ZINC BUSINESS."

     There can be no assurance that our relationship with the ECP and other isotope producers in Russia will be successfully maintained. Disruption or termination of our supply sources could delay shipments by us and could have a material adverse effect on our business, financial condition, and results of operations. We do not presently maintain political risk insurance but we will evaluate the desirability and availability of such insurance in the future. Operations in Russia, and elsewhere within the former Soviet Union, entail certain other risks, including, among others, supply disruptions as well as introduction of tariffs and fluctuations in freight rates. SEE "RISK FACTORS."

     The ECP is one of four similar plants, which were designed to supply the former Soviet Union, and certain other countries, with enriched uranium (low enrichment for commercial nuclear power plant fuel, high enrichment for military purposes). Following the accident at the nuclear power plant near Chernobyl, Ukraine, in 1986, certain Russian nuclear power plants have been shut down reducing the demand for uranium fuel. In the years since the breakup of the former Soviet Union, beginning in 1989, the demand for uranium for military purposes has also declined.

     In response to these trends, these processing plants, including the ECP, have converted, or are considering converting, a portion of their capacity to processing certain stable isotopes. We believe that additional capacity could be converted to stable isotope production, if the processing plants decided to do

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

so. We also believe that these plants have the potential capacity to meet all of our foreseeable needs for the processing of certain stable isotopes. We believe that one or more of the other similar enrichment plants may convert part of their capacity to the production of stable isotopes should market demand increase substantially. To our knowledge no other organization has a current contract with these facilities to produce stable isotopes.

     Certain facilities elsewhere in the world, including the Oak Ridge National Laboratory in Oak Ridge, Tennessee, and private and pseudo-governmental facilities in Great Britain, Germany, The Netherlands, and the Republic of South Africa, have the potential to produce stable isotopes and, in certain cases, actually do produce these stable isotopes.

     To increase capacity, and to geographically diversify our production of certain isotopes, on December 1, 1999, we entered into a Supply Agreement with Eagle-Picher Technologies, LLC, for it to supply us with enriched stable isotopes of silicon and carbon. Eagle- Picher has defaulted on this agreement and we have invoked the dispute resolution process set forth under out contract. SEE "SALE OF DEPLETED ZINC BUSINESS."

     We have historically depended on a limited number of suppliers and processors for certain manufacturing processes. Although we do have written agreements with some of our suppliers and processors, we do not have any written agreements with alternative suppliers and processors. We continue to attempt to reduce our dependence on our suppliers, but disruption or termination of any of the sources could occur, and such disruptions or terminations could have at least a temporary, materially adverse, affect on our business, financial condition, and results of operations. Moreover, a prolonged inability to obtain alternative sources for processing could have a materially adverse affect on our relations with our customers. Although our relationship with Eagle-Picher has the potential to provide greater security for our supply of silicon and carbon isotopes, if the facility performs as expected, there can be no assurance that it will in fact do so.

GOVERNMENT REGULATION

     Regulation by government authorities in the United States and other countries is a significant consideration in the development, production, distribution, and marketing of our products; and in our continuing research, development, and other activities. In order to clinically test, manufacture, distribute, market, and sell products, especially those intended for therapeutic or diagnostic use, mandatory procedures, and safety and other standards established by applicable regulatory authorities must be followed. In some cases, specific approval to clinically test and commercially distribute such products must be obtained from numerous governmental authorities. Furthermore, we are subject to various laws, regulations and requirements relating to such matters as the import and export of our products, ensuring safe working conditions, laboratory and manufacturing practices, the use and disposal of hazardous or potentially hazardous substances used in connection with our research, development and manufacturing activities. Some of the regulations are summarized below.

FDA REGULATION

     We are not currently subject to any FDA regulation because we do not currently manufacture any DBTs, drug products, or other medical devices. Our customers may in many cases be subject to FDA

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

regulation. If we, in the future, test, manufacture, market, distribute, export, or sell diagnostic products (such as any DBTs) or medical devices, we will also likely be subject to extensive and rigorous regulation by the United States and other countries in which we may choose to test, manufacture, or market our proposed diagnostic products. As of the date of this prospectus, we have not determined those specific countries, other than the United States, where we might seek regulatory approvals to market any such products it may develop, though we would likely seek such approval in certain European countries and Japan. The products we intend to develop are subject to rigorous pre-clinical and clinical testing and other FDA approval requirements, and similar requirements in most other countries.

     There can be no assurance that any products developed by us, or other entities to which we may sell bulk or other materials, will prove to meet all of the applicable standards to receive marketing approval, or that any such approvals will be granted on a timely basis, if at all, or that such products if approved will be commercially successful. Delays and costs in obtaining these regulatory approvals could adversely affect our ability to commercialize our products and our ability to generate revenues. Even if regulatory approvals for a product are obtained, such approvals may involve restrictions and limitations on the labeling and clinical use of the product. Following market approval, the product will continue to be subject to compliance with applicable federal and state laws and regulations.

DIAGNOSTIC MEDICAL DEVICE PRODUCTS

     Certain of our contemplated diagnostic products may be regulated as medical devices. Diagnostic products may be subject to one of two marketing approval procedures. One procedure, known as a "510(k) review," is available when the manufacturer can demonstrate that the proposed product is "substantially equivalent" to another product that either was in commercial distribution in the United States before May 28, 1976, or that has been subsequently classified as a Class I or Class II medical device. When a 510(k) review is used, a sponsor is required to submit a Pre-Market Notification to the FDA, at least 90 days before it plans to initiate commercial distribution of the product.

     Where there is no existing legally marketed product "substantially equivalent" to a contemplated product, the sponsor is required to seek marketing approval of the product by a different process. This process, a Pre-Market Approval ("PMA") application, involves a lengthier and more burdensome procedure, which would likely require clinical studies. Together with the FDA review of the PMA, this application process may take three-to-five years before commercial marketing can occur, if the PMA is approved. There can be no assurance that any future product we develop which is subject to FDA review will be found to have an intended use and characteristics that would qualify the product for commercial distribution for clinical use under 510(k) Pre-Market Notification. Thus, PMAs may be required for some or all of our future contemplated and proposed products.

     We have not developed any product that requires any clearance procedure with the FDA, and no product is currently under active development. We believe that any DBT instruments that we may develop in the future will be eligible for marketing under a 510(k) Pre- Market Notification, if cleared by FDA, but that the substrate would require approval of a New Drug Application ("NDA"). We believe that clinical studies would be required to obtain FDA approval of the 510(k)/NDA for the DBT instrument/substrate, and would be conducted under an investigational device exemption ("IDE") approved by the FDA. An IDE normally restricts the transfer of an investigational device to a limited number of institutions, and use to a limited number of investigators. There can be no assurances that FDA will allow us to conduct such clinical studies or that such studies will provide the data necessary to

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

obtain the approval of the 510(k)/NDA for any DBT, or other product, that we may develop, or that the FDA will in fact provide the necessary approval of the 510(k)/NDA in a timely manner, if at all.

     In addition, use of DBTs and other diagnostic products that we may develop may be subject to regulation under the Comprehensive Laboratory Improvement Act of 1986 ("CLIA"). Under CLIA, clinical laboratories must be certified to perform diagnostic tests. Such certification specifies the highest "complexity level" of tests that the laboratory can perform. The specific complexity level of a given diagnostic product is determined by governmental agencies, currently the U.S. Centers for Disease Control. Our ability to successfully market diagnostic products within the U.S. may depend on our obtaining a complexity level determination that allows the broadest use. There can be no assurance that such complexity level determination can be obtained in a timely manner, if at all, and that such failure will not have a material adverse effect on us, and our operations.

DRUG PRODUCTS

     We have not yet developed any drug products, as defined by the FDA, and our research and development efforts for such products are only in the very preliminary stages. The development and marketing of drugs is highly regulated by the FDA. Certain products that we may develop may be classified, depending on their characteristics, as drugs regulated under the FDA. Development of a drug product for use in humans is a multi-step process. First, laboratory and animal testing establish reasonable safety of the experimental product for testing in humans, and suggest potential efficacy with respect to a given disease. Once the general investigative plan and protocols for specific human studies are developed, an investigational new drug application is submitted to the FDA for approval. Once approved, clinical investigations may commence.

     Following the successful completion of clinical trials, the clinical evidence that has been accumulated is submitted to the FDA as part of a new drug application. Approval of the NDA is necessary before a company may market the product. The approval process can be very lengthy, frequently taking one-to-two years, or more, after submission and depends in part upon the speed of FDA's review of the application and the time required for the company to provide satisfactory answers or additional clinical or other data when requested. With any given product, there is no assurance that an NDA will ever be approved in a timely manner, or at all. Failure to obtain such approvals would prevent us from commercializing our products and would have a material adverse effect on our business. Furthermore, the process of seeking and obtaining FDA approval for a new product generally requires substantial funding, and there can be no assurance such funding will be available.

cGMPS AND OTHER CONTROLS

     The FDA also has extensive regulations concerning manufacturing of regulated products in accordance with current good manufacturing practices ("cGMPs"). If we commence the manufacture of any products subject to FDA regulation (and we are not currently manufacturing any such products), we will have to comply with cGMPs and we will have to ensure, compliance by our third-party manufacturers. Continued compliance with cGMPs is required to continue to market both drugs and medial devices once they are approved. Failure to comply with the cGMP regulations or other applicable legal requirements can lead to federal seizure of violating products, injunctive relief actions brought by the federal government and potential criminal investigation and prosecution of violators and its officers and employees who are responsible for the activities that lead to the violations.

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

EXPORT AND ENVIRONMENTAL CONTROLS

     Certain of our products and technology, particularly those having potential nuclear energy or military applications, such as depleted zinc and related technology, are subject to stringent controls over their manufacture, use, distribution, dissemination and export. In many cases, such activities may require approvals or licenses from various U.S. and foreign governmental agencies, and compliance with substantial regulatory controls. Such approvals can be difficult to obtain and maintain and may not be obtainable from certain countries. Furthermore, such approvals or licenses may be restricted or terminated because of changes in laws, regulations, policies governing those approvals and licenses, or changes in the political or other matters in the countries granting such approvals or licenses to which our products and technology would be exported.

     Likewise, certain of our current and potential operations may necessitate submitting registrations or notifications to federal and state regulatory authorities responsible for environmental and related matters, including the U.S. Environmental Protection Agency ("EPA"). Additionally, we are required to comply with stringent controls pertaining to the handling and distribution of our products and operations, including under certain conditions obtaining governmental approvals and licenses, either of which may be subject to significant restrictions. Violation of any of these regulatory controls may subject us to significant administrative civil and criminal penalties, including loss of our approvals and licenses, or the imposition of additional restrictions on our operations. There can be no assurances that we will be able to obtain and maintain the approvals or licenses necessary to successfully market our products and technology, or that it will be able to comply with applicable laws and regulations. Any such failure to obtain such licenses or approvals, where required, and comply with such laws and regulations may materially and adversely affect our business, financial condition and results of operations.

REGULATION OF NON-MEDICAL CHEMICAL PRODUCTS

     The import, export, handling, transportation, sale, storage and other activities undertaken in connection with our non-medical products are subject, or potentially subject, to substantial federal, state, local and foreign government controls pertaining to hazardous chemical and chemical wastes, import export controls and other matters. These regulations are complex, pervasive, and constantly evolving. Our ability to effect and maintain compliance with these controls is important to our commercial success.

     With respect to transportation of our products, we rely predominantly on Russian and U.S. freight carriers to handle and deliver all our shipments, and utilize domestic overnight courier services for shipments to our customers. These carriers must comply with Department of Transportation ("DOT") regulations in the shipping and packaging of the stable isotope chemicals. We must also comply with DOT regulations when packaging material kept in inventory for domestic shipment. As required under federal and state law, we have prepared Material Safety Data Sheets ("MSDS"), which are enclosed with each product shipment. We must periodically update our MSDS sheets based on new literature reports. We cannot assure that our MSDS sheets will continue to be in compliance with applicable requirements.

     The shipments received at our Columbia, Maryland facility are subject to Federal and Maryland regulations pertaining to hazardous chemicals and hazardous waste disposal. These shipments are stored in an area of the facility designated for such materials. Currently, we are considered a small quantity generator of hazardous waste and will rely on certified haulers to dispose of our minimal amounts of

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

hazardous waste. We believe we are in compliance, in all material respects, with applicable federal and state environmental regulatory requirements.

     Should the levels of hazardous waste increase as our inventory and handling operations increase in volume, we would have to comply with Environmental Protection Agency ("EPA") requirements and obtain an EPA ID number. However, this is not currently necessary.

     The shipments from Russian manufacturing sources now enter the U.S. duty free (without tariff); however, there can be no assurance that such duty-free importation will continue. If the shipments are subject to tariff, we cannot assure that we will be able to sell the imported products or that the products will be commercially viable because of these increased tariff costs.

     The Nuclear Regulatory Commission ("NRC") has authority to regulate importation and exports of deuterium containing chemicals whose ratio of deuterium atoms to hydrogen atoms exceed 1:5,000. At present, the deuterium containing compounds that we import do not require any special licenses or importation authorization. However, there can be no assurances that the NRC will continue these policies. The NRC regulates exports of deuterium containing chemicals under general license. We will not be able to ship these chemicals to certain countries that require a special license for such shipments; none of these countries represent significant current or expected future markets for our anticipated and present products. In addition, certain technology or products that we have or may in the future develop, may be subject to other government controls pertaining to armaments, including the need to obtain special licenses for exports. The imposition of such controls may impair our ability to broadly market such products.

     Our facilities and employees are also required to comply with environmental and other regulations concerning the operations of and the materials we use, as well as handling and distribution of products and waste materials. Failure to ensure compliance with such federal, state, or local laws and regulations could have a material adverse effect on us.

     In addition, the manufacture, distribution and export of some of our current or potential products and technology may be subject to governmental controls pertaining to materials and technology that might have been used for military, nuclear power, or nuclear weapons purposes. These controls include, in certain cases, export license requirements or other restrictions. There can be no assurances that we will be able to obtain or maintain such licenses, or that the failure to obtain or maintain such licenses, or comply with other restrictions that might be placed on such manufacturing and exports, will not have a material adverse effect on us and our operations.

PRODUCT LIABILITY AND INSURANCE

     Our business exposes us to potentially substantial product, environmental, occupational, and other liability risks, which are inherent in product research and development, manufacturing, marketing, distribution, and use of our products and operations, including, but not limited to, products used in nuclear power plants and medical device products. We have product liability insurance in order to protect ourselves from such potential exposures. There can be no assurance that adequate insurance coverage will be available at an acceptable cost, if at all, or, a product liability or other claim would not materially and adversely affect our business or financial condition. The terms of our agreements with our customers

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

provide that liability is limited to our standard warranty to replace non-conforming product, and liability for consequential damages caused by the improper use of our products is limited by contractual terms. Nevertheless, one or more third parties could bring action against us based on product liability, breach of warranty, or other claims, and, there can be no assurance that the foregoing contract clauses would effectively limit our liability in any such actions.

EMPLOYEES

     As of January 1, 2001, we had 30 full and part-time employees, of whom eight have Ph.D.s in scientific or engineering disciplines. Approximately eleven employees are involved in research and product development, five in manufacturing and sourcing, and fourteen in business development and administration, but such employees' responsibilities may also encompass areas other than their primary area of responsibility. We consider our relations with our employees to be good. None of our employees are covered by a collective bargaining agreement.

PROPERTIES

     We relocated our headquarters to Golden, Colorado in December 1998, and now share facilities with our wholly-owned subsidiary, Interpro. Prior to our sale of our Intepro subsidiary, we shared space with Interpro, which leases approximately 41,000 square feet of office, research, and production facilities. The lease expires in June 2002. As a result of our sale of Interpro to a management group, we have entered into a cooperation agreement with Interpro, which allows us to continue to use a portion of Interpro's facility (and which allows Interpro to continue to use the infrastructure improvements we had installed) for a total cost to us of approximately $2,500 per month through December 31, 2001. Interpro continues to sub-let space and facilities to contract research, development, and materials processing entities.

     We lease 1,750 square feet for an administrative sales office in Columbia, Maryland that expires December 1, 2003. Chemotrade leases office space in Dusseldorf and Leipzig, Germany. IUT leases production and administration facilities in Berlin, Germany.

LEGAL PROCEEDINGS

     We are not subject to any pending or, to our knowledge, threatened, legal proceedings except litigation we instituted against International Isotopes, Inc. in the United States District Court for the District of Colorado for the collection of approximately $280,000 we believe it owes us for product we have sold to and delivered to International Isotopes, Inc. This litigation is in the preliminary stages and we have only recently received the answer filed by International Isotopes, Inc. in which it denied all of our material allegations and contested the jurisdiction of the Colorado court.

     We are also in a dispute-resolution process with Eagle-Picher in which we claim that Eagle-Picher has breached agreements with us by its failure to make a $500,000 payment due us November 30, 2000, failure to deliver 200 kilograms of silicon-28 by December 31, 2000, improperly exercised a warrant to purchase our common stock that Eagle-Picher held, and has taken other actions which have resulted in

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significant damages to Isonics. Eagle-Picher had denied our claims and had denied any liability to us; on January 30, 2001, Eagle-Picher has made a claim that Isonics had breached a warranty made in the Asset Purchase Agreement regarding certain aspects of the depleted zinc market. Isonics has denied Eagle-Picher's allegations. Although the parties have engaged in several discussions and mediation in an attempt to resolve the matter, a resolution appears unlikely. It is now likely that this matter will proceed to arbitration in accordance with the dispute resolution provisions in our agreements with Eagle-Picher.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

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

                                   MANAGEMENT

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of all the Directors and Executive Officers of Isonics, and the positions held by each such person as of February 21, 2001. Each of the directors holds office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. (This does not include Dr. Robert H. Cuttriss, formerly an executive officer of Isonics who resigned, effective January 31, 2001, in connection with our sale of our Interpro subsidiary to a management group headed by Dr. Cuttriss on February 1, 2001.) Each officer serves at the discretion of the Board.

NAME                         AGE   POSITION
----                         ---   --------
James E. Alexander            52   President, Chief Executive Officer and Chairman of the Board
Boris Rubizhevsky             50   Senior Vice President, Vice Chairman and Director
Daniel J. Grady               46   Vice President, Life Sciences
Stephen J. Burden             52   Vice President, Semiconductor Materials
Brantley J. Halstead          43   Chief Financial Officer, Vice President, Finance
Herbert Hegener               53   Managing Director of Chemotrade
Lindsay A. Gardner (1)(2)     49   Director
Richard Parker (1)(2)         57   Director
Larry J. Wells (1)(2)         58   Director


-------------------

(1)  Member of the Compensation Committee.

(2)  Member of the Audit Committee.


     Mr. Alexander is our co-founder and has served as our President, Chief Executive Officer and a director since our inception. He has worked full-time for Isonics since January 1994. From June 1972 to December 1993, he worked in a variety of technology positions at General Electric Corporation ("GE") in the aircraft engine and nuclear power businesses, where his last position was Manager of Technology Programs. Mr. Alexander received his Bachelors degree in Metallurgical Engineering from the University of Cincinnati and performed graduate work in materials science there. He earned a Masters degree in Business Administration from Santa Clara University.

     Mr. Rubizhevsky is also a co-founder of Isonics and has been a Senior Vice President and a director since inception and became Vice Chairman in March 1997. From November 1986 through December 1994, he owned and operated SAR Marketing, a consulting firm providing business advice and services to large multinational corporations. From June 1977 to May 1986, Mr. Rubizhevsky worked at

General Electric Corporation as Business Development Manager in various international locations. He received his Bachelors degree in Engineering from Stevens Institute of Technology.

     Dr. Grady joined us as Vice President, Medical, Research and Diagnostics in 1995. From March 1994 through September 1995, Dr. Grady was Vice President of Research and Development at Sopha Medical Systems, a medical diagnostic imaging equipment manufacturer. From April 1991 until March 1994, he served as Marketing Manager, Nuclear Energy for General Electric Corporation ("GE"). From May 1988 through March 1991, Dr. Grady served as Software Engineer Manager, Nuclear Medicine for GE in England. From October 1984 through May 1988, he served as Clinical Applications Manager for GE Nuclear Medicine. Between June 1981 and October 1984, he served as Engineering Analysis Section Head for TRW. Dr. Grady received his Bachelors and Masters degrees, and Ph.D. in Nuclear Engineering from the University of Michigan.

     Dr. Burden joined us in 1997 as Director of Research & Development and was promoted to Vice President, Semiconductor Materials effective January 1, 1999. Prior to joining Isonics, Dr. Burden was Director of Product Development at sp3, Inc., a manufacturer of diamond-coated tools. From 1984 to 1993, he was Manager of Advanced Materials R&D at GTE Valenite, a subsidiary of GTE Corporation, a manufacturer of cutting tools. From 1974 to 1984, Dr. Burden was employed by General Electric Corporation in various capacities. Dr. Burden received his Ph.D., and Masters of Science degrees, in Materials Science and Engineering, from Drexel University, and his Bachelors degree in Science Engineering from Northwestern University. Dr. Burden also has an MBA from the University of Michigan.

     Mr. Halstead joined us as Chief Financial Officer in 1999 and was promoted to Vice President, Finance effective January 30, 2000. Most recently, Mr. Halstead was Chief Financial Officer of Bio- Medical Automation, Inc. (formerly OZO Diversified Automation, Inc.), from 1997 through 1999. Mr. Halstead also has nine years of management consulting experience, including five years with Deloitte & Touche LLP. Prior to earning his Masters of Business Administration in Finance from the University of Denver, Mr. Halstead worked as a metallurgical engineer. Mr. Halstead received his Bachelors degree in Metallurgical Engineering from the Colorado School of Mines, and his Masters of Accountancy from the University of Denver.

     Mr. Hegener is a co-founder of Chemotrade and has served as the President since its formation in 1991. From 1988 to 1991, Mr. Hegener was with Medgenix Deutschland GmbH-Dusseldorf, Germany, and his last position with this firm was Managing Director. From 1973 to 1988, Mr. Hegener worked at the Hempel Group, Dusseldorf, Germany, in various management positions. Mr. Hegener is a specialist in stable and radioactive isotopes. He has degrees in Chemistry and Economics.

     Ms. Gardner was elected a director in September 1993. Ms. Gardner has served from 1991 through the present as President of LG Associates, a U.S.-based, management consulting firm providing materials management expertise to foreign company affiliates of U.S. companies in developing countries. During her tenure at LG Associates Ms. Gardner resided in Moscow, Russia from September 1991 to January 1994, when she moved to Beijing, China. As of April 2000, Ms. Gardner resides in Cincinnati, Ohio. From 1977 to 1991, Ms. Gardner worked for General Electric Corporation in a variety of management and functional positions including international marketing, quality assurance, and materials management. Ms. Gardner received a Bachelors degree in International Economics from The George

Washington University Elliott School of International Affairs, and earned a Masters of Business Administration from the University of Louisville.

     Mr. Parker has served as a director since August 1998. Mr. Parker is presently Vice-President of Distribution Sales for Cypress Semiconductor and has held that position since December 1997. Previously, Mr. Parker was Director of Sales for Cypress from April 1984 to December 1997. Prior to joining Cypress, he held various sales and marketing management positions at Fairchild Semiconductor from 1973 to 1984. He received a Bachelors degree in Education from the University of North Dakota.

     Mr. Wells was elected a director of Isonics in January 2000. Since 1989, Mr. Wells has been a general partner of SVP Management Company, the management company for Sundance Venture Partners, L.P., a venture capital fund. From 1983 to 1989, Mr. Wells served as Vice President of Citicorp Venture Capital then became Senior Vice President of Inco Venture Capital. Mr. Wells is a director of Cellegy Pharmaceuticals, Identix, Inc., as well as several privately held companies. Mr. Wells received his Bachelors degree in Economics and earned a masters degree in Business Administration from Stanford University. Mr. Wells was previously a director of Isonics from September 1996 through December 1998.

     There are no significant employees who are not also directors or executive officers as described above. As of April 30, 2000, and subsequently, there were and are no family relationships among the officers, directors or any person chosen by the Company to become a director or officer. No arrangement exists between any of the above officers and directors pursuant to which any one of those persons was elected to such office or position.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the our Common Stock as of February 21, 2001, by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by us to be beneficial owners of more than five percent of our Common Stock.

                                                      BENEFICIAL OWNERSHIP
BENEFICIAL OWNER                                        NUMBER OF SHARES     PERCENT OF TOTAL
----------------                                      ---------------------  ----------------
James E. Alexander (1)                                      2,043,779              22.7%
Boris Rubizhevsky (2)                                       1,842,916              20.4%
Stephen J. Burden (3)                                         289,880               3.1%
Daniel J. Grady (4)                                           243,309               2.6%
Brantley J. Halstead (5)                                      141,000               1.5%
Herbert Hegener (6)                                            80,644               0.9%
Lindsay Gardner (7)                                           299,761               3.3%
Richard Parker (8)                                             50,000               0.6%
Larry Wells (9)                                               117,241               1.3%
All executive officers and directors as a group             5,108,530              52.3%
  (9 persons).  The address for all of the above
  directors and executives officers is:
  5906 McIntyre Street, Golden, CO 80403
Richard Grossman (10)                                       1,948,927              21.6%
Anfel Trading (11)                                            687,902               7.4%
Eagle-Picher Technologies, LLC (12)                                 0               0.0%


(1) Includes (i) 25,000 shares of Common Stock underlying options which are currently exercisable, (ii) 45,455 shares of Common Stock held in the name of The James & Carol Alexander Family Foundation, and (iii) 500,000 shares held by wife Carol, (iv) 4,000 shares held by son Benjamin Alexander, and
     (v) 4,000 shares held by son Jonathan Alexander.

(2) Includes (i) 1,538,263 shares of Common Stock held jointly with Mr. Rubizhevsky's wife, (ii) 22,500 shares of Common Stock underlying options which are currently exercisable, and (iii) 35,456 shares of Common Stock underlying 35,456 warrants to purchase Common Stock of Isonics, (iv) 33,333 shares of Common Stock held by wife Nancy Eiden Rubizhevsky, (v) 16,000 shares of Common Stock held by son Zachary Rubizhevsky, and (vi) 16,000 shares of Common Stock held by son Ryan Rubizhevsky.

(3) Includes 192,887 shares of Common Stock underlying options of which 138,596 have vested as of February 21, 2001, and which are currently exercisable.

(4) Includes 222,965 shares of Common Stock subject to stock options that are currently exercisable.

(5) Includes 125,000 shares of Common Stock underlying options of which 85,000 have vested as of February 21, 2000, and which are currently exercisable.

(6) Includes 35,000 shares of Common Stock underlying warrants, which are currently exercisable.

(7) Includes 50,000 shares of Common Stock underlying stock options, which are currently exercisable.

(8) Includes 50,000 shares of Common Stock underlying stock options, which are currently exercisable.

(9) Includes 40,000 shares of Common Stock underlying stock options, which are currently exercisable. Also includes 77,241 shares owned by Daystar Partners, L.P. of which an affiliate owned by Mr. Wells is general partner, and in which Mr. Wells owns a 9.9% equity interest.

(10) Includes beneficial ownership of the following shares: (i) 41,274 shares of Common Stock underlying 20,000 shares of Series A Preferred Stock and 21,274 warrants owned of record and beneficially by Richard Grossman, (ii) 41,274 shares of Common Stock underlying 20,000 shares of Series A Preferred Stock and 21,274 warrants owned of record and beneficially by Orin Hirschman (of which shares Mr. Grossman disclaims beneficial ownership), (iii) 1,141,916 shares of Common Stock underlying 553,334 shares of Series A Preferred Stock and 588,582 warrants owned of record and beneficially by Adam Smith Investment Partners, L.P., (iv) 233,887 shares of Common Stock underlying 113,334 shares of Series A Preferred Stock and 120,553 warrants owned of record and beneficially by Adam Smith Investments, Ltd., and (v) 531,850 shares of Common Stock underlying 531,850 warrants owned of record and beneficially by Adam Smith & Company, Inc., all as set forth on the Schedule 13D filed by such persons on August 12, 1999. The business addresses of Richard Grossman and Orin Hirschman, and the principal executive offices of Adam Smith Investment Partners, L.P. and Adam Smith & Company, Inc., are located at 101 East 52nd Street, New York, New York 10022. The principal executive offices of Adam Smith Investments, Ltd. are c/o Insinger Fund Administration (BVI) Limited, Tropic Isle Building, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(11) Includes 354,568 shares of Common Stock underlying 354,568 warrants. The principal executive offices of Anfel Trading Ltd. are c/o Me. Andre Zolty, 24 Route De Malagnou, 1208 Geneva, Switzerland.

(12) We had issued 3,130,435 shares of Common Stock to Eagle-Picher as a result of its net exercise of a warrant to purchase 4,000,000 shares of our Common Stock at $3.75 per share. Subsequently we have canceled those shares because of Eagle- Picher's failure to deliver the required silicon-28 and as a result and to our knowledge, Eagle-Picher now owns no shares of our Common Stock. The principal executive offices of Eagle- Picher Technologies, LLC are located at 250 East Fifth Street, Suite 500, Cincinnati, Ohio 45202.


     The Series A Convertible Preferred Stock ("Series A Preferred Stock") consists of 1,830,000 shares issued with a liquidation preference and conversion right of $1.50 per share. Through February 21, 2001, 866,334 shares of Series A Preferred Stock have elected to convert into Common Stock. The

Series A Preferred Stock is entitled to dividends or distributions equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock then obtainable upon conversion of such Series A Preferred Stock. The Redemption Trigger Date for the Series A Preferred Stock shall be the business day immediately following the thirtieth consecutive trading day that the average closing price during such trading days (or, if no closing price is reported, the average of the bid and ask prices) of the shares of Common Stock was above $8.00 per share (which minimum price shall be proportionally adjusted for stock splits, stock dividends, reverse stock splits and any other subdivision or combination of the Common Stock). After the Redemption Date, the Company may redeem all or any part of the Series A Preferred Stock at its election at any time and from time to time. The Series A Preferred Stock is convertible into Common Stock at the option of the holder until the Company, if at all, chooses to redeem such shares on the basis of one share of Common Stock per share of Series A Preferred Stock and, until converted, each share of Series A Preferred Stock is entitled to one vote at any meeting of the shareholders of the Company.

     The Company knows of no arrangement, the operation of which may, at a subsequent date, result in change in control of the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) DISCLOSURE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires Isonics' directors, executive officers and persons who own more than ten percent of a registered class of Isonics' equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Isonics. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Isonics with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to our and written representations that no other reports were required, during the fiscal year ended April 30, 2000, and subsequently, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with exception (or in addition) to the following:

1. Mr. Rubizhevsky filed a Form 4 in February 2000, reporting a purchase that took place in July 1999. Mr. Rubizhevsky also filed a Form 4 after April 10, 2000 to report a sale of 1,000 shares made in March 2000.

2.   Mr. Parker filed a Form 3 in February 2000. He became subject to the
     Section 16(a) reporting requirements when he became a director of Isonics in August 1998.

3. Dr. Cuttriss and his affiliate, Metallurgy International, Inc., jointly filed a Form 3 in February 2000. Dr. Cuttriss became subject to the Section 16(a) reporting requirements when he became an executive officer of Isonics in May 1998. A joint filing of two Form 4s was also made in February 2000 reporting transactions that occurred in July 1999 and September 1999, which Dr. Cuttriss amended in May 2000. Dr. Cuttriss and Metallurgy International are no longer affiliates of Isonics effective January 31, 2001.

4.   Mr. Halstead filed a Form 3 in February 2000. He became subject to the
     Section 16(a) reporting requirements when he became an executive officer of Isonics in March 1999.

5.   Dr. Burden filed a Form 3 in February 2000. He became subject to the
     Section 16(a) reporting requirements when he became an executive officer of Isonics in January 1999. Dr. Burden also filed a Form 4 in February 2000 reporting a purchase that took place in July 1999. Dr. Burden filed a Form 4 after April 10, 2000, reporting an exercise of warrants that occurred in March 2000.

6. Mr. Herbert Hegener filed a Form 3 in February 2000. He became subject to the Section 16(a) reporting requirements when he became an executive officer of Isonics' subsidiary, Chemotrade, Inc., in June 1998. Mr. Hegener filed a Form 4 in February 2000, reporting a warrant acquired in June 1999. Mr. Hegener also filed Forms 4 in August 2000 reporting sales that took place in May, June, and July of 2000.

7. Eagle-Picher Technologies, LLC became subject to the Section 16(a) reporting requirements when it became a greater than 10% beneficial owner in December 1999. Eagle Picher filed a Form 3 in March 2000. Eagle-Picher exercised warrants in March 2000 but, to our knowledge has not yet filed a Form 4 reporting the exercise; Eagle-Picher has also not yet filed an amendment to its Schedule 13D reporting this exercise. In February 2001 Isonics cancelled the shares (and we had previously canceled the warrant) and we have notified Eagle-Picher of the cancellation. Eagle-Picher has not filed any report with the Securities and Exchange Commission regarding the cancellation of the shares.

8. Mr. Paul J. Catuna, Jr., a former executive officer of Isonics, was subject to the reporting requirements of Section 16(a) of the 1934 Act during the course of his employment. Mr. Catuna has filed a Form 4 in February 2000, reporting a stock bonus received in January 1999. Mr. Catuna is no longer subject to the reporting requirement of Section 16(a).

9. Mr. Wells filed a Form 4 after April 10, 2000, reporting that an affiliated entity exercised warrants in March 2000.

10. Ms. Gardner filed a Form 4 in May 2000, reporting the exercise of warrants in March 2000.

11. Mr. Alexander filed a Form 4 after July 10, 2000, reporting a sale of 536,000 shares in June 2000.


     In addition to the foregoing, several directors and executive officers filed Form 4s in February 2000, which voluntarily reported the acquisition of certain Common Stock options that are exempt from the reporting requirements pursuant to Rule 16b-3.

(a) Mr. Alexander voluntarily filed three Form 4s in February 2000, reporting transactions that took place in January, April, and December of 1999. The Board of Directors approved the January and April transactions in minutes effective October 31, 1999.

(b) Mr. Rubizhevsky voluntarily filed two Form 4s in February 2000, reporting transactions that took place in January and April 1999. The Board of Directors approved the January and April transactions in minutes effective October 31, 1999.

(c) Ms. Gardner voluntarily filed one Form 4 in February 2000, reporting transactions that took place in May and October 1998.

(d) Mr. Parker voluntarily filed a Form 4 in February 2000, reporting transactions that occurred in October 1998.

(e) Mr. Halstead voluntarily filed two Form 4s in February 2000, reporting transactions that took place in April 1999 and in January 2000. The Board of Directors approved these transactions in minutes effective October 31, 1999, and January 30, 2000.

(f) Dr. Burden voluntarily filed one Form 4 in February 2000, reporting a transaction that took place in April 1999. The Board of Directors approved this transaction in minutes effective October 31, 1999.

(g) Dr. Grady voluntarily filed two Form 4s in February 2000, reporting transactions that took place in January and April 1999, and were approved by the Board of Directors in minutes effective October 31, 1999.

SHORT-SWING LIABILITY

     On behalf of Metallurgy International, Inc., an affiliate of Dr. Cuttriss, but without authorization from Dr. Cuttriss or Isonics, a broker-dealer sold and purchased shares in July and September 1999, respectively. With authorization from Dr. Cuttriss and Isonics, Metallurgy International, Inc. sold additional shares in February and March 2000. As a result, Isonics raised the concern that Dr. Cuttriss may have obtained a short-swing profit which Dr. Cuttriss satisfied, subject to further review after consultation with his personal counsel. Isonics has received an opinion of counsel, which reached the conclusion that "a court would likely not impose liability on [Dr.] Cuttriss for the unauthorized July 1999 and September 1999 transactions under Section 16(b) of the Securities Exchange Act of 1934." Dr. Cuttriss is no longer an affiliate of Isonics and, therefore, is no longer subject to the reporting requirements of
Section 16(a), effective January 31, 2001.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding compensation awarded, paid to, or earned by the chief executive officer and the other principal officers of Isonics for the three years ended April 30, 1998, 1999, and 2000. No other person who is currently an executive officer of Isonics earned salary and bonus compensation exceeding $100,000 during any of those years. This includes all compensation paid to each by Isonics and any subsidiary.

                                                                                  LONG-TERM
                                         ANNUAL COMPENSATION                 COMPENSATION AWARDS
                                   --------------------------------      ---------------------------
                                                                           AWARDS                        PAYOUT
                                                                         -----------                     ------
                                                                                          SECURITIES
                                                                             ($)          UNDERLYING
NAME AND PRINCIPAL      FISCAL       ($)       ($)           ($)          RESTRICTED       OPTIONS &      LTIP       ALL OTHER
POSITION                 YEAR      SALARY     BONUS        OTHER(a)        AWARDS           SARS (#)     PAYOUT    COMPENSATION
------------------      ------     ------     -----        --------       ----------      ----------     ------    ------------
James E. Alexander       1998      204,870         0        60,553(g)           0                0           0           0
President & CEO          1999      200,000    50,000        35,016(g)           0           25,000(k)        0           0
                         2000      212,000   172,549(e)     39,280(h)           0                0           0           0

Boris Rubizhevsky        1998      176,975         0        25,946(g)           0                 0          0           0
Senior Vice President    1999      184,100    45,000        25,404(g)           0            22,500(l)       0           0
                         2000      191,000   147,670(f)     28,185(i)           0                 0          0           0

Daniel J. Grady          1998      125,603         0             0              0                 0          0           0
Vice President           1999      127,188    16,000             0              0            15,625(m)       0           0
                         2000      125,000    10,271        23,833(j)           0                 0          0           0

Stephen J. Burden,       1998        N/A       N/A          N/A               N/A             N/A           N/A         N/A
Vice President (b)       1999            0         0             0              0           121,458(n)       0           0
                         2000      125,000         0        23,452              0                 0          0           0

Robert H. Cuttriss       1998        N/A       N/A           N/A              N/A             N/A           N/A         N/A
President of             1999       92,872    80,000             0              0            20,000(o)       0           0
Interpro (c)             2000      104,815         0         3,144              0                 0          0           0

Brantley J. Halstead,    1998        N/A       N/A           N/A              N/A             N/A           N/A         N/A
Vice President (d)       1999       22,182         0             0              0           116,000(p)       0           0
                         2000      102,000    16,000         3,870              0            25,000(q)       0           0


-------------------

(a) Excludes other compensation, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of such named Executive Officers' annual compensation.

(b)  Dr. Burden became an officer of Isonics effective January 1999.

(c) Interpro was acquired effective April 30, 1998. Prior to May 1, 1998, Dr. Cuttriss was not an

     Isonics employee. The bonus paid to Dr. Cuttriss in fiscal year 1999 was for back pay accrued prior to the acquisition of Interpro by Isonics. Effective February 1, 2001, Dr. Cuttriss is no longer an executive officer of Isonics.

(d) Mr. Halstead became an officer of Isonics in February 1999, upon his joining the Company as Chief Financial Officer. Mr. Halstead was promoted to Vice President, Finance in January 2000.

(e) Mr. Alexander's amount includes $133,451 for forgiveness of a loan owed to the Company, and $39,098 to pay applicable payroll taxes on a stock bonus granted in January 1999. Please see "CORPORATE LOANS TO OFFICERS."

(f) Mr. Rubizhevsky's amount includes $113,598 for forgiveness of a loan owed to the Company, and $29,072 to pay applicable taxes on stock bonus granted in January 1999, and a $5,000 additional cash bonus. Please see "CORPORATE LOANS TO OFFICERS."

(g) Mr. Alexander's amounts represent $35,016 for interest and taxes payable as a result of a loan in fiscal year 1999, and $60,553 for interest and taxes payable as a result of a loan in fiscal year 1998. Mr. Rubizhevsky's amounts represent $25,404 for interest and taxes payable as a result of a loan in fiscal year 1999, and $25,946 for interest and taxes payable as a result of a loan in fiscal year 1998.

(h) Mr. Alexander's amount includes $26,543 for accrued vacation that was paid in December 1999, $9,487 car allowance, and $3,250 employer matching contribution to the Company's 401k plan.

(i) Mr. Rubizhevsky's amount includes $15,005 for accrued vacation that was paid in December 1999, $9,000 car allowance, and $4,180 employer matching contribution to the Company's 401k plan.

(j) Dr. Grady's amount includes $12,020 for accrued vacation that was paid in December 1999, $9,000 car allowance, and $2,813 employer matching contribution to the Company's 401k plan.

(k) Options to purchase 25,000 shares of Common Stock were granted in April 1999, as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004.

(l) Options to purchase 22,500 shares of Common Stock were granted in April 1999, as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004.

(m) Options to purchase 15,625 shares of Common Stock were granted in April 1999, as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004.

(n) Options to purchase 100,000 shares of Common Stock were granted in January 1999 as consideration for Dr. Burden's promotion to vice president in January 1999, with an exercise price of $1.10 per share (of which 50,000 have vested as of August 30, 2000, and continue to vest at a rate of 5%, or 5,000, per quarter). Options to purchase 21,458 shares of Common Stock were granted in April 1999 as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004.

(o) Options granted in May 1998 in connection with the acquisition of Interpro by Isonics are currently exercisable at $2.00 per share and expire May 1, 2003.

(p) Options to purchase 100,000 shares of Common Stock were granted in February 1999, as consideration for Mr. Halstead joining the Company as Chief Financial Officer, with an exercise price of $2.5625 per share (of which 55,000 have vested as of December 31, 2000, and continue to vest at a rate of 5%, or 5,000, per quarter). Options to purchase 16,000 shares of Common Stock were granted in April 1999, as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004. Mr. Halstead exercised these options in October 2000 for cash.

(q) Options to purchase 25,000 shares of Common Stock were granted in January 2000, as consideration for Mr. Halstead's promotion to Vice President in January 2000, with an exercise price of $7.3125 per share.


     In October 1996, we adopted an employee benefit plan under Internal Revenue Code Section 401(k). The 401(k) plan is a profit sharing plan under which both employees and Isonics are entitled (at their own discretion) to contribute a portion of compensation and earnings, respectively, to investment funds to supplement employee retirement benefits. On November 1, 1999, the Isonics Corporation 401(k) plan was merged with the Interpro 401(k) plan.

     We do not have written plans to pay bonuses or deferred compensation to our employees except those expressly stated in the following sections.

     We have adopted medical, dental, and life insurance plans for our employees and their dependents at our cost. In some cases, we also provide discretionary disability and other insurance plans for the benefit of our employees.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
AGREEMENTS

     In September 1997, we entered into employment agreements with James E. Alexander and Boris Rubizhevsky. The agreements have a term of four years and provide for annual salaries of $200,000 and $180,000, respectively, although either Isonics or the individuals may terminate these agreements prematurely in their discretion. By resolution of the Board made on January 30, 2000, both Mr. Alexander and Mr. Rubizhevsky received salary increases commencing February 1, 2000, equal to 20% of their current salary, $240,000, and $216,000, respectively. The salary increases were granted in recognition of their performance for Isonics and the fact that neither Mr. Alexander nor Mr. Rubizhevsky had received salary increases in approximately two and one-half years. Under the agreements, each officer is entitled to receive incentive compensation up to 50% of the officer's annual salary, as we approve, pursuant to such executive compensation plan as we may approve. The agreements provide that upon a termination of employment other than for cause (as defined in the agreements), the officer is entitled to severance compensation of eighteen (18) months of his salary, paid at the same time as salary payments, 25% of the officer's annual prevailing salary, paid upon termination, and in addition all outstanding stock options held by the officer will be accelerated and will become exercisable in full and our right of repurchase will terminate with respect to such shares. The agreements provide for similar accelerated vesting of outstanding stock options upon a change in control of Isonics.

     We have also entered into employment agreements with Dr. Daniel J. Grady and Dr. Stephen J. Burden. The agreements have an indefinite term and provides for at-will employment, terminable at any time by either party. The agreements provide for a rate of annual compensation, which we will review annually. Under each agreement, Dr. Grady and Dr. Burden are entitled to participate in our standard plans and policies. The agreements also include confidentiality and invention assignment provisions. Additionally, Mr. Herbert Hegener is covered by an employment agreement extending through September 2001. Dr. Cuttriss and Isonics agreed to a cancellation of his previous employment agreement (which extended through September 2003) in connection with our sale of our Interpro subsidiary to a management group that included him.

     Mr. Brantley J. Halstead was hired as Chief Financial Officer in February 1999. Mr. Halstead has entered into an employment agreement with us. The agreement has an indefinite term and provides for at- will employment, terminable at any time by either party. The agreement provided for an initial rate of annual compensation of $96,000, and annual reviews. Under the agreement, Mr. Halstead is entitled to participate in our standard plans and policies. The agreement also includes confidentiality and invention assignment provisions. Mr. Halstead received a raise to $120,000, effective February 1, 2000.

STOCK OPTIONS AND OPTION PLANS

     We grant options to executive officers, employees, and consultants under the following plans (collectively the "Plans"):

     (a) 1996 Stock Option Plan which has been terminated, but as to which, there are options outstanding.

     (b) 1996 Executives' Equity Incentive Plan (the "Executives' Plan") authorized the grant of options to purchase 225,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 570,000 shares. The options granted may be either incentive stock options, if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and the shareholders in October 1996. In October 2000, our shareholders approved increasing the number of stock options available to 1,000,000, an increase of 430,000 stock options. The directors approved this increase in August 2000.

     (c) 1996 Equity Incentive Plan (the "Employees' Plan") authorized the grant of options to purchase 50,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 150,000 shares. The options granted may be either incentive stock options, if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and the shareholders in October 1996. In October 2000, our shareholders approved increasing the number of stock options available to 500,000, an increase of

          350,000 stock options. The directors approved this increase in August 2000.

     (d) 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") authorized employee purchase of up to 200,000 shares of Isonics Common Stock. The directors approved this plan in August 1998, and the shareholders in October 1998.

     As of February 21, 2001, options to purchase a total of 329,583 shares, 279,500 shares, and 358,769 shares respectively, were outstanding under the Executives' Plan, Employees' Plan, and 1996 Stock Option Plan, and options to purchase 619,417, 177,362, and 0 shares, respectively, remained available for grant. Our shareholders were asked to approve an increase in the number of shares of Common Stock issuable under the Employees' Plan to 500,000 and under the Executives' Plan to 1,000,000. These increases were approved by our shareholders at the annual meeting held October 11, 2000. The number of options issuable under the two plans was increased by 350,000, in the Employees' Plan, and 430,000, in the Executives' Plan.

     Except for the Director's Plan, we have not adopted any other stock option or stock appreciation rights plan. SEE "COMPENSATION OF DIRECTORS."

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following options were granted to executive officers named in the compensation table during the fiscal year ended April 30, 2000. We did not grant any stock appreciation rights to any person during fiscal year 2000, or subsequently. There were no exercises of options or SARs by executive officers named in the compensation table during the fiscal year ended April 30, 2000. We have not granted any stock options to executives named in the compensation table in fiscal 2001.

                                            PERCENT OF
                             NUMBER OF         TOTAL
                            SECURITIES      OPTIONS/SARS
                            UNDERLYING       GRANTED TO         EXERCISE
NAME AND PRINCIPAL         OPTIONS/SARS     EMPLOYEES IN         PRICE
POSITION                    GRANTED (#)     FISCAL YEAR          ($/SH)       EXPIRATION DATE
------------------         -------------    -------------       --------      ---------------
James E. Alexander                 0            0.0%                N/A            N/A
President & CEO
Boris Rubizhevsky                  0            0.0%                N/A            N/A
Senior Vice President
Daniel J. Grady                    0            0.0%                N/A            N/A
Vice President
Stephen J. Burden                  0            0.0%                N/A            N/A
Vice President (a)
Brantley J. Halstead          25,000           28.7%               $7.3125         January 2005
Vice President


-------------------

(a) Does not include 33,333 warrants obtained in a private transaction completed in July 1999, and exercised in March 2000.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     No officer exercised employee stock options during the fiscal year ended April 30, 2000. Mr. Halstead exercised 16,000 stock options for cash in October 2000. These stock options were granted in April 1999, and approved by the board of directors in October 1999.

     The following table sets forth information regarding the year- end value of options being held by the Chief Executive Officer and the other such named officers and persons on April 30, 2000.

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                     SHARES                          OPTIONS/SARS AT                OPTIONS/SARS AT
                                   ACQUIRED ON       VALUE            APRIL 30, 2000                 APRIL 30, 2000
NAME AND PRINCIPAL POSITION        EXERCISE (#)     REALIZED     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
---------------------------        ------------     --------     -------------------------     -------------------------
James E. Alexander                      0              0              25,000/0                      $53,125.00/$0
President & CEO (a)

Boris Rubizhevsky                       0              0              22,500/0                      $47,812.50/$0
Senior Vice President (a)(b)

Daniel J. Grady                         0              0             222,965/0                     $651,851.78/$0
Vice President (a)

Stephen J. Burden                       0              0              78,599/114,288               $166,991/$257,822
Vice President (c)

Robert H. Cuttriss                      0              0              20,000/0                      $31,350/$0
President of Interpro (d)

Brantley J. Halstead                    0              0              86,000/55,000                $321,125/$140,938
Vice President


-------------------

(a) Does not include 45,455 shares of Common Stock awarded to Mr. Alexander, 36,364 shares of Common Stock awarded to Mr. Rubizhevsky, and 14,545 shares of Common Stock awarded to Dr. Grady in January 1999. These were stock grants and not grants of stock options.

(b) Does not include 33,333 warrants obtained in a private transaction completed in July 1999.

(c) Does not include 33,333 warrants obtained in a private transaction completed in July 1999, and exercised in March 2000.

(d) Dr. Cuttriss is no longer an executive officer of Isonics as a result of our sale of our Interpro subsidiary to a management group including him as of February 1, 2001. Dr. Cuttriss resigned effective January 31, 2001.

LONG TERM INCENTIVE COMPENSATION PLANS, AND DEFINED BENEFIT AND ACTUARIAL PLANS

     Isonics has no long term incentive compensation plans, defined benefit plans, or actuarial plans.

COMPENSATION OF DIRECTORS

     The directors of Isonics were not compensated for their services during fiscal year 1999, or subsequently during calendar year 1999. However, each director was reimbursed for travel and related expenses associated with Board of Directors' meetings. In January 2000, it was agreed to compensate non-employee directors $2,000.00 for attending Board of Directors' meetings in person, and $500.00 for attending Board of Directors' meetings telephonically beginning January 1, 2000.

     The 1998 Directors' Plan (the "Directors' Plan") authorized each person serving as a member of the Board who is not an employee of Isonics to receive options to purchase 20,000 shares of Isonics Common Stock when such person accepts his position as a Director and to receive an additional option to purchase 10,000 shares when such person is re-elected as a Director provided such person is not an employee of Isonics. The exercise price for the options is the Fair Market Value (as defined in the Executives' Plan) on the date such person becomes a director and the options are exercisable for five years from such date. The options granted under the Directors' plan vest immediately upon the date of the grant. In the event a Director resigns or is not re-elected to the Board, failure to exercise the options in three months results in the options' termination prior to the expiration of their term. Although the Directors adopted the plan in 1998, the Board formalized the plan by resolution in January 2000.

     Under the Directors' Plan the following individuals have been granted options through January 1, 2001:

(a) On May 21, 1998, Lindsay Gardner received 20,000 options exercisable at $2.3750 per share through May 21, 2003.

(b) On August 1, 1998, Richard Parker received 20,000 options exercisable at $1.6563 per share through August 1, 2003.

(c) On October 5, 1998, as a result of their re-election to the Board of Directors, Ms. Gardner and Mr. Parker each received options to acquire an additional 10,000 shares exercisable at $1.1875 per share through October 5, 2003.

(d) On January 30, 2000, Larry J. Wells received 20,000 options exercisable at $7.3125 per share through January 29, 2005.

(e) On April 26, 2000, following their re-election as directors at our annual meeting of shareholders, we granted options to purchase 10,000 shares to each of Ms. Gardner and Messrs. Parker and Wells. These options are exercisable at $6.1250 per share through April 26, 2005.

(f) On October 11, 2000, following their re-election as directors at our annual meeting of shareholders, we granted options to purchase 10,000 shares to each of Ms. Gardner and Messrs. Parker and Wells. These options are exercisable at $2.1875 per share through October 10, 2005.

     As of February 21, 2001, options to purchase a total of 140,000 shares were outstanding under the Directors Plan. We do not have any other arrangements pursuant to which we compensate the Directors for acting in their capacities as such.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets out information regarding transactions between officers, directors, and significant shareholders of the Company during the most recent two fiscal years and during the subsequent fiscal year.

SALE OF INTERPRO SUBSIDIARY

     Effective February 1, 2001, we sold our wholly-owned International Process Research Corporation subsidiary, to a limited liability company, Interpro Zinc LLC, in a management buy-out. Robert H. Cuttriss, Ph.D. (formerly an executive officer of Isonics) is the manager of Interpro Zinc LLC and a 25% owner. James
E. Alexander (president, chief executive officer, and a director of Isonics) and Boris I. Rubizhevsky (senior vice president and a director of Isonics) are also 25% owners of Interpro Zinc and participated in the purchase of our Interpro subsidiary. Mr. Alexander and Mr. Rubizhevsky advised our board that they do not intend to participate actively in Interpro Zinc's activities.

     As a part of the transaction, Interpro Zinc assumed approximately $700,000 in liabilities associated with the operations of the Interpro subsidiary and agreed to indemnify us against any contingent liabilities related to the Interpro site in Golden. Isonics also transferred patent rights and other intellectual property related to the recovery of zinc. As a part of the transaction, Isonics acquired a 25% interest in Interpro Zinc. The disinterested directors of Isonics approved the transaction after receiving advice from management not participating in the transaction, as well as independent consultants, and believes that the transaction was fair and reasonable to, and in the best interests of, Isonics and our shareholders.

CORPORATE LOANS TO OFFICERS

     During the fiscal years ended April 30, 1998, 1999, and 2000, we had loans outstanding to two officers. The funds had been advanced to the officers to allow them to exercise options prior to our Initial Public Offering. The options were exercised in September 1996, in part, to allow us to establish a pool of shares available for future awards pursuant to the Plans in amounts that comply with the guidelines established by certain state blue-sky authorities. Interest was charged on these loans at a rate of 6.6% per annum. In minutes effective October 31, 1999, and January 30, 2000, the Board of Directors agreed to forgive a portion of the current interest and principal due and to accept Isonics Common Stock, owned by the officers, in payment of the remaining balance owed. The amount owed by Mr. Alexander, that was forgiven by the Board of Directors, in October 1999, was $74,038.54. The amount owed by Mr. Rubizhevsky, that was forgiven by the Board of Directors, in October 1999, was $60,534.23. In both cases the amount forgiven was treated as bonus compensation to Mr. Alexander and Mr. Rubizhevsky. Mr. Alexander and Mr. Rubizhevsky surrendered 30,437 shares of Isonics Common Stock each, to pay off $175,012.33 in accumulated interest and principal ($10,012.33 in interest and $165,000.00 in principal each). These loans were partially repaid in December 1999, and the balances were paid in full in January 2000, and, as of April 30, 2000, and subsequently, we had no loans receivable outstanding with our officers or employees. Please refer to the following schedule.

                                       JAMES E. ALEXANDER         BORIS RUBIZHEVSKY
                                        PRESIDENT & CEO         SENIOR VICE PRESIDENT
                                       ------------------       ---------------------
Balance as of May 1, 1997                 $198,570.46                $167,570.46
FY 1998 Borrowings (a)                      86,662.35                  59,812.86
FY 1998 Repayments (a)                      53,207.42                   4,040.88
                                          -----------                -----------
Balance as of April 30, 1998              $232,025.39                $223,342.44
FY 1999 Borrowings (a)                       8,360.78                   3,750.51
FY 1999 Repayments (a)                       4,025.79                   3,767.73
                                          -----------                -----------
Balance as of April 30, 1999              $236,360.38                $223,325.22
FY 2000 Borrowings (a)                       7,690.49                   7,221.34
FY 2000 Repayments (a)                     244,050.87                 230,546.56
                                          -----------                -----------
Balance as of April 30, 2000                    $0.00                      $0.00
FY 2001 Borrowings (a)                           0.00                       0.00
FY 2001 Repayments (a)                           0.00                       0.00
                                          -----------                -----------
Balance as of January 31, 2001                  $0.00                      $0.00


-------------------

(a)  Includes interest accrued and paid. Amounts are aggregated.


CORPORATE LOANS FROM OFFICERS AND EMPLOYEES

     On occasion during the fiscal years ended April 30, 1998, 1999 and 2000, officers, directors, and employees of Isonics loaned Isonics funds. The following schedule summarizes these borrowing and repayments.



                                   BALANCE AS OF      FY 1998        FY 1998        BALANCE AS OF
NAME AND PRINCIPAL POSITION         MAY 1, 1997    BORROWINGS (a)  REPAYMENTS (a)   APRIL 30, 1998
---------------------------        -------------   --------------  --------------   --------------
James E. Alexander                      $0.00        $25,000.00      $25,000.00           $0.00
President & CEO

Boris Rubizhevsky                       $0.00             $0.00           $0.00           $0.00
Senior Vice President

Daniel J. Grady                         $0.00        $15,600.00      $15,600.00           $0.00
Vice President

Stephen J. Burden                       $0.00        $86,821.92      $86,821.92           $0.00
Vice President (b)

Lindsay Gardner                         $0.00       $122,880.28     $122,880.28           $0.00
Director (c)

Jacques J. Delente (d)            $150,000.00        $13,020.55     $163,020.55           $0.00


-------------------

(a) Includes interest accrued and paid through April 30, 1998. Amounts are aggregated.

(b) Dr. Burden was also granted warrants exercisable for 40,951 shares of Common Stock issued in connection with a private placement (the "Placement I") of 12% nonconvertible promissory notes and warrants to purchase Isonics Common Stock in September 1997.

(c) Ms. Gardner was also granted warrants exercisable for 91,001 shares of Common Stock issued in connection with Placement I of 12% nonconvertible promissory notes and warrants to purchase Isonics Common Stock in September 1997.

(d) Dr. Delente was also granted warrants exercisable for 122,853 shares of Common Stock issued in connection with Placement I of 12% nonconvertible promissory notes and warrants to purchase Isonics Common Stock in September 1997.

NAME AND PRINCIPAL            BALANCE AS OF          FY 1999              FY 1999           BALANCE AS OF
POSITION                       MAY 1, 1998        BORROWINGS (a)       REPAYMENTS (a)       APRIL 30, 1999
------------------            --------------      --------------       --------------       --------------
James E. Alexander                 $0.00                $0.00               $0.00                  $0.00
President & CEO

Boris Rubizhevsky                  $0.00           $44,290.20               $0.00             $44,290.20
Senior Vice President

Daniel J. Grady                    $0.00           $47,100.00          $47,100.00                  $0.00
Vice President

Stephen J. Burden                  $0.00                $0.00               $0.00                  $0.00
Vice President

Lindsay Gardner                    $0.00                $0.00               $0.00                  $0.00
Director

Jacques J. Delente                 $0.00           $93,000.00          $48,000.00             $45,000.00


-------------------

(a) Includes interest accrued and paid through April 30, 1999. Amounts are aggregated.

NAME AND PRINCIPAL            BALANCE AS OF           FY 2000               FY 2000           BALANCE AS OF
POSITION                       MAY 1, 1999         BORROWINGS (a)        REPAYMENTS (a)       APRIL 30, 2000
------------------            --------------       --------------        --------------       --------------
James E. Alexander            $        0.00         $        0.00         $        0.00         $   0.00
President & CEO

Boris Rubizhevsky             $   44,290.20         $    8,858.04         $   53,214.24         $   0.00
Senior Vice President (b)

Daniel J. Grady               $        0.00         $        0.00         $        0.00         $   0.00
Vice President

Stephen J. Burden             $        0.00         $   57,500.00         $   57,500.00         $   0.00
Vice President (c)

Lindsay Gardner               $        0.00         $        0.00         $        0.00         $   0.00
Director


Jacques J. Delente            $   45,000.00         $   13,500.00         $   58,500.00         $   0.00


-------------------

(a) Includes interest accrued and paid through April 30, 2000. Amounts are aggregated.

(b) Mr. Rubizhevsky's note to Isonics was converted into 66,666 shares of Common Stock underlying 33,333 shares of Series A Convertible Preferred Stock and 33,333 warrants issued in connection with a second private placement (the "Placement II") of Series A Convertible Preferred Stock and warrants to purchase Isonics Common Stock on July 30, 1999.

(c) Dr. Burden's note to Isonics was converted into 66,666 shares of Common Stock underlying 33,333 shares of Series A Convertible Preferred Stock and 33,333 warrants issued in connection with Placement II on July 30, 1999.

     Mr. Hegener had a loan payable to him from Isonics in the amount of $438,314 resulting from the 1998 purchase of Chemotrade by Isonics. Isonics issued to Mr. Hegener 35,000 warrants to purchase Common Stock at $3.00 per share through June 30, 2004, to compensate him for a late loan payment.

ISONICS' CAPITAL STOCK

     Our authorized capital stock consists of 20,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of February 16, 2001, there were outstanding 12,091,723 shares of Common Stock and 963,666 shares of Series A Convertible Preferred Stock. As of February 16, 2001, there were also outstanding options issued pursuant to our employee benefit plans to purchase a total of 1,107,852 shares, and warrants to purchase a total of 4,635,095 shares of Common Stock. The aforementioned number of outstanding shares of Common Stock includes 3,130,435 shares issued to Eagle- Picher pursuant to an exercise of a warrant to purchase 4,000,000. We have advised Eagle-Picher that these shares have been canceled effective February 20, 2001, since Eagle-Picher failed to deliver 200 kilograms of silicon-28 meeting certain specifications to us by December 31, 2000. As of February 21, 2001, we have 8,961,288 shares of Common Stock outstanding. (SEE "SALE OF DEPLETED ZINC BUSINESS.")

     Furthermore, if the bid price for our Common Stock does not maintain an average bid price of at least $2.00 per share following the date of this Prospectus, we may be obligated to issue up to an additional 112,500 shares of Common Stock and 225,000 Class B Warrants.

     As described above, we also have 963,666 shares of Series A Convertible Preferred Stock outstanding, options outstanding of 1,107,852, and warrants outstanding of 4,635,095 (this includes 675,000 restricted Class B Warrants.) Additionally, we have reserved Common Stock shares as follows: 1,485,000 upon the possible conversion of Class C warrants (none of which are currently outstanding), 796,779 shares reserved for our Employee Stock Option Plans, and 172,063 shares of Common Stock reserved for our Employee Stock Purchase Plan. The total of these outstanding shares of Common Stock, equity instruments convertible and exercisable into Common Stock, and reserved shares of Common Stock is 18,121,743, which leaves only 1,878,257 shares of our Common Stock remaining authorized, unissued, and unreserved. Our board of directors does not believe that this total of authorized, unissued, and unreserved shares is adequate to implement our long-term business strategies. Therefore, the board of directors intends to propose a substantial increase in our authorized capital for consideration by our shareholders at our next shareholders' meeting tentatively scheduled for either September or October 2001.

     However, there can be no assurance that we will be able to obtain approval of an increase in our authorized capitalization from our shareholders at the meeting when held. Until then, and thereafter, if the shareholders do not approve the increase we are potentially liable for our inability to issue all shares as committed. We do not believe that the lack of authorized capital will impact the ability of any person to exercise the Class B Warrants or the Class C Warrants.

COMMON STOCK

     Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine.

     Each shareholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders.

     Cumulative voting for the election of directors is specifically authorized by the Bylaws. Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The votes may be cast for one or more candidates. Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply.

     The Bylaws provide that so long as we are a "listed company" as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. At the present time, we are not a "listed company" as defined in California law, and therefore cumulative voting will continue to apply in connection with the election of directors.

     The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of Isonics, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding Preferred Stock, are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time. Each outstanding share of Common Stock is fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by California law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders. The Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of Isonics.

     We have issued 1,830,000 shares of our Series A Convertible Preferred Stock. This Preferred Stock may be converted to common shares of Isonics stock at a fixed conversion price of $1.50 per share, which would result in the exchange of one share of Common Stock for each share of Series A Convertible Preferred Stock. This conversion ratio is subject to dilution adjustments. The Series A Convertible Preferred Stock is entitled to receive dividends on a share-for-share basis with the shares of Common Stock except in the case of a "Silicon Isotope Transaction" as defined in the Certificate of Determination that was filed with the California Secretary of State to create the Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock is entitled to a liquidation preference of $1.50 per share.

CLASS A REDEEMABLE WARRANTS

     Class A Redeemable Warrants, ("Class A Warrants,") to purchase Common Stock were issued in September 1997, and are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. The following is a brief summary of certain provisions of the Warrants.

     We issued Class A Warrants to purchase an aggregate of 810,000 shares of Common Stock. We have also reserved 810,000 shares for issuance upon exercise of the Class A Warrants (890,000 shares if the holder exercises outstanding Underwriters' Warrants to purchase 80,000 shares of our common stock and 80,000 Class A Warrants for $9.57 per warrant). Each Class A Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.80, subject to adjustment, through September 21, 2001. After expiration, the Class A Warrants will be void and of no value.

     We may redeem the Class A Warrants at a price of $0.10 per Warrant on not less than 30 days' prior written notice if the average of the last reported bid and asked prices of the Common Stock (if the Common Stock is then traded in the over-the-counter market) or the last reported sale price of the Common Stock (if the Common Stock is then traded on a national securities exchange or the Nasdaq National Market or SmallCap Market) has been at least $14.50 per share (subject to adjustment) for at least 20 consecutive trading days ending within three days prior to the date on which notice of redemption is given.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise, on the occurrence of certain events, such as stock dividends, stock splits and recapitalizations. We are not required to issue fractional shares. In lieu of the issuance of such fractional shares, we will pay cash to such holders of the Warrants. In computing the cash payable to such holders, a share of Common Stock will be valued at its price immediately prior to the close of business on the expiration date. The holder of a Warrant will not possess any rights as a shareholder of Isonics unless such shareholder exercises such Warrant.

CLASS B REDEEMABLE WARRANTS AND CLASS C REDEEMABLE WARRANTS

     On December 13, 2000, we issued 675,000 restricted Class B Warrants. As of February 21, 2001, no Class B Redeemable Warrants, ("Class B Warrants,") have yet been issued as a result of the exchange offer. However, up to 810,000 additional Class B Warrants will be issued to holders of our Class A Warrants who accept the exchange offer (890,000 additional Class B Warrants if the holders exercise the outstanding Underwriters' Warrants and then participate in the exchange offer, which we believe to be unlikely). Additionally, we have an obligation to issue up to an additional 225,000 Class B Warrants to the Selling Shareholders if the average bid price for our Common Stock during the thirty
(30) days after the date of this prospectus is less than $2.00 per share. The total of Class B Warrants that could be issued is 1,710,000.

     No Class C Redeemable Warrants, ("Class C Warrants,") have yet been issued, but they will be issued to persons who exercise their Class A Warrants prior to the expiration of the exchange offer, or who exercise their Class B Warrants prior to their expiration. The Class B Warrants (810,000 only those that would be issued as a result of Class A Warrants being exchanged) and the Class C Warrants (810,000 only that would be issued upon either the exercise of Class A Warrants or upon the exercise of Class B Warrants received upon the exchange of Class A Warrants) have been registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. The additional 675,000 restricted Class B Warrants, and Class C Warrants that would be issued upon the exercise of these restricted Class B Warrants, and the contingent 225,000 Class B Warrants are registered by this prospectus.

     The Class B Warrants and the Class C Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise, on the occurrence of certain events, such as stock dividends, stock splits, and recapitalizations. We are not required to issue fractional shares. In lieu of the issuance of such fractional shares, we will pay cash to such holders of the Warrants. In computing the cash payable to such holders, a share of Common Stock will be valued at its price immediately prior to the close of business on the expiration date. The holder of a Warrant will not possess any rights as a shareholder of Isonics unless such shareholder exercises such Warrant.

     The material terms and conditions of the Class B Warrants and the Class C Warrants are summarized above. SEE "THE EXCHANGE OFFER."

UNDERWRITERS' WARRANTS

     Upon the completion of our initial public offering in September 1997, we issued warrants to purchase 80,000 units to our underwriter. The Underwriters' Warrants are exercisable at $9.57 per Unit and expire on September 1, 2002. If any of the Underwriters' Warrants are exercised, the holder will receive one share of our Common Stock and one Class A Warrant for each Underwriters' Warrant properly exercised. If issued upon exercise of the Underwriters' Warrant, the Class A Warrant will be subject to the Exchange Offer (which expires on April 30, 2001) and to the other terms of the Class A Warrant agreement. This prospectus assumes that no Underwriters' Warrants will be exercised.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     On September 22, 1997, our Units (consisting one share of Common Stock and one Class A Warrant) started trading on the Over The Counter (OTC) Bulletin Board under the symbol ISONU. In October 1997, we unbundled the Units and the Common Stock and Class A Warrants commenced trading on the OTC Bulletin Board under the symbols ISON and ISONW, respectively. Although the Class B Warrants (symbol "ISONX") and the Class C Warrants ("ISONY") are also eligible for trading, no Class C Warrants have been issued and only 675,000 restricted Class B Warrants have been issued which are not eligible for trading; consequently, no market has developed for either the Class B Warrant or the Class C Warrant.

     The following table sets forth the high and low bid prices for the Common Stock (quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions) from May 1, 1998 through July 12, 2000 as reported by OTC Bulletin Board, and beginning July 13, 2000, by the Nasdaq SmallCap Market.

                                QUARTER ENDED
                                JULY 31, 2000     OCT. 31, 2000      JAN. 31, 2001   APR. 30, 2001
                                -------------     -------------      -------------   -------------
Common Stock (ISON)
   High                             7.0625            4.0000             2.6250          $ 1.6250
   Low                              3.3750            1.4375             1.0625          $ 1.3750


-------------------

*    through February 21, 2001

                                QUARTER ENDED
                                JULY 31, 1999     OCT. 31, 1999      JAN. 31, 2000   APR. 30, 2000
                                -------------     -------------      -------------   -------------
Common Stock (ISON)
   High                             3.6250            2.1250            10.5000             17.9375
   Low                              1.8750            0.8750             1.2500              5.5625


                                QUARTER ENDED
                                JULY 31, 1998     OCT. 31, 1998      JAN. 31, 1999   APR. 30, 1999
                                -------------     -------------      -------------   -------------
Common Stock (ISON)
   High                             2.7188            1.9063             2.0000              3.5625
   Low                              1.6563            1.0313             0.7813              1.4375

     As of February 21, 2001, there were approximately 740 holders of record of our Common Stock. This does not include an indeterminate number of persons who hold our Common Stock in brokerage accounts and otherwise in "street name."

     We have never declared or paid a cash dividend on our Common Stock. We presently intend to retain our earnings to fund development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Additionally, the certificate of designation for the Series A Convertible Preferred Stock contains restrictions on our ability to pay dividends to holders of our Common Stock.

SHARES AVAILABLE FOR FUTURE SALE

     The market price of our Common Stock could drop if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. A drop in the market price could adversely affect holders of the stock and could also harm our ability to raise additional capital by selling equity securities. The securities that may be sold from time to time under this prospectus represent a market overhang.

     As of February 21, 2001, we had outstanding options and warrants for the purchase of up to approximately 5,742,947 shares of Common Stock at an average price of $3.22 per share, representing approximately 30.6% of our outstanding shares of Common Stock on a fully-diluted basis. Additionally, we have 963,666 shares of Series A Convertible Preferred Stock outstanding convertible to 963,666 shares of our Common Stock. The sum of these convertible securities, 6,706,613 represent 35.7% of our outstanding shares of Common Stock on a fully-diluted basis.

     The perception that these instruments may be exercised for, or converted into, Common Stock that then could be sold into the public market could adversely affect the market price of our Common Stock. In addition, we have entered into registration rights agreements with certain of our stockholders entitling them to include their shares of Common Stock in registration statements for securities filed by Isonics under the Securities Act of 1933, as amended. Effective October 10, 2000, virtually all of the Common Stock shares underlying the convertible securities outstanding at that time were registered. Awareness of the existence of these registration rights could lead to a perception that sales of the shares subject to the registration rights could occur, which could materially and adversely affect our stock price or could impair our ability to obtain capital through sales of equity securities. In addition, shares we have issued in private transactions over the past two years will become eligible for sale in the public market under SEC Rule 144.

     These shares are restricted securities as defined in Rule 144. Under that rule, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of restricted shares that does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock, or approximately 89,600 shares as of February 21, 2001; and (ii) an amount equal to the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale. The average weekly trading volume in December 2000, adjusted for days the markets were closed because of holidays, was approximately 980,000 shares. The average weekly trading volume in January 2001, adjusted for days the markets were closed because of holidays was approximately 231,000 shares.

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Articles of Incorporation of Isonics require it to indemnify its officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in the best interests of Isonics or not opposed to it. Isonics is also required to indemnify a person who is or was a director, officer, employee or agent of Isonics and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys' fees, incurred by him or her in connection with the proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Isonics under the provisions discussed in the previous paragraph, or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

EXPERTS

     The consolidated balance sheets as of April 30, 1999 and 2000, and the consolidated statements of operations, stockholders' equity, and cash flows for the years then ended have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

     Certain legal matters, have been passed upon for Isonics by Norton-Lidstone, P.C., Englewood, Colorado. Arter & Hadden, LLP, Los Angeles, California, has passed on the validity of the shares of Common Stock offered hereby under California law.

HOW TO OBTAIN ADDITIONAL INFORMATION

     We file annual and quarterly reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we have filed with the SEC in its public reference room at 450 Fifth Street N.W. Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-432-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies, including those that Isonics files electronically with the SEC.

     We also furnish Annual Reports to our shareholders that contain audited financial information.

     This prospectus is part of a registration statement we have filed with the SEC relating to this exchange offer and our Common Stock described in this prospectus. As permitted by the SEC rules, this prospectus does not contain all of the information contained in the registration, accompanying exhibits and schedules we file with the SEC. You may refer to the registration, the exhibits and schedules for more information about our Company and our Common Stock. The registration statement, exhibits, and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the Internet.

     You should rely only on the information contained or incorporated by reference in this prospectus. Isonics has not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the front cover of this prospectus.

                      ISONICS CORPORATION AND SUBSIDIARIES

Index to Consolidated Financial Statements


                                                                                PAGE
                                                                                ----
Report of Independent Certified Public Accountants                              F-2
Consolidated Financial Statements for the Years Ended April 30, 1999 and 2000
   Consolidated Balance Sheets                                                  F-3
   Consolidated Statements of Operations                                        F-4
   Consolidated Statement of Stockholders' Equity                               F-5
   Consolidated Statements of Cash Flows                                        F-6
   Notes to Consolidated Financial Statements                                   F-7
Condensed Consolidated Financial Statements for the Three and Six Months
Ended October 31, 1999 and 2000
   Condensed Consolidated Balance Sheets                                        F-22
   Condensed Consolidated Statements of Operations                              F-23
   Condensed Consolidated Statements of Cash Flows                              F-24
   Notes to Condensed Consolidated Financial Statements                         F-25


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Isonics Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Isonics Corporation and Subsidiaries as of April 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Isonics Corporation and Subsidiaries as of April 30, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

San Jose, California
June 26, 2000

                      ISONICS CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                                                APRIL 30,
                                                                                                                ---------
                                                                                                            2000         1999
                                                                                                            ----         ----
                                                 ASSETS
CURRENT ASSETS:
   Cash and cash equivalents...........................................................................   $3,385         $452
   Accounts receivable (net of allowances of $119 and $82, respectively)...............................    1,055          932
   Note receivable.....................................................................................      208           --
   Inventories.........................................................................................      266          651
   Prepaid expenses....................................................................................      209          160
   Deferred income taxes, current......................................................................      148           --
      Total current assets.............................................................................    5,271        2,195
PROPERTY AND EQUIPMENT, net............................................................................      660        1,018
GOODWILL, net..........................................................................................    3,062        3,388
NOTES RECEIVABLE FROM SHAREHOLDERS.....................................................................       17          130
DEFERRED INCOME TAXES..................................................................................      492           --
OTHER ASSETS...........................................................................................       31           75
                                                                                                          $9,533       $6,806
                                                                                                          ------       ------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term debt and line of credit................................................      $20       $1,136
   Notes payable to related parties....................................................................       --          922
   Accounts payable....................................................................................      533        1,368
   Accrued liabilities.................................................................................      591        1,036
   Income taxes payable................................................................................      373           50
      Total current liabilities........................................................................    1,517        4,512
STOCKHOLDERS' EQUITY
   Class A Preferred Stock--no par value; 10,000,000 shares authorized; shares issued and outstanding:     2,745           --
      2000--1,830,000..................................................................................
   Common stock--no par value; 20,000,000 shares authorized; shares issued and outstanding:                6,764        6,795
      2000--10,492,931; 1999--6,607,760................................................................
   Notes receivable from shareholders..................................................................       --        (469)
   Deferred compensation...............................................................................    (150)           --
   Accumulated deficit.................................................................................  (1,343)      (4,032)
      Total stockholders' equity.......................................................................    8,016        2,294
                                                                                                          $9,533       $6,806
                                                                                                          ------       ------


                 See Notes to Consolidated Financial Statements.

                      ISONICS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                              YEAR ENDED
                                                                                                               APRIL 30,
                                                                                                          -------------------
                                                                                                           2000        1999
                                                                                                          -------     -------

Net revenues...........................................................................................   $12,733     $16,998
Cost of revenues.......................................................................................    10,156      13,375

   Gross margin........................................................................................     2,577       3,623
Operating expenses:
   Selling, general and administrative.................................................................     3,698       3,643
   Research and development............................................................................     1,224       1,155
   Restructuring and office closure....................................................................        56         691

      Total operating expenses.........................................................................     4,978       5,489

Operating loss.........................................................................................   (2,401)     (1,866)
Other income (expense)
   Interest income.....................................................................................       105          36
   Interest expense....................................................................................     (321)       (575)
   Gain on sale of product line........................................................................     5,296          --
   Foreign currency gain...............................................................................        29          55
   Other...............................................................................................       110          --

      Total other income (expense), net................................................................     5,219       (484)

Income (loss) before taxes.............................................................................     2,818     (2,350)
Income tax expense.....................................................................................       129         171

NET INCOME (LOSS)......................................................................................    $2,689    $(2,521)
                                                                                                          -------    --------



NET INCOME (LOSS) PER SHARE--BASIC
   Net income (loss) per share.........................................................................     $0.40     $(0.41)
   Shares used in computing per share information......................................................     6,781       6,210
NET INCOME (LOSS) PER SHARE--DILUTED
   Net income (loss) per share.........................................................................     $0.26     $(0.41)
   Shares used in computing per share information......................................................    10,409       6,210


                 See Notes to Consolidated Financial Statements.

                         Isonics Corporation and Subsidiaries
                     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                         (In thousands, except share amounts)

                                      PREFERRED STOCK         COMMON STOCK    SHAREHOLDER
                                      ---------------         ------------       NOTES       DEFERRED      (ACCUMULATED
                                      SHARES    AMOUNT       SHARES   AMOUNT   RECEIVABLE   COMPENSATION      DEFICIT)   TOTAL
                                      ------    ------       ------   ------  -----------   ------------   ------------  -----
BALANCES, May 1, 1998.......              --       $--    5,714,250   $5,289       $(337)         $--         $(1,511)   $3,441
   Issuance of common stock               --        --      357,730      894          --           --              --       894
      for Chemotrade
      acquisition...........
   Issuance of common stock               --        --      118,182      130          --           --              --       130
      in lieu of salaries...
   Conversion of debt into                --        --      127,209      191          --           --              --       191
      common stock..........
   Exercise of stock options              --        --      290,389      147        (130)          --              --        17
      and warrants..........
   Fair value of warrants                 --        --           --      144          --           --              --       144
      issued with debt......
   Interest on notes                      --        --           --       --          (2)          --              --        (2)
      receivable from
      stockholders, net of
      repayments............
   Net loss.................              --        --           --       --          --           --          (2,521)   (2,521)

BALANCES, April 30, 1999....              --        --    6,607,760    6,795        (469)          --          (4,032)    2,294
   Issuance of preferred stock     1,830,000     2,745           --       --          --           --              --     2,745
   Exercise of stock options              --        --    3,918,986       81          --           --              --        81
      and warrants..........
   Fair value of warrants                 --        --           --      157          --          --               --       157
      issued for debt
      restructuring.........
   Fair value of stock issued             --        --       25,000      153          --        (153)              --        --
      for services as
      deferred compensation.
   Amortization of deferred               --        --           --       --          --            3              --         3
      compensation..........
   Shares issued under                    --        --       13,723       13          --           --              --        13
      Employee Stock Purchase
      Program...............
   Repayment of notes                     --        --           --       --          34           --              --        34
      receivable from
      stockholders, net of
      interest..............
   Repayment of notes                     --        --     (72,538)    (435)         435           --              --        --
      receivable and accrued
      interest with common
      stock.................
   Net income...............              --        --           --       --          --           --           2,689     2,689

BALANCES, April 30, 2000....       1,830,000    $2,745   10,492,931   $6,764         $--        $(150)        $(1,343)   $8,016


                 See Notes to Consolidated Financial Statements.

                      Isonics Corporation and Subsidiaries
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (In thousands)

                                                                                                                YEAR ENDED
                                                                                                                 APRIL 30,
                                                                                                            ---------------------
                                                                                                             2000         1999
                                                                                                            -------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)...................................................................................      $2,689     $(2,521)
   Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
      Gain on sale of depleted zinc business...........................................................      (5,296)         --
      Depreciation and amortization....................................................................         567          520
      Interest on notes receivable from shareholders...................................................         (23)         (24)
      Fair value of warrants and stock issued and amortization of deferred compensation................         160          274
      Interest recognized upon conversion of debt to equity............................................          --           64
      Deferred income taxes............................................................................        (640)          --
      Loss on disposal of property and equipment.......................................................          75          504
      Forgiveness of notes receivable due from stockholders............................................          27           --
      Changes in operating assets and liabilities:
        Accounts and notes receivable..................................................................        (146)       1,748
        Inventories....................................................................................      (1,066)         (89)
        Prepaid expenses and other assets..............................................................        (139)          68
        Accounts payable...............................................................................        (522)        (112)
        Accrued liabilities and other..................................................................        (336)         (30)
        Income taxes payable...........................................................................         323          (45)

              Net cash provided by (used in) operating activities......................................      (4,327)         357
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment.................................................................         (15)        (159)
   Proceeds from sale of depleted zinc business........................................................       6,730           --
   Purchase of Chemotrade, net of cash acquired........................................................          --         (546)

              Net cash provided by (used in) investing activities......................................       6,715         (705)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on line of credit and other borrowings.....................................................      (1,931)      (1,000)
   Proceeds from borrowings............................................................................          75          717
   Repayment of notes receivable from shareholders.....................................................          57           22
   Proceeds from issuance of preferred stock...........................................................       2,250           --
   Proceeds from issuance of common stock..............................................................          94           17

              Net cash provided by (used in) financing activities......................................         545         (244)

              NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS..........................................       2,933         (592)
Cash and cash equivalents at beginning of period.......................................................         452        1,044

Cash and cash equivalents at end of period.............................................................      $3,385         $452


                 See Notes to Consolidated Financial Statements.

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

         Isonics Corporation ("We" or the "Company") develop and market products worldwide based on isotopes for applications in the energy, medical research, diagnostic, pharmaceutical and semiconductor industries. Through one of our subsidiaries, we also provide contract research and development services.

PRINCIPALS OF CONSOLIDATION

         The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries, International Process Research Corporation ("Interpro") and Chemotrade GmbH ("Chemotrade"). All significant intercompany accounts have been eliminated in consolidation.

CASH EQUIVALENTS

         Cash equivalents include investments purchased with a maturity of less than ninety days. Cash balances held in foreign bank accounts were $151,000 at April 30, 2000.

CONCENTRATION OF CREDIT RISK

         Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. Cash equivalents are maintained with high quality institutions and are regularly monitored by management. We extend credit to our customers, most of whom are large, established companies. Credit risk is mitigated by performing ongoing credit evaluations of our customers' financial condition and we generally do not require collateral.

INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out) or market. We perform periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and record provisions to reduce such inventories to net realizable value when necessary.

PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation is computed using the straight-line method over three-to-seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

GOODWILL

         Goodwill resulted from the acquisitions of Isoserve, Inc. and Chemotrade. We evaluate goodwill for impairment by comparing the unamortized balance of goodwill to the undiscounted future cash flows of the related assets. We modify or adjust goodwill if impairment is indicated. Based upon our most recent evaluation, we believe that no impairment of goodwill exists as of April 30, 2000; however, with the sale of the depleted zinc business to Eagle-Picher on December 1, 1999, unamortized goodwill of $112,000 related to the Isoserve, Inc. acquisition was charged against the gain on the sale of the product line. The goodwill resulting from the

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Chemotrade acquisition is being amortized on a straight-line basis over twenty years.

INCOME TAXES

         We account for income taxes using an asset and liability approach for financial accounting and reporting purposes. A valuation allowance is provided when deferred tax assets are not expected to be realized.

REVENUE RECOGNITION

         Revenue from product sales is recognized upon shipment. Product returns and warranty costs have not been material in any period. Revenue from contract research and development services is recognized ratably as services are performed and costs are incurred.

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

         In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUES OF FINANCIAL INSTRUMENTS

         The fair value of cash and equivalents, trade receivables, trade payables, and debt approximates carrying value due to the short maturity of such instruments.

TRANSLATION OF FOREIGN CURRENCIES

         We conduct substantially all of our transactions in U.S. dollars, except for certain transactions of Chemotrade that are conducted in Duetsche Marks. The financial statements of Chemotrade are prepared in Duetsche Marks and remeasured into U.S. dollars for purposes of consolidation, with the U.S. dollar as the functional currency. Gains and losses from remeasurement and transaction gains and losses are included in the statement of operations.

ACCOUNTING FOR STOCK-BASED COMPENSATION

         We account for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. We provide additional pro forma disclosures as required under Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

NET INCOME (LOSS) PER SHARE

         Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon conversion of preferred stock (using the "if converted" method) and shares issuable upon the exercise of stock options and warrants (using the "treasury stock" method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. Contingently issued shares are included in earnings per share when the related conditions are satisfied.

         The following table reconciles the denominator used in the per share computation (in thousands):

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                   YEAR ENDED
                                                                                   ----------
                                                                                   APRIL 30,
                                                                                   ---------
                                                                                 2000     1999
                                                                                 ----     ----
Weighted average shares of common stock outstanding.....................        7,174    6,210
Less: weighted average shares contingently issued.......................        (393)       --
   Shares used for net income (loss) per share - basic..................        6,781    6,210
Dilutive effect of stock options and warrants...........................        1,850       --
Dilutive effect of convertible preferred stock..........................        1,385       --
Add back: weighted average shares contingently issued...................          393       --
   Shares used for net income (loss) per share - diluted................       10,409    6,210
                                                                              -------   ------

         A total of 3,464,047 shares issuable from the exercise of outstanding options and warrants were excluded from the calculation of loss per share in 1999, as their inclusion would have been anti-dilutive.

RECLASSIFICATIONS

         Certain reclassifications have been made to the 1999 financial statements in order to conform to the 2000 presentation.

NOTE 2--FINANCIAL STATEMENT COMPONENTS

         Inventories consist of the following (in thousands):

                                                                     APRIL 30,
                                                                     ---------
                                                                   2000    1999
                                                                   ----    ----
Finished goods                                                     $139    $420
Work in process                                                     127      --
Raw materials                                                        --     231
                                                                   $266    $651
                                                                   ----    ----

Property and equipment consists of the following (in thousands):

                                                                    APRIL 30,
                                                                    ---------
                                                                 2000      1999
                                                                 ----      ----
Office furniture and equipment                                   $174      $159
Production equipment                                              898     1,094
Leasehold improvements                                             19        19
                                                                1,091     1,272
Accumulated depreciation and amortization                       (431)     (254)
                                                                 $660    $1,018
                                                              -------   -------

Goodwill related to acquisitions consists of the following (in thousands):

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       APRIL 30,
                                                                       ---------
                                                                    2000      1999
                                                                    ----      ----
Isoserve, net of accumulated amortization of $472 and $315            $--     $157
Chemotrade, net of accumulated amortization of $323 and $154       3,062     3,231
                                                                  $3,062    $3,388
                                                                  ------    ------

         Accrued liabilities consist of the following (in thousands):

                                                                    APRIL 30,
                                                                    ---------
                                                                 2000      1999
                                                                 ----      ----
Compensation                                                      $68      $391
Interest                                                           --        68
Customer advances and deposits                                    194        97
Restructuring costs                                                47        61
Other                                                             282       419
                                                                 $591    $1,036
                                                              -------   -------

Supplemental disclosure of non-cash investing and financing activities (in thousands):

                                                                             APRIL 30,
                                                                             ---------
                                                                          2000        1999
                                                                          ----        ----
Stock issued for note receivable...................................       $--         $130
                                                                        -----        -----
Conversion of trade payables into debt.............................      $243          $95
                                                                        -----        -----
Conversion of liabilities and debt into preferred stock............      $495          $--
                                                                        -----        -----
Retirement of common stock to pay shareholder notes receivable.....      $435          $--
                                                                        -----        -----


Purchase of Chemotrade
   Cash paid.......................................................       $--         $546
   Cash acquired...................................................        --          309
   Stock issued to seller..........................................        --          894
   Debt issued to seller...........................................        --        1,750
   Liabilities assumed.............................................        --        1,598
   Goodwill........................................................        --      (3,385)
   Assets acquired.................................................       $--       $1,712
                                                                     --------    --------

Supplemental disclosures of cash flow information (in thousands):

                                                                              APRIL 30,
                                                                              ---------
                                                                            2000    1999
                                                                            ----    ----
Cash paid during the period for:
   Interest                                                                 $388    $475
   Income taxes                                                              433     227

NOTE 3--ACQUISITIONS

         On July 21, 1998, we acquired all of the outstanding shares of Chemotrade and a subsidiary, which was owned by two shareholders. Chemotrade is engaged in the distribution, development, and manufacturing of stable

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and radioisotopes. The purchase was effective June 1, 1998, the date control was transferred, and our financial statements include the results of Chemotrade's operations from June 1, 1998. Pro forma results of operations for 1999 have not been presented as the pro forma amounts would not have been materially different than those reported.

         The consideration paid upon closing consisted of $546,000 cash, 357,730 restricted shares of common stock with a fair market value of $894,000, and two notes. The first note of $924,000 (DM 1,663,000) bore interest at 2% per month and was paid in August 1998, and the second note of $812,000 (DM 1,500,000) bore interest at 10% per year and was paid by December 1999. Transaction costs were $125,000. Imputed interest from the effective date of the acquisition totaled $28,000.

         The purchase agreement provides for the selling shareholders to receive additional consideration in the event pretax earnings of $467,000 (DM 1,000,000) are achieved for the year ending April 30, 2001. The maximum additional consideration that can be earned is $234,000 (DM 500,000). Any additional consideration will be recorded as additional goodwill.

NOTE 4--SALE OF DEPLETED ZINC BUSINESS

         On December 1, 1999, we sold our depleted zinc business to Eagle-Picher Technologies, LLC ("Eagle-Picher") for $8,230,000, including $1,500,000 to be paid over a period of three years. We received cash of approximately $6,730,000 from Eagle-Picher at the closing, of which approximately $1,150,000 was used to pay certain accrued liabilities and debt. Upon completion of the sale, we recognized a net gain on the sale amounting to $5,088,000. Eagle-Picher's obligation to pay the final $1,500,000 is subject to the performance of our former depleted zinc supplier under the terms of a supply agreement that was transferred to Eagle-Picher in the sale. We are recognizing the $1,500,000 on a straight-line basis as our former supplier performs. As a result, we have recognized additional gain of $208,000 through April 30, 2000, which is reported as a note receivable at April 30, 2000.

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5--INCOME TAXES

Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                                     APRIL 30,
                                                                     ---------
                                                                  2000       1999
                                                                  ----       ----
Deferred tax assets
   Accruals and expenses deductible in future periods           $1,609     $1,269
   Net operating loss carryforwards                                 --        435
      Total deferred tax assets                                  1,609      1,704
   Valuation allowance                                           (376)    (1,178)
                                                                 1,233        526
Deferred tax liabilities
   Amortization and depreciation                                 (593)      (526)

                                                                  $640         $--
                                                               -------     -------

         Income tax expense (benefit) consists of the following (in thousands):

                                                                     APRIL 30,
                                                                     ---------
                                                                   2000    1999
                                                                   ----    ----
Current
   Federal                                                         $640     $--
   State                                                             98      --
   Foreign                                                           31     171
                                                                    769     171
Deferred
   Federal                                                        (640)      --
   State                                                             --      --
                                                                  (640)      --
                                                                   $129    $171
                                                                  -----   -----

A reconciliation of our effective tax rate to the federal statutory tax rate of 34% follows (in thousands):

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                      APRIL 30,
                                                                      ---------
                                                                   2000      1999
                                                                   ----      ----
Expected tax (benefit) at federal statutory rate                   $958     $(799)
State taxes net of federal benefit                                   98      (104)
Foreign income taxed at different rates                             (77)       26
Non-deductible expenses......................................        67        84
Utilization of previously unrecognized net operating loss          (115)       --
  and tax credit carryforwards
Change in valuation allowance                                      (802)    1,097
Other                                                                 --     (133)
                                                                   $129      $171
                                                                 -------    -------

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6--DEBT AND LINE OF CREDIT

         At April 30, 1999, we had amounts owing to our primary lender, along with other secured and unsecured debt, amounting to $1,136,000. We also had borrowings amounting to $922,000 payable to related parties. We repaid all of these borrowings, except for certain term debt with an outstanding balance of $20,000 at April 30, 2000, with the proceeds from the sale of our depleted zinc business. We currently have no lending facilities with any financial institutions, except for an unsecured line of credit available to Chemotrade in the amount of DM 400,000 ($187,000). At April 30, 2000, there are no borrowings outstanding under this line of credit.

NOTE 7--STOCKHOLDERS' EQUITY

COMMON STOCK

         On September 22, 1997, we completed an initial public offering of 810,000 units, each unit consisting of one share of common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase one share of common stock at $5.80 per share, exercisable until September 21, 2001. We may redeem the warrants at a price of $0.10 per warrant if the closing price of our common stock is at least $14.50 per share for 20 consecutive trading days.

         In connection with the offering, we granted the underwriter warrants to purchase up to 160,000 shares of common stock at a weighted average exercise price of $7.77. The warrants granted to the underwriter are exercisable at anytime until September 1, 2002.

PREFERRED STOCK

         On July 29, 1999, we completed a private placement financing to accredited investors and certain creditors valued in total at approximately $2,745,000. We issued 1,830,000 units, each consisting of one share of Series A Convertible Preferred Stock and one warrant. We received $2,250,000 in cash proceeds and converted $425,000 of long-term debt in connection with the private placement. Each share of the Series A Convertible Preferred Stock is convertible into one share of our Common Stock. The liquidation preference for the Series A Convertible Preferred Stock is $1.50 per share, amounting to a total liquidation preference of $2,745,000 at April 30, 2000. Each warrant allows the investor to purchase one share of Isonics Common Stock for $3.75 through July 29, 2002. We granted certain registration rights to the holders of the shares of common stock underlying the Class A Convertible Preferred Stock and the warrants.

         In addition to converting $425,000 of existing debt into equity as part of the private placement we:

         - Issued 500,000 warrants to purchase shares of our Common Stock to an investment banker as a commission on this placement. The warrants are exercisable at $3.75 per share through July 29, 2002.

         - Issued 46,667 units in satisfaction of all current and future obligations under the Isoserve royalty agreement.

         - Extended the payment due date for the remaining balance on the Chemotrade acquisition note to July 2000, which note has been paid in full.

         - Extended the payment due date for certain unsecured promissory notes to January 2000, which notes have been paid in full.

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK OPTION AND PURCHASE PLANS



1996 STOCK OPTION PLAN

         Our 1996 Stock Option Plan authorized the grant of incentive and nonqualified stock options to our key employees, directors or consultants. The options generally expire ten years from the date of grant. In September 1997, the Board of Directors terminated the 1996 Stock Option Plan. As of April 30, 2000, there remain 488,356 options outstanding under the 1996 Stock Option Plan.

DIRECTORS' STOCK OPTION PLAN

         The 1998 Directors' Plan (the "Directors' Plan") provides that each person serving as a member of the Board, who is not an employee of Isonics, receive options to purchase 20,000 shares of Isonics Common Stock when such person accepts the position as a Director and to receive an additional option to purchase 10,000 shares when such person is re-elected as a Director provided such person is not an employee of Isonics at the time of election. The exercise price for the options is the fair market value on the date of grant and the options are exercisable for five years from such date. The options granted under the Directors' plan vest immediately. In the event a Director resigns or is not re-elected to the Board, failure to exercise the options within three months results in the options' termination. Although the Directors adopted the plan in 1998, the Board formalized the plan by resolution in January 2000.

         As of April 30, 2000, options to purchase a total of 110,000 shares were outstanding under the Directors' Plan. We do not have any other arrangements under which we compensate the Directors for acting in their capacities as Directors.

EXECUTIVE AND INCENTIVE STOCK OPTION PLANS

         In November 1996, the Board of Directors adopted the Executive and Incentive Stock Option Plans authorizing the granting of up to 570,000 and 150,000 incentive and nonqualified stock options to our key employees, directors, or consultants. Incentive stock options are granted at a price not less than fair market value, and nonqualified stock options are granted at a price not less than 85% of the fair market value. Options are exercisable when vested, typically over five years, and expire ten years after the date of grant. As of April 30, 2000, options to purchase a total of 488,408 shares were outstanding under the Executive and Incentive Stock Option Plans.

EMPLOYEE STOCK PURCHASE PLAN

         The employee stock purchase plan has reserved 200,000 shares of our common stock for sale to all permanent employees who have met minimum employment criteria. Employees who do not own 5% or more of the outstanding shares are eligible to participate through payroll deductions. At the end of each offering period, shares are purchased by the participants at 85% of the lower of the fair market value of our Common Stock at the beginning or the end of the offering period. As of April 30, 2000, 13,723 shares have been issued under the plan.

PRO FORMA DISCLOSURE OF COMPENSATION EXPENSE UNDER SFAS NO. 123

         The exercise price of options granted generally approximates the fair market value per share of our stock on the date of grant. Accordingly, no compensation cost has been recognized for grants from the plans made to employees or directors. Had compensation cost for grants to employees and directors been determined based on

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the fair value of the options at the grant dates consistent with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, our results of operations and per share amounts for the years ended April 30, 2000 and 1999, would have been changed to the pro forma amounts indicated below.



                                                                                      2000              1999
                                                                                      ----              ----
Net income (loss)
   As reported                                                                  $2,689,000       $(2,521,000)
   Pro forma                                                                     1,248,000        (3,174,000)
Income (loss) per share--diluted
   As reported                                                                       $0.26            $(0.41)
   Pro forma                                                                          0.12             (0.51)


         The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions; no expected dividends, volatility of 150%; risk-free interest rate of 6.0%; and expected lives of five (5) years. A summary of the status of our stock option plans as of April 30, 2000 and 1999, and changes during the years ending on these dates is presented below.


                                                                                                  NUMBER OF     WEIGHTED
                                                                                                     SHARES      AVERAGE
                                                                                                  ---------     EXERCISE
                                                                                                                   PRICE
                                                                                                                --------
Outstanding, May 1, 1998                                                                          1,054,809        $1.84
   Granted                                                                                          480,721        $1.71
   Exercised                                                                                       (195,830)       $0.66
   Canceled                                                                                        (343,123)       $3.35

Outstanding, April 30, 1999                                                                         996,577        $1.49
   Granted                                                                                          169,500        $6.35
   Exercised                                                                                        (21,813)       $1.16
   Canceled                                                                                         (57,500)       $1.69

Outstanding, April 30, 2000                                                                       1,086,764        $2.25
                                                                                                  ---------     --------



         The weighted average fair value of options granted during the years ended April 30, 2000 and 1999 was $5.78 and $1.56, respectively.

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7--STOCKHOLDERS' EQUITY



         The following information applies to options outstanding at April 30, 2000:


RANGE OF                                     NUMBER     WEIGHTED            NUMBER            NUMBER     WEIGHTED
EXERCISE                                OUTSTANDING      AVERAGE       OUTSTANDING       EXERCISABLE      AVERAGE
PRICE                                   -----------     EXERCISE       -----------       -----------     EXERCISE
                                                           PRICE                                            PRICE
                                                        --------                                         --------
    $0.58                                   336,927        $0.58                 6           336,927        $0.58
$1.00-- $1.44                               204,783        $1.27                 9           149,783        $1.34
$1.62-- $2.38                               208,054        $1.90                 8            91,050        $1.88
$2.56-- $3.50                               180,000        $2.98                 8           125,000        $3.16
$5.56-- $7.31                               157,000        $6.72                 5           157,000        $6.72
                                          1,086,764        $2.25                             859,760        $2.35
                                        -----------                                      -----------


NOTES RECEIVABLE FROM SHAREHOLDERS

         In fiscal 1997, two of our executive officers exercised stock options to each acquire 259,175 shares of common stock at an exercise price of $0.64 per share. In fiscal 1999, two other executive officers exercised stock options to acquire 57,603 and 138,227 shares of common stock at exercise prices of $0.87 and $0.58, respectively. In each case, we loaned the executive officer the aggregate amount representing the exercise price of the option, and the officer executed a promissory note reflecting the loan. Each executive officer pledged the purchased shares as collateral for the loan pursuant to a pledge agreement. Each loan bears interest at an annual rate equal to the minimum applicable federal rate, and interest is payable annually; principal and accrued but unpaid interest is due five years from the date of the note. Until each note has been paid in full and upon any sale of such option shares by the respective executive, a portion of the sales proceeds will be used to pay amounts owed under the note. In addition, during fiscal 1998, we loaned to each of the two executive officers related to the fiscal 1997 option exercises, pursuant to a five-year note with interest at the minimum applicable federal rate, the amount equal to the federal and state tax liability incurred by him as a result of exercising such option, and agreed to pay compensation to such officers equal to the amount of interest payable under these loans and the amount of taxes payable as a result of such compensation. At April 30, 1999, principal and interest due on the loans to acquire the common stock totaled $460,000 and $9,000, respectively, and, principal and interest on the loans to pay the federal and state tax liabilities totaled $126,000 and $4,000, respectively.

         In January 2000, the Board of Directors agreed to forgive the current interest and principal due related to the tax notes and to accept Isonics Common Stock, owned by the officers, in payment of the balances owed for the share purchase loans. The amount owed by Mr. James Alexander, our President and CEO, that was forgiven was $74,000. The amount owed by Mr. Boris Rubizhevsky, our Senior Vice President, that was forgiven was $61,000. In both cases the amount forgiven was treated as bonus compensation to Mr. Alexander and Mr. Rubizhevsky. Each officer surrendered 30,437 shares of Isonics Common Stock to pay off $175,000 of principal and accrued interest. The other two loans, executed in fiscal 1999, were paid in full: the first, in cash, in March 2000; and the second, by the surrender of 11,664 shares of our Common Stock in January 2000. As of April 30, 2000 we had no notes receivable outstanding for the acquisition of stock.

WARRANTS

         In addition to the warrants issued as part of our initial public offering, we have issued warrants in connection with debt offerings and a private placement of convertible preferred stock, and as consideration for concessions from lenders and vendors. A summary of the activity in our warrants follows:

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                  NUMBER OF     WEIGHTED
                                                                                                     SHARES      AVERAGE
                                                                                                  ---------     EXERCISE
                                                                                                                   PRICE
                                                                                                                --------
Outstanding, May 1, 1998                                                                          2,462,029        $3.81
   Warrants issued with debt                                                                         75,000         2.51
   Exercised                                                                                        (94,559)        0.18
   Expired                                                                                               --         0.00

Outstanding, April 30, 1999                                                                       2,442,470        $3.90
   Warrants issued in debt restructuring                                                             95,000         2.61
   Warrants issued in private placement of convertible preferred stock                            2,330,000         3.75
   Warrants issued for isotope supply agreement                                                   4,000,000         3.75
   Exercised                                                                                     (3,897,173)        3.55
   Forfeited, via net exercise                                                                   (1,043,650)        3.92
   Expired                                                                                               --         0.00

Outstanding, April 30, 2000                                                                       3,926,647        $4.01
                                                                                                  ---------



         In fiscal 1999 we issued two unsecured promissory notes bearing interest at prime plus 4% for $200,000 each to a vendor and an unaffiliated party. The two $200,000 notes were due in April 1999. The Company issued 50,000 warrants each to the vendor and the unaffiliated party. The fair value of these warrants, $144,000, was recorded as additional interest expense. The unaffiliated party converted its $200,000 unsecured promissory note into 133,000 shares of convertible preferred stock and 133,000 warrants as described above under "PREFERRED STOCK."

         In July 1999, we made a principal payment of $550,000 towards the amounts owing to the former Chemotrade shareholders from the acquisition of Chemotrade. At that time, we extended the due date of the balance to July 31, 2000. In consideration for the extension, we issued 70,000 warrants to the former Chemotrade shareholders, exercisable at $3.00 per warrant until June 30, 2004. We recognized a charge amounting to $157,000 representing the fair value of the warrants issued determined using the Black-Scholes option pricing model.

         In conjunction with the sale of our depleted zinc business to Eagle-Picher, we agreed that Eagle-Picher will sell to us 200 kilograms of silicon-28 in consideration for warrants to purchase 4,000,000 shares of our common stock at a purchase price of $3.75 per share, exercisable for forty-two months. Eagle-Picher exercised the warrants in March 2000 under a 'net-exercise' provision entitling Eagle-Picher to receive 3,130,435 shares of common stock. These shares are subject to a prorated reduction to the extent Eagle-Picher does not deliver the required 200 kilograms of silicon-28 in calendar 2000. Accordingly, these contingent shares are excluded from the number of shares used for calculating basic net income per share. The shares issued are subject to a registration rights agreement. Eagle-Picher claims that we should issue to them an additional 155,279 shares pursuant to the net exercise provision, but we believe their calculation is in error, and we are continuing discussions with representatives of Eagle-Picher to resolve this dispute.

         On June 13, 2000, we offered to the holders of the outstanding warrants issued in our public offering (the "Class A Warrants") the opportunity to exchange their Class A Warrants for Class B Warrants. The exercise price for the Class B Warrants, $5.80 per share, is the same as that of the Class A Warrant. If a Class B Warrant is exercised before its expiration date (September 30, 2000), we will issue one share of Common Stock and one Class C Warrant. The Class C Warrants expire June 15, 2003, are exercisable for one share of Common Stock at a price of $10.00 per share, and are redeemable if our Common Stock trades at or above $15.00 per share for any 20 of 30 consecutive trading days.

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         We have reserved shares of common stock for issuance as follows:


                                                                                                    APRIL 30,
                                                                                                         2000
                                                                                                    ---------
Exercise of stock options                                                                           1,296,543
Exercise of warrants                                                                                3,926,647
Employee stock purchase plan                                                                          186,277
Convertible preferred stock                                                                         1,830,000
                                                                                                    7,239,467
                                                                                                    ---------


NOTE 8--BUSINESS SEGMENTS AND FOREIGN OPERATIONS

         We have two operating segments: Isotope Production and Contract Research and Development. Our reportable segments are strategic business units that offer different products and services. They are managed based on the fundamental differences in their operations.

         Information by segment is set forth below (in thousands):


                                                                                                        2000        1999
                                                                                                        ----        ----
Net revenues
   Isotope Production                                                                                $11,577     $14,384
   Contract Research and Development                                                                   1,156       2,614
Operating income (loss)
   Isotope Production                                                                                $(2,070)    $(1,035)
   Contract Research and Development                                                                    (331)       (831)
Identifiable assets
   Isotope Production                                                                                 $8,711      $5,713
   Contract Research and Development                                                                     822       1,093


         A summary of our operations by geographic area is presented below (in thousands):


                                                                                                        2000        1999
                                                                                                        ----        ----
Net revenues
   United States                                                                                      $4,501      $6,817
   Germany                                                                                             8,232      10,181
Operating income (loss)
   United States                                                                                     $(2,486)    $(2,322)
   Germany                                                                                                85         456
Identifiable assets
   United States                                                                                      $8,117      $5,507
   Germany                                                                                             1,416       1,299


                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9--PROFIT SHARING PLAN

         We have a profit sharing plan qualified under section 401(k) of the Internal Revenue Code. The plan is a defined contribution plan, covering substantially all of our employees. Company contributions to the plan aggregated approximately $40,000 and $30,000 for 2000 and 1999, respectively.

NOTE 10--CONCENTRATIONS

         Two customers accounted for approximately 15% and 10% of net revenues for the year ended April 30, 2000. One of these customers accounted for 18% of accounts receivable at April 30, 2000. Two separate customers accounted for 23% and 13% of net revenues for the year ended April 30, 1999. Accounts receivable at April 30, 1999, did not include any amounts due from either of these two customers.

NOTE 11--RESTRUCTURING

         In the year ended April 30, 1999, we recorded a charge to operations amounting to $691,000 relating to a planned restructuring of our operations. This charge consisted primarily of lease termination costs of $132,000, severance pay for terminated employees of $91,000, and the write down of fixed assets of $468,000. As of April 30, 2000, we had completed the restructuring. The only costs remaining to be paid, which have been accrued, relate to the lease payments of approximately $47,000 on our former facilities in excess of the sublease income.

                     Isonics Corporation and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12--COMMITMENTS

         We rent office, production facilities, and equipment under operating leases expiring through March 2004. Rent expense for operating leases was approximately $224,000 and $202,000 for the years ended April 30, 2000 and 1999, respectively. Future minimum annual operating lease commitments are as follows (in thousands):


YEAR ENDING APRIL 30,
---------------------
        2001                                                                                             $163
        2002                                                                                               40
        2003                                                                                               16
        2004                                                                                                8
                                                                                                         $227
                                                                                                         ----



         On December 1, 1999, we signed a ten-year supply agreement with Eagle-Picher by which we will have the exclusive right to purchase quantities of isotopically pure silicon-28, silicon-29, and silicon-30, and a non-exclusive right to purchase quantities of isotopically pure carbon-12 and carbon-13 produced by Eagle-Picher from its Oklahoma-based facilities. We agreed to pay Eagle-Picher a fee equal to 3% of the net revenues from all sales made by us of products incorporating the enriched silicon isotopes supplied by Eagle-Picher. As of April 30, 2000, no royalties have accrued under this agreement.

                     Isonics Corporation and Subsidiaries
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share amounts)


                                               ASSETS
                                                                              (Unaudited)
                                                                           October 31, 2000
                                                                     -------------------------
CURRENT ASSETS:
     Cash and cash equivalents                                         $                1,082
     Accounts receivable (Net of allowance of $308)                                       637
     Notes receivable                                                                     458
     Income taxes receivable                                                              426
     Inventories                                                                          280
     Prepaid expenses and other current assets                                             90
     Deferred income taxes, current                                                        53
                                                                     -------------------------
          Total current assets                                                          3,026
                                                                     -------------------------

LONG-TERM ASSETS
     Property and equipment, net                                                          506
     Goodwill, net                                                                      2,977
     Notes receivable from shareholders
     Deferred income taxes                                                                492
     Other assets                                                                          32
                                                                     -------------------------
          Total long-term assets                                                        4,007
                                                                     -------------------------

TOTAL ASSETS                                                           $                7,033
                                                                     =========================


                                 LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                              (Unaudited)
                                                                           October 31, 2000
                                                                     -------------------------
CURRENT LIABILITIES:
     Notes payable and line of credit                                  $                   17
     Accounts payable                                                                     534
     Accrued liabilities                                                                  744
     Income taxes payable                                                                   6
                                                                     -------------------------
          Total current liabilities                                                     1,301
                                                                     -------------------------

SHAREHOLDERS' EQUITY:
     Class A Preferred Stock--no par value.  10,000,000
          shares authorized; 1,180,333 shares issued and
outstanding
                                                                                        1,770
     Common stock--no par value.  20,000,000 shares
          authorized; 11,455,826 shares issued and outstanding

                                                                                        7,999
     Deferred compensation                                                               (112)
     Accumulated deficit                                                               (3,925)
                                                                     -------------------------
          Total shareholders' equity                                                    5,732
                                                                     -------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $                7,033
                                                                     =========================

                     See notes to condensed consolidated financial statements.

                     Isonics Corporation and Subsidiaries
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands, except per share data) (Unaudited)

                                                        Three Months Ended             Six Months Ended
                                                            October 31,                   October 31,
                                                    --------------------------    --------------------------
                                                        2000          1999            2000          1999
                                                    ------------  ------------    ------------  ------------
Net revenues                                        $      1,955  $      4,460    $      3,991  $      7,544
Cost of revenues                                           1,550         3,469           3,071         5,868
                                                    ------------  ------------    ------------  ------------
          Gross margin                                       405           991             920         1,676

Operating expenses:
     Selling, general and administrative                   1,780           945           2,980         1,830
     Research and development                                412           205             716           332
     Restructuring and office closure                         --            --              --            66
                                                    ------------  ------------    ------------  ------------
          Total operating expenses                         2,192         1,150           3,696         2,228
                                                    ------------  ------------    ------------  ------------

Operating loss                                           (1,787)         (159)         (2,776)         (552)
                                                    ------------  ------------    ------------  ------------

Other income (expense):
     Foreign exchange                                       (57)           (4)              11            --
     Interest and other income                               109           121             208           162
     Interest expense                                       (10)         (101)            (26)         (225)
                                                    ------------  ------------    ------------  ------------
          Total other income (expense), net                   42            16             193          (63)
                                                    ------------  ------------    ------------  ------------
Loss before income taxes                                 (1,745)         (143)         (2,583)         (615)
Income tax expense (benefit)                                 (1)            --              --             1
                                                    ------------  ------------    ------------  ------------
NET LOSS                                            $    (1,744)  $      (143)    $    (2,583)  $       (616)
                                                    ============  ============    ============  ============


Net loss per share--basic and diluted
Net loss per share                                  $     (0.21)  $     (0.02)    $     (0.33)  $      (0.09)
Shares used in computing per share
     Information                                           8,112         6,608           7,878          6,608

          See notes to condensed consolidated financial statements.

                     Isonics Corporation and Subsidiaries
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (in thousands) (Unaudited)

                                                                                   Six Months Ended October 31,
                                                                         --------------------------------------------
                                                                                 2000                    1999
                                                                         --------------------    --------------------
Net cash (used in) operating activities                                  $            (2,495)    $            (1,385)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                                                 (21)                      --
                                                                         --------------------    --------------------
          Cash used in investing activities                              $               (21)    $                 --
                                                                         --------------------    --------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net change in line of credit                                                          --                   (298)
     Proceeds from issuance of notes payable                                               --                      75
     Repayments of notes payable                                                          (3)                   (781)
     Proceeds from issuance of common stock                                               216                      --
     Proceeds from issuance of Class A Preferred Stock                                     --                   2,250
                                                                         --------------------    --------------------
          Cash provided by financing activities                          $                213    $              1,246
                                                                         --------------------    --------------------

NET DECREASE IN CASH AND CASH
     EQUIVALENTS:                                                                     (2,303)                   (139)
     Cash and cash equivalents at beginning of period                                   3,385                     452
                                                                         --------------------    --------------------
     Cash and cash equivalents at end of period                          $              1,082    $                313
                                                                         ====================    ====================


Supplemental disclosure of cash flow information: Cash paid
     during the period for:
          Interest                                                       $                  1    $                186
                                                                         ====================    ====================
          Income taxes                                                   $                 --    $                  1
                                                                         ====================    ====================

Supplemental disclosure of noncash investing and financing activities:
          Accounts payable converted into notes payable                  $                 --    $                243
          Liabilities converted into Class A Preferred Stock                               --                     495
          Issuance of warrants in conjunction with notes payable                           --                     157
          Class A Preferred Stock converted into Common Stock                             975                      --
                                                                         ====================    ====================

          See notes to condensed consolidated financial statements.

                      ISONICS CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of Isonics Corporation and Subsidiaries (the "Company" or "Isonics") as of October 31, 2000, and for the three months and six months ended October 31, 2000, and 1999, have been prepared on the same basis as the annual audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results and cash flows for interim periods are not necessarily indicative of results for the entire year. The information included in this report should be read in conjunction with our audited financial statements and notes thereto included in our Annual Report on Form 10-KSB for the year ended April 30, 2000.

NET INCOME (LOSS) PER SHARE

Net income (loss) per share is based on the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon conversion of preferred stock (using the "if converted" method) and shares issuable upon the exercise of stock options and warrants (using the "treasury stock" method). Potentially dilutive securities are excluded from the computation of net income (loss) per share if their effect is anti-dilutive. Accordingly, as of October 31, 2000, a total of approximately 4,921,646 outstanding stock options and warrants, and 1,180,333 outstanding Class A Convertible Preferred Stock shares have been excluded from the diluted net income (loss) per share calculation, as the inclusion would be anti-dilutive. Accordingly, as of October 31, 1999, a total of approximately 5,794,047 outstanding stock options and warrants, and 1,830,000 outstanding Class A Convertible Preferred Stock shares have been excluded from the diluted net income (loss) per share calculation, as their inclusion would be anti-dilutive.

Contingently issued shares are included in the computation when the related conditions are satisfied. Accordingly, as of October 31, 2000, 3,130,435 shares of Common Stock were excluded from the net income (loss) per share calculation, as the issuance of this Common Stock is contingent upon the delivery of silicon-28 per the terms of the Eagle-Picher transaction, as described in the paragraph titled "SALE OF DEPLETED ZINC BUSINESS," under Management's Discussion and Analysis. Eagle-Picher disputes our calculation and believes we should issue to it an additional 155,279 shares of Common Stock. We believe Eagle-Picher's calculation is in error and we are continuing discussions with representatives of Eagle-Picher to resolve this matter. These disputed shares have also been excluded from the earnings per share calculation, as they have not been issued.

During the six month period ended October 31, 2000, we issued the following shares of Common Stock:

                     Isonics Corporation and Subsidiaries
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                        DESCRIPTION                                       NUMBER OF COMMON STOCK SHARES
                        -----------                                       -----------------------------
Balance as of April 30, 2000                                                       10,492,931
Exercise of options for cash                                                          185,912
Conversion of Class A Preferred Stock                                                 313,333
Issuance for services                                                                   4,000
ESPP issuances                                                                          7,484
                                                                                        -----
Balance as of July 31, 2000                                                        11,003,660
Exercise of options for cash                                                           16,500
Conversion of Class A Preferred Stock                                                 336,334
Surrender of Warrants for Common Stock                                                 99,332
                                                                                       ------
Balance as of October 31, 2000                                                     11,455,826


INVENTORIES

Inventories consist of (in thousands):


                                                                           October 31, 2000
                                                                           ----------------
Finished goods                                                         $                  156
Work in progress                                                                          124
                                                                                          ---
     Total inventories                                                 $                  280


                    ISONICS CORPORATION AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SIGNIFICANT CUSTOMERS

At October 31, 2000, four customers accounted for 56.3% of total accounts receivable. These four customers, plus a fifth customer accounted for approximately 42.6% of net revenues during the three months ended October 31, 2000. These same five customers accounted for approximately 45.4% of net revenues during the six months ended October 31, 2000. A different customer accounted for approximately 17% of net revenues during the three months ended October 31, 1999, and the same customer accounted for approximately 10% of net revenues during the six months ended October 31, 1999.

                   ISONICS CORPORATION AND SUBSIDIARIES
     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEGMENT INFORMATION (IN THOUSANDS)


                                                      Three Months Ended                        Six Months Ended
                                                          October 31,                              October 31,
                                              ------------------------------------     ------------------------------------
                                                      2000                1999                2000                1999
                                              ----------------     ---------------     ---------------     ----------------
Segment revenues:
     Isotope products                           $       1,955       $       4,076       $       3,991       $        6,827
     Contract research and development
          services and other                               --                 384                  --                  717
                                              ----------------     ---------------     ---------------     ----------------
          Total                                 $       1,955       $       4,460       $       3,991       $        7,544


                     ISONICS CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)


                                                      Three Months Ended                        Six Months Ended
                                                          October 31,                              October 31,
                                              ------------------------------------     ------------------------------------
                                                      2000                1999                2000                1999
                                              ----------------     ---------------     ---------------     ----------------
Segment operating (loss) income:
     Isotope products                           $     (1,787)       $        (28)       $     (2,776)       $        (329)
     Contract research and development
          services and other                               --               (131)                  --                (223)
                                              ---- -----------     --- -----------     --- -----------     --- ------------
          Total                                 $     (1,787)       $       (159)       $     (2,776)       $        (552)



                                                       October 31, 2000
                                              ------------------------------
Total Assets:
     Isotope products                           $                     6,190
     Contract research and development
          services and other                                            843
                                              ------------------------------
          Total                                 $                     7,033


A summary of operations by geographic area is as follows:


                                                      Three Months Ended                        Six Months Ended
                                                          October 31,                              October 31,
                                              ------------------------------------     ------------------------------------
                                                      2000                1999                2000                1999
                                              ----------------     ---------------     ---------------     ----------------
Net revenues:
     United States                              $         771       $       1,895       $       1,299       $        2,805
     Germany                                            1,184               2,565               2,692                4,739
                                              ----------------     ---------------     ---------------     ----------------
          Total                                 $       1,955       $       4,460       $       3,991       $        7,544



                                                      Three Months Ended                        Six Months Ended
                                                          October 31,                              October 31,
                                              ------------------------------------     ------------------------------------
                                                      2000                1999                2000                1999
                                              ----------------     ---------------     ---------------     ----------------
Operating (loss) income:
     United States                              $     (1,766)       $       (275)       $     (2,637)       $        (724)
     Germany                                             (21)                 116               (139)                  172
                                              ----------------     ---------------     ---------------     ----------------
          Total                                 $     (1,787)       $       (159)       $     (2,776)       $        (552)


                    ISONICS CORPORATION AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)


                                                       October 31, 2000
                                              ------------------------------
Total Assets:
     United States                              $                     5,780
     Germany                                                          1,253
                                              ------------------------------
          Total                                 $                     7,033


                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation of Isonics include a provision that eliminates to the fullest extent permitted by law the personal liability of its directors to Isonics and its shareholders for monetary damages for breach of the directors' fiduciary duties. This limitation has no effect on a director's liability

     (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,

     (ii) for acts or omissions that a director believes to be contrary to the best interests of Isonics or its shareholders or that involved the absence of good faith on the part of the director,

     (iii) for any transaction from which the director derived an improper personal benefit,

     (iv) for acts or omissions that show a reckless disregard for the director's duty to Isonics or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Isonics or its shareholders,

     (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Isonics or its shareholders,

     (vi) under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between Isonics and a director or

     (vii) under Section 316 of the California Code concerning directors liability for improper dividends, loans and guarantees.

The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to Isonics' shareholders for any violation of a director's fiduciary duty to Isonics or its shareholders.

     The Articles of Incorporation further authorize Isonics to indemnify its agents (as defined in Section 317(a) of the Code which includes directors and officers) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law. Pursuant to this provision, the Bylaws of Isonics provide for indemnification of directors and officers. The Bylaws also permit Isonics to enter into indemnity agreements with individual directors, officers, employees, and other agents. Isonics intends to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These Agreements, together with the Bylaws and Articles of Incorporation, may require Isonics, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.

     In addition to the rights to indemnification provided under California law, in the Articles of Incorporation and in the Bylaws, the 1996 Stock Option Plan provides indemnification to members of the Board of Directors, officers, or employees of Isonics to whom authority to act for the Board in connection with that Plan is delegated shall be indemnified against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in defense of any proceeding to which he or she is made a party because of any action allegedly taken or alleged failure to act in connection with the Plan, and against amounts paid in settlement (if approved by independent legal counsel), or in satisfaction of any judgment in such proceeding, unless the director, officer, or employee, as the case may be, is adjudged to have behaved in bad faith, in a grossly negligent manner, or with intentional misconduct as to duties.

     Isonics currently has directors and officers' liability insurance.

     At present, there is no pending litigation or proceeding involving a director, officer or employee of Isonics pursuant to which indemnification is sought, nor is Isonics aware of any threatened litigation that may result in claims for indemnification.

     Section 317 of the Code and the Bylaws of Isonics make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                          EXHIBIT NUMBER
--------                                          --------------
Underwriting Agreement ......................          1.01
Registrant's Certificate of Incorporation ...          3.01
Registrant's Bylaws .........................          3.02
Form of Indemnity Agreement .................         10.09

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of Common Stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee ........      $ 1,125
NASD filing fee ............................................            0
Accounting fees and expenses ...............................       13,875
Legal fees and expenses ....................................       25,000
Printing fees and expenses .................................       10,000
Blue-sky fees and expenses .................................        8,000
Transfer agent and registrar fees and expenses .............        5,000
Miscellaneous...............................................
                                                                  -------
Total ......................................................      $63,000
                                                                  =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

EMPLOYEE OFFERINGS

(a) SECURITIES SOLD. During the past three years, Isonics has issued shares of Common Stock, and options to purchase shares of Common Stock pursuant to its existing employee benefit plans. These employee benefit plans are as follows:

          1996 Stock Option Plan which has been terminated, but as to which, there are options outstanding.

          1996 Executives' Equity Incentive Plan (the "Executives' Plan") authorized the grant of options to purchase 225,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 570,000 shares. The options granted may be either incentive stock options if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and the shareholders in October 1996. The Executives' Plan was amended to increase the number of shares to 1,000,000. This increase was approved by the directors in August 2000, and the shareholders in October 2000.

          1996 Equity Incentive Plan (the "Employees' Plan") authorized the grant of options to purchase 50,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 150,000 shares The options granted may be either incentive stock options if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and the shareholders in October 1996. The Employees' Plan was amended to increase the number of shares to 500,000. This increase was approved by the directors in August 2000, and the shareholders in October 2000.

          1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") authorized employee purchase of up to 200,000 shares of Isonics Common Stock. The directors approved this plan in August 1998, and the shareholders in October 1998.

          As of February 21, 2001, options to purchase a total of 329,583 shares, 279,500 shares, and 358,769 shares respectively, were outstanding under the Executives' Plan, Employees' Plan, and 1996 Stock Option Plan, and options to purchase 619,417, 177,362, and 0 shares, respectively, remained available for grant. Our shareholders were asked to approve an increase in the number of shares of Common Stock issuable under the Employees' Plan to 500,000 and under the Executives' Plan to 1,000,000. These increases were approved by our shareholders at the annual meeting held October 11, 2000. The number of options issuable under the two plans was increased by 350,000, in the Employees' Plan, and 430,000, in the Executives' Plan.

          Isonics has also issued options and stock bonuses to its employees outside of its existing employee benefit plans.

(b)  NAMES OF PRINCIPAL UNDERWRITERS. None

(c) CONSIDERATION RECEIVED. The stock options and bonuses issued outside of Isonics' employee benefit plans were, for the most part, issued in consideration of services rendered and did not (therefore) involve the offer or sale of securities. In some cases they were issued to induce the performance of services in the future.

(d) EXEMPTION CLAIMED. Many of the securities referred to in this section were not offered or sold in a manner that constituted a "sale" of securities as that term is defined in Section 2(a)(3) of the Securities Act. Where a "sale" occurred, the transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933 or Rule 701.

(e)  NOT APPLICABLE.

(f) USE OF PROCEEDS. Where proceeds were received, the proceeds were utilized for working capital purposes.

DECEMBER 2000 UNIT ISSUANCE

(a) SECURITIES SOLD. The sale, as described below, occurred on December 13, 2000. The securities sold as units consisted of one share of Common Stock and two Class B Redeemable Common Stock Warrants. The total number of units sold were 337,500, with the possibility that up to an additional 112,500 units might be issued based on future market conditions.

(b) UNDERWRITERS AND OTHER PURCHASERS. No underwriters, agents, or placement agents participated in the private placement.

(c) PURCHASE PRICE. The Units were offered and sold to ten accredited investors for cash payments totaling $675,000 ($2.00 per unit). To the extent additional units are issued, the total price per unit will be reduced.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933 for transactions not involving a public offering and for transactions with accredited investors only.

(e) TERMS OF CONVERSION OR EXERCISE. The Class B Warrants are exercisable on the terms set forth herein.

(f)  USE OF PROCEEDS. Working capital purposes.

DECEMBER 1999 WARRANT ISSUANCE

(a) SECURITIES SOLD. The sale, as described below, occurred on December 1, 1999. The securities sold consists of one restricted warrant (A Warrant to purchase 4,000,000 shares of restricted Common Stock issued at an exercise price of $3.75 per share.

(b) UNDERWRITERS AND OTHER PURCHASERS. No underwriters, agents, or placement agents participated in the private placement.

(c) PURCHASE PRICE. The warrant was issued to a single accredited investor as consideration for the purchase of 200 kilograms of silicon-28 pursuant to an Asset Purchase Agreement executed between Isonics and Eagle-Picher Technologies, LLC, an accredited investor.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933.

(e) TERMS OF CONVERSION OR EXERCISE. Terms of conversion or exercise are as follows:

     The Warrant granted to Eagle-Picher may be exercised to purchase 4,000,000 shares of restricted Common Stock issued on a warrant- for-share basis with Isonics Common Stock (subject to dilution adjustment) for a purchase price of $3.75 per share through the expiration date, May 30, 2003. On March 15, 2000, Eagle-Picher notified us of its exercise of the Warrant pursuant to a "net exercise" provision, which resulted in Eagle-Picher acquiring 3,130,435 shares of our Common Stock. We have subsequently canceled the shares because of Eagle-Picher's failure to deliver 200 kilograms of silicon-28 to us.

     Isonics also entered into a registration rights agreement relating to the shares of Common Stock underlying the Warrant.

(f) USE OF PROCEEDS. Isonics intends to use the 200 kilograms of silicon-28 from the issuance of the Warrant for the continued development and commercialization of silicon-28 wafers for the semiconductor industry.

JULY 1999 PRIVATE PLACEMENT

(a) SECURITIES SOLD. The sale of securities, as described below, occurred on July 29, 1999. The securities sold include:

     (i) 1,830,000 shares of restricted Series A Convertible Preferred Stock, created by filing an amended certificate of determination of preferences and rights (the "Certificate of

           Determination") with the California Secretary of State; and

     (ii) 1,830,000 restricted warrants to purchase shares of restricted Common Stock issued on a warrant-for-share basis with the Series A Convertible Preferred Stock; and

     (iii) 500,000 restricted warrants issued as a fee pursuant to an investment banking agreement

(b)  UNDERWRITERS AND OTHER PURCHASERS.

     (i) No underwriters, agents, or placement agents participated in the private placement; and

     (ii) 1,500,000 Units (each Unit consisting of one share of Series A Convertible Preferred Stock and one warrant) were sold to accredited investors for cash; and

     (iii) 330,000 Units were issued to accredited investors in settlement of debt obligations; and

     (iv) 500,000 warrants were issued to a single accredited investor as compensation pursuant to an investment banking agreement.

(c) OFFERING PRICE. The Units were sold for a purchase price of $1.50 per Unit. The Units described in (b) (ii) above were sold for cash; the Units described in (b) (iii) above were issued in satisfaction of debt obligations.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933, and Rule 506 of Regulation D thereunder.

(e) TERMS OF CONVERSION OR EXERCISE. Terms of conversion or exercise are as follows:

     (i) The Series A Convertible Preferred Stock is convertible into shares of Common Stock on a share-for- share basis, subject to dilution adjustments. The Series A Convertible Preferred Stock is entitled to receive dividends on a share-for-share basis with the shares of Common Stock. The Series A Convertible Preferred Stock is entitled to a liquidation preference of $1.50 per share.

     (ii) The warrants are each exercisable to purchase a single share of Common Stock (subject to dilution adjustment) for a purchase price of $3.75 per share through the expiration date, July 29, 2002.

     (iii) Isonics also entered into a registration rights agreement relating to the shares of Common Stock underlying the Series A Convertible Preferred Stock and the warrants, by which (subject to certain conditions) Isonics is required to register the underlying Common Stock on the request of the holders of 30% or more of the "registerable securities." Isonics is not obligated to obtain effectiveness for more than two such registration statements during the term of the registration rights agreement, which expires upon the unanimous consent of the holders and Isonics. In a registration statement on Form S- 3, dated October 10, 2000, all of the shares of Common Stock underlying the Series A Convertible Preferred Stock and the warrants were registered.

(f) USE OF PROCEEDS. Isonics intends to use the cash proceeds from the sale of the Units for repayment of debt, working capital, and to finance the continued growth of operations including the continued development and commercialization of silicon-28 wafers for the semiconductor industry.

JUNE 1998 CHEMOTRADE ACQUISITION

(a)  SECURITIES SOLD. 357,730 shares of Common Stock.

(b)  NAMES OF PRINCIPAL UNDERWRITERS. None.

(c) CONSIDERATION RECEIVED. The shares issued were partial consideration for Isonics' acquisition of all of the outstanding shares of Chemotrade GmbH, 75% of the outstanding shares of Chemotrade Leipzig GmbH and 6% of the outstanding shares of IUT (collectively "Chemotrade"). All three companies are located in Germany. Chemotrade GmbH is located in Dusseldorf, Chemotrade Leipzig GmbH is located in Leipzig, and IUT is located in Berlin. Two common shareholders owned all three companies. All three companies continue to be engaged in the distribution, development and manufacture, of stable and radioactive isotopes.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Regulation S for offers and sales made to non-U.S. Persons.

(e)  NOT APPLICABLE.

(f)  USE OF PROCEEDS. Not applicable.

JUNE 1998 INTERPRO ACQUISITION

(a)  SECURITIES SOLD. 353,982 shares of Common Stock.

(b)  NAMES OF PRINCIPAL UNDERWRITERS. None.

(c) CONSIDERATION RECEIVED. The shares issued were partial consideration for Isonics' acquisition of all of the outstanding shares of International Process Research Corporation ("Interpro"), which does business as Colorado Minerals Research Institute, and which is a contract research and development, and materials processing company located in Golden, Colorado. A single corporate shareholder, Metallurgy International, Inc., a previously unaffiliated corporation principally owned by an individual who is now an executive officer of Isonics, owned Interpro.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6).

(e)  NOT APPLICABLE.

(f)  USE OF PROCEEDS. Not applicable.

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

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits Pursuant to Item 601 of Regulation S-B:

EXHIBIT
NUMBER    TITLE
-------   -----
 1.01*    Form of Underwriting Agreement. (1)

 3.01*    Registrant's Amended and Restated Articles of Incorporation. (1)

 3.02*    Registrant's Bylaws. (1)

 3.03*    Certificate of Determination of Preferences and Rights of the Series A
          Preferred Stock. (SEE EXHIBIT 10.18)

 4.01*    Specimen Common Stock Certificate. (1)

 4.02*    Form of Representatives' Warrant Agreement. (1)

 4.03*    Form of Warrant Agreement between the Registrant and Continental Stock
          Transfer & Trust Company, Monroe Parker Securities. (1)

 4.04*    Specimen Class A Warrant Certificate (1)

 4.05*    Form of Warrant Agreement between the Registrant and Continental Stock
          Transfer & Trust Company(8)

 4.06*    Specimen Class B Warrant Certificate (see exhibit 10.27)

 4.07*    Specimen Class C Warrant Certificate (see exhibit 10.27)

 4.08*    Amendment No. 1 to Warrant Agreement between the Registrant and
          Continental Stock Transfer & Trust Company (7)

 5.01+    Opinion of Arter & Hadden LLP

10.01*    Registrant's 1996 Stock Option Plan. (1)(2)

10.02* Form of Employment Agreement between the Registrant and certain officers of the Registrant. (1)(2)

10.03*    Registrant's 1996 Executives Equity Incentive Plan. (1)(2)

10.04*    Registrant's 1996 Equity Incentive Plan. (1)(2)

10.05*    Memorandum of Agreement between Electrochemical Plant, AO
          Techsnabexport, Co., Ltd. and Registrant. (1)

10.06*    Option Agreement between the Registrant and Yale University. (1)

10.07* Office Lease Agreement between Paulsen Properties and the Registrant dated as of January 1, 1996, as amended. (1)

10.08*    Letter from Yale University to Registrant dated February 10, 1996. (1)

10.09* Form of Indemnity Agreement entered into by Registrant with each of its directors and investors. (2)

10.10*    Stock Purchase Agreement, dated as of April 30, 1998, among Isonics
          Corporation, a California corporation, Metallurgy International, Inc., a Nevada corporation, and International Process Research Corporation, a Colorado corporation. (3)

10.10.1* Escrow Agreement, dated as of May 15, 1998, among Isonics Corporation, a California corporation, Metallurgy International, Inc., a Nevada corporation, Robert H. Cuttriss (as Agent), and Colorado Business
          Bank, as Escrow Agent. (3)

10.11* Registration Rights Agreement dated as of September 27, 1996 by and between Registrant and certain investors. (1)

10.12*    Employment Agreement between the Registrant and James E. Alexander.
          (1)(2)

10.13*    Employment Agreement between the Registrant and Boris Rubizhevsky.
          (1)(2)

10.14*    Security Agreement dated March 31, 1995 between Isonics and Isoserve,
          Inc. (1)

10.15     Omitted

10.16* February 1997 Agreement between the Registrant, Electrochemical Plant and AO Techsnabexport, Co., Ltd. (1)

10.17*    Letter from Yale University to Registrant dated January 28, 1997. (1)

10.18*    Certificate of Determination of Preferences and Rights of the Series A
          Preferred Stock. (4)

10.19*    Form of Subscription Agreement. (4)

10.20*    Form of Warrant. (4)

10.21*    Investment Banking Agreement. (4)

10.22*    Form of Registration Rights Agreement. (4)

10.23* Asset Purchase Agreement dated December 1, 1999 between the Registrant and Eagle-Picher Technologies, LLC. (5)

10.24*    Registration Rights Agreement dated December 1, 1999 between the
          Registrant and Eagle-Picher Technologies, LLC. (5)

10.25*    Warrant Agreement dated December 1, 1999 between the Registrant and
          Eagle-Picher Technologies, LLC. (5)

10.26*    Supply Agreement between the Registrant and Eagle-Picher Technologies,
          LLC. (6)

10.27*    Amended and Restated Warrant Agreement effective as of January 15,
          2001, between the Registrant and Continental Stock Transfer and Trust
          Company, Inc. (8)

10.28*    Stock Purchase Agreement dated February 1, 2001, by and between
          Isonics Corporation and Interpro Zinc, LLC (9)

20.01+    Form of Letter of Transmittal

23.10+    Consent of independent accountants.

23.11+    Consent of Arter & Hadden, LLP (see exhibit 5.01)

24.01+    Power of Attorney (see signature page).


-------------------

(1) Incorporated herein by reference to exhibit filed with Isonics' Registration Statement on Form SB-2 ("Registration Statement") (Commission file No. 333-13289) in which this exhibit bears the same number except exhibit 3.01, which was numbered 3.03 in that registration statement.

(2) Items that are management contracts or compensatory plans or arrangements required to be filed as exhibits pursuant to Item 13(a) of Form 10-KSB.

(3) Filed with Isonics' Current Report on Form 8-K (File No. 001- 12531), dated May 15 and filed May 27, 1998, and incorporated herein by reference.

(4) Filed with Isonics' Current Report on Form 8-K (File No. 001- 12531), dated July 29 and filed August 12, 1999, and incorporated herein by reference.

(5) Filed with Isonics' Current Report on Form 8-K (File No. 001- 12531) dated December 1, 1999, and filed December 10, 1999, and amendment thereto filed February 10, 2000, and incorporated herein by reference.

(6)  Confidential treatment obtained.

(7) Filed with Isonics' Current Report on Form 8-K (File No. 001- 12531) dated August 17, 2000, and filed August 18, 2000, and incorporated herein by reference.

(8) Filed with Isonics' registration statement on Form S-4 (File No. 333-37696) or the amendments thereto, and incorporated herein by reference.

(9) Filed with Isonics' Current Report on Form 8-K (File No. 001- 12531) dated February 1, 2001, and incorporated herein by reference.

*    Previously filed.

+    Filed herewith.

ITEM 28. UNDERTAKINGS.

The Registrant hereby undertakes the following:

     (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

     (iii) include any additional or changed material information of the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Golden, State of Colorado, on March ____, 2001.


                                       Isonics Corporation
                                       By:

                                           James E. Alexander,
                                           PRESIDENT

     In accordance with the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates stated signed this registration statement.

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears constitutes and appoints James E. Alexander and Boris I. Rubizhevsky, or either of them, as true and lawful attorneys- in-fact and agents with full power of substitution and re- substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement file herewith and any or all amendments to said Registration Statement (including post- effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney- in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

                         President, Chief Executive            March ___, 2001
--------------------     Officer, Chief Operating
James E. Alexander       Officer, and Director



                         Director                              March ___, 2001
--------------------
Boris Rubizhevsky


                         Director                              March ___, 2001
--------------------
Lindsay A. Gardner


                         Director                              March ___, 2001
--------------------
Richard L. Parker


                         Director                              March ___, 2001
--------------------
Larry J. Wells

                         Chief Financial Officer and           March ___, 2001
--------------------     Principal Accounting Officer
Brantley J. Halstead